                                                              FILED PURSUANT TO
                                                              RULE 424(b)(4)
                                                              FILE NO: 333-09033
                                                              FILE NO: 333-16281

                   $168,000,000 6.375% SENIOR NOTES DUE 2001
                   $332,000,000 6.800% SENIOR NOTES DUE 2006

                          SOUTHERN INVESTMENTS UK PLC


                               -----------------

  Southern Investments UK plc, a public limited company incorporated under the laws of England and Wales (the "Company"), is offering (the "Offering") US$168,000,000 aggregate principal amount of its 6.375% Senior Notes due 2001 (the "6.375% Notes") and US$332,000,000 aggregate principal amount of its 6.800% Senior Notes due 2006 (the "6.800% Notes" and, together with the 6.375% Notes, the "Senior Notes"). Interest on the 6.375% Notes will be payable semiannually on May 15 and November 15 of each year, commencing May 15, 1997 and interest on the 6.800% Notes will be paid semiannually on June 1 and December 1 of each year, commencing June 1, 1997. The 6.375% Notes will mature on November 15, 2001, and the 6.800% Notes will mature on December 1, 2006, all at their principal amount unless previously redeemed.

  The Senior Notes of each series will be redeemable prior to maturity only as described below. The Senior Notes of each series will be redeemable, in whole but not in part, at the principal amount thereof, plus any accrued and unpaid interest, in the event of certain tax law changes and other events requiring the payment of Additional Amounts (as defined herein). The Senior Notes of each series may also be redeemed in whole or in part at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the series of the Senior Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of the Senior Notes being redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus 10 basis points in the case of the 6.375% Notes and 15 basis points in the case of the 6.800% Notes; plus, for (i) or (ii) above, whichever is applicable, accrued interest on the Senior Notes being redeemed to the date of redemption. The Senior Notes will not be subject to any sinking fund. See "Description of the Senior Notes."

  The Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company (other than those obligations preferred by operation of law). The Senior Notes will effectively rank junior to any secured indebtedness of the Company to the extent of the assets securing such indebtedness and to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries. Substantially all of the Company's consolidated assets other than the stock of its only Significant Subsidiary (as defined herein) are currently held by the Company's subsidiaries. At September 30, 1996, the Company had unsecured and unsubordinated debt obligations in the amount of (Pounds)41.5 million (US$65.0 million) which will rank pari passu with the Senior Notes. This amount does not include approximately (Pounds)315 million (US$493 million) of debt of the Company which will be refinanced with the proceeds of this Offering. See "Use of Proceeds." At September 30, 1996, the Company had no secured debt. Also at September 30, 1996, SWEB had indebtedness of approximately (Pounds)266 million (US$416 million) outstanding to parties other than the Company. The Indenture for the Senior Notes contains no restrictions on the amount of additional indebtedness which may be incurred by the Company or its subsidiaries; however, the Indenture contains certain restrictions on the ability of the Company and its Significant Subsidiaries to incur secured indebtedness. See "Description of the Senior Notes--Covenants--Limitation on Liens."

  The 6.375% Notes and the 6.800% Notes will each be represented by a global Senior Note (each a "Global Note'" and, together the "Global Notes") in bearer form and deposited with Bankers Trust Company, as depositary (the "Book-Entry Depositary"), which will hold the Senior Notes for the benefit of The Depository Trust Company ("DTC") and its participants, including Euroclear (as defined herein) and Cedel Bank (as defined herein). The Book-Entry Depositary will issue to DTC one or more certificateless depositary interests (each a "Book-Entry Interest") which together will represent a 100% interest in the respective underlying Global Note. DTC will operate a system of dealing in the Book-Entry Interests in book-entry form. Interests in the Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except in limited circumstances, registered definitive Senior Notes will not be issued in exchange for interests in the Global Notes. Interests in the Book-Entry Interests will clear and settle in DTC's Same-Day Funds Settlement System. Interests in the Book-Entry Interests will be issued only in denominations of US$1,000 and integral multiples thereof. See "Description of the Senior Notes--Description of the Book-Entry System."

  Application has been made to list the Senior Notes on the Luxembourg Stock Exchange.

                               -----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SENIOR NOTES.

                               -----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                      Underwriting
                                          Price to   Discounts and  Proceeds to
                                         Public(1)   Commissions(2)  Company(3)
--------------------------------------------------------------------------------
Per 6.375% Note.......................    99.872%        .600%        99.272%
--------------------------------------------------------------------------------
Total.................................  $167,784,960   $1,008,000   $166,776,960
--------------------------------------------------------------------------------
Per 6.800% Note.......................    99.753%        .650%        99.103%
--------------------------------------------------------------------------------
Total.................................  $331,179,960   $2,158,000   $329,021,960

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from November 21, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $2,834,000.

                               -----------------

  The Senior Notes offered hereby are being offered by the Underwriters named herein, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Senior Notes will be made through the facilities of DTC on or about November 21, 1996.

                               -----------------

LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                                                              J.P. MORGAN & CO.
November 18, 1996

                     [MAP DEPICTING DISTRIBUTION NETWORK.]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                      ENFORCEABILITY OF CIVIL LIABILITIES

  The Company is a public limited company incorporated under the laws of England and Wales. Several of the directors and executive officers of the Company (and certain experts named in this Prospectus) are citizens or residents of the United Kingdom (the "UK"). All or a substantial portion of the assets of such persons and substantially all the assets of the Company are located outside the United States of America (the "US"). As a result, it may not be possible for investors to effect service of process within the US upon such persons or the Company or to enforce against them judgments of US courts predicated upon civil liabilities under US federal securities laws. There is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities predicated upon US federal securities laws.

  The Indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York. The Company has submitted to the non-exclusive jurisdiction of the Supreme Court of New York, New York County and the United States District Court for the Southern District of New York and any appellate court from either thereof for any suit, legal action or proceeding against the Company or its properties, assets or revenues with respect to its obligations, liabilities or any other matter arising out of or in connection with the Indenture or the Senior Notes. See "Description of the Notes--Governing Law; Submission to Jurisdiction."

                               ----------------

  The Company accepts responsibility for the information contained in this document. To the best of the knowledge and belief of the Company (which has taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

                               ----------------

  The Company publishes its consolidated financial statements in pounds sterling. In this Prospectus, references to "pounds sterling," "(Pounds)," "pence" or "p" are to UK currency and references to "US dollars," "US$" or "$" are to US currency. For the convenience of the reader, this Prospectus contains translations of certain pounds sterling amounts into US dollars at specified rates, or, if not so specified, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on September 30, 1996 of $1.5653 = (Pounds)1.00. No representation is made that the pounds sterling amounts have been, could have been or could be converted into US dollars at the rates indicated or at any other rates. See "Exchange Rates" for historical information regarding Noon Buying Rates.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed financial and other information contained elsewhere in this Prospectus. References herein to the "Predecessor Company" mean SWEB prior to its acquisition by the Company. All references to a "fiscal" year mean a year ended March 31 and all references to a "calendar" year mean a year ended December 31. References to Pro Forma Fiscal Year 1996 mean the unaudited pro forma financial information of the Company presented for fiscal year 1996 as if the acquisition of SWEB by the Company had occurred as of April 1, 1995.

                                  THE COMPANY

  The Company is a wholly-owned subsidiary of Southern Investments UK Holdings Limited ("Holdings"), of which 75% is owned indirectly by Southern Company ("Southern", together with its subsidiaries, the "Southern Company system") and 25% is owned indirectly by PP&L Resources, Inc. ("PP&L Resources"). The Company was incorporated as a public limited company under the laws of England and Wales on June 23, 1995, as a vehicle for the acquisition of South Western Electricity plc ("SWEB"), one of the 12 regional electricity companies ("RECs") in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. In September 1995, the Company gained effective control of SWEB, having acquired approximately 84% of its shares. The Company subsequently replaced SWEB's board of directors and certain senior managers with officers and employees of companies from within the Southern Company system. In November 1995, the Company acquired the remaining shares of SWEB. The Company's sole investment and only significant asset is the entire share capital of SWEB, which is headquartered in Bristol, England. At September 30, 1996, the Company had consolidated assets of (Pounds)1.663 billion ($2.603 billion). See "The Company."

  SWEB's two main business lines are the distribution of electricity and the supply of electricity to approximately 1.3 million customers primarily in its franchise area in southwest England (the "Franchise Area"). This area covers approximately 5,560 square miles and has a resident population of approximately
2.8 million. The distribution business and the supply business are distinct business segments and produced operating income of (Pounds)112 million ($175 million) and (Pounds)15 million ($23 million), respectively, in Pro Forma Fiscal Year 1996, representing substantially all of the Company's consolidated operating income in that pro forma fiscal year. See "Business--SWEB's Main Businesses."

  SWEB is the only distributor of electricity in its Franchise Area, and management believes that economic, environmental and regulatory factors are likely to prevent competitors from entering this business in SWEB's Franchise Area. SWEB has an exclusive right to supply electricity to customers in its Franchise Area with demand of not more than 100kW, which is scheduled to continue until at least March 31, 1998. The supply business to consumers with demand above 100kW, both inside and outside SWEB's Franchise Area, is open to competition, and SWEB is able to competitively bid or negotiate to supply electricity to such customers. See "The Electric Utility Industry in Great Britain."

  The operations of SWEB are regulated under its Public Electricity Supply license ("PES license") pursuant to which the distribution business, and the supply business to consumers with demand of not more than 100kW, are subject to a price cap regulatory framework that provides economic incentives to SWEB to increase the number of units of electricity distributed and supplied and to operate in a more cost-efficient manner.

  SWEB also has ancillary business activities that support the main businesses, including power generation and gas supply. See "Business--SWEB's Other Business Activities."

                                  THE OFFERING

Issuer........................      Southern Investments UK plc.

Securities Offered............      $168,000,000 aggregate principal amount of
                                    6.375% Notes due 2001 and $332,000,000
                                    aggregate principal amount of 6.800% Notes due 2006.

Maturity Date.................      November 15, 2001 in the case of the 6.375%
                                    Notes and December 1, 2006 in the case of the 6.800% Notes.

Interest......................      The 6.375% Notes and the 6.800% Notes will
                                    bear interest from the date of original
                                    issuance at the rate of 6.375% per annum and 6.800% per annum, respectively, payable semiannually in arrears.

Interest Payment Dates........      May 15 and November 15, commencing May 15,
                                    1997 with respect to the 6.375% Notes, and June 1 and December 1, commencing June 1,
                                    1997 with respect to the 6.800 % Notes.

                                    The Senior Notes are direct, unsecured and
Ranking.......................      unsubordinated obligations of the Company
                                    ranking pari passu with all other unsecured and unsubordinated obligations of the
                                    Company (other than those obligations
                                    preferred by operation of law). The Senior
                                    Notes will effectively rank junior to any secured indebtedness of the Company to the extent of the assets securing such indebtedness and to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries. Substantially all of the Company's consolidated assets other than the stock of SWEB, the Company's only Significant Subsidiary (as defined herein), are currently held by the Company's subsidiaries. At September 30,
                                    1996, the Company had unsecured and
                                    unsubordinated debt obligations in the
                                    amount of (Pounds)41.5 million ($65.0
                                    million) which will rank pari passu with the Senior Notes. This amount does not include approximately (Pounds)315 million
                                    ($493 million) of debt of the Company which will be refinanced with the proceeds of this Offering. See "Use of Proceeds." At
                                    September 30, 1996, the Company had no
                                    secured debt. Also at September 30, 1996,
                                    SWEB had indebtedness of approximately
                                    (Pounds)266 million ($416 million)
                                    outstanding to parties other than the
                                    Company. The Indenture for the Senior Notes contains no restrictions on the amount of additional indebtedness which may be incurred by the Company or its subsidiaries; however, the Indenture contains certain restrictions on the ability of the Company and its Significant
                                    Subsidiaries to incur secured indebtedness.
                                    See "Description of the Senior Notes--
                                    Covenants."

Ratings.......................      The Senior Notes have been assigned ratings
                                    of A by Standard & Poor's Ratings Services
                                    ("S&P"), A by Duff & Phelps Credit Rating
                                    Company ("DCR") and Baa1 by Moody's
                                    Investors Service, Inc. ("Moody's"). These ratings have been obtained with the understanding that S&P, DCR and Moody's will continue to monitor the credit rating of the Company and will make future adjustments to the extent warranted.
                                    A rating reflects only the views of S&P, DCR or Moody's, as the case may be, and is not a recommendation to buy, sell or hold the Senior Notes. There is no assurance that any such rating will be retained for any given period of time or that it will not be revised downward or withdrawn entirely by S&P, DCR or Moody's, as the case may be, if, in their respective judgments, circumstances so warrant.

Optional Redemption...........      The Senior Notes of each series will be
                                    redeemable in whole or in part at the
                                    option of the Company at any time, at a
                                    redemption price equal to the greater of
                                    (i) 100% of the principal amount of the
                                    series of the Senior Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of the principal of and interest on the series of the Senior Notes being redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury
                                    Yield (as defined herein) plus 10 basis
                                    points in the case of the 6.375% Notes and 15 basis points in the case of the 6.800%
                                    Notes; plus, for (i) or (ii) above,
                                    whichever is applicable, accrued interest on the Senior Notes being redeemed to the date of redemption. See "Description of the Senior Notes--Optional Redemption."

Optional Tax Redemption.......      In the event of changes in the tax laws of
                                    the UK after the date hereof and certain other events that would obligate the Company to pay Additional Amounts, the Senior Notes of each series may be redeemed at the option of the Company, in whole but not in part, at the principal amount thereof, plus accrued and unpaid interest.
                                    See "Description of the Senior Notes--
                                    Optional Tax Redemption."

Principal Covenants...........      The Indenture under which the Senior Notes
                                    are to be issued will not contain any
                                    limitation on the Company's or its
                                    subsidiaries' right to incur indebtedness.
                                    The Indenture will, however, contain
                                    certain covenants, including covenants
                                    applicable to the Company and its
                                    Significant Subsidiaries with respect to
                                    (i) limitations on liens, (ii) limitations on sale and lease-back transactions and
                                    (iii) limitations regarding consolidation, merger, conveyance, sale or lease transactions. See "Description of the
                                    Senior Notes--Covenants--Limitation on
                                    Liens," "--Limitation on Sale and Lease-
                                    Back Transactions" and "--Consolidation,
                                    Merger, Conveyance, Sale or Lease."

Events of Default.............      For a discussion of certain events that
                                    will permit acceleration of the principal of the Senior Notes (together with all interest accrued and unpaid thereon), see
                                    "Description of the Senior Notes--Events of Default."

Withholding Tax...............      Payments in respect of the Global Notes
                                    will be made free and clear of any present or future UK withholding and other deductions existing in the UK, except as set forth under "Description of the Senior
                                    Notes--Additional

                                    Amounts." Subject to certain exceptions, the Company will pay such additional amounts (the "Additional Amounts") as will result in receipt by the holder of the Global Notes of such amounts as would have been received by it had no such withholding or deduction been required. See "Description of the Senior Notes-- Additional Amounts."

Use of Proceeds...............      The Company intends to use the net proceeds
                                    of the Offering principally to refinance a portion of its existing debt. See "Use of Proceeds" and "Capitalization."

Form and Denomination.........      The 6.375% Notes and the 6.800% Notes will
                                    each be issued only in the form of one
                                    global bearer note and deposited with the Book-Entry Depositary which will hold the Senior Notes for the benefit of DTC and its participants. The Book-Entry Depositary will issue the Book-Entry Interests to DTC which will operate a system of dealing in the Book-Entry Interests. Ownership of interests in the Book-Entry Interests will be limited to persons who have accounts with DTC ("Participants") or persons who may hold interests through such participants ("Indirect Participants").
                                    Interests in the Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its Participants, including
                                    Morgan Guaranty Trust Company of New York,
                                    Brussels office, as operator of the
                                    Euroclear System ("Euroclear"), and Cedel
                                    Bank, societe anonyme ("Cedel Bank").

                                    Except as set forth under "Description of the Senior Notes," Participants and Indirect Participants will not be entitled to receive physical delivery of definitive Senior Notes in registered form ("Definitive Registered Notes") or to have Senior Notes issued and registered in their names and will not be considered the owners or holders of the Senior Notes under the Indenture pursuant to which the Senior Notes are issued. See "Risk Factors-- Considerations Related to Book-Entry Interests."

                                    Interests in the Book-Entry Interests and the Definitive Registered Notes, if any, will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

Governing Law.................      The Indenture and the Senior Notes will be
                                    governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Registrar and Book-
 Entry Depositary.............
                                    Bankers Trust Company.

Paying Agents.................      Bankers Trust Company and Bankers Trust
                                    Luxembourg S.A.

                         SUMMARY FINANCIAL INFORMATION

  The following table sets forth summary consolidated financial data for the Company (the "Successor Company" or the "Company") and the Predecessor Company. For a description of the financial statements and records from which the following financial data have been derived, see "Selected Financial Data." This information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Successor Company and the Predecessor Company included elsewhere in this Prospectus.

  The unaudited pro forma condensed consolidated income statement and other data presented below for fiscal year 1996 reflect the acquisition by the Company of SWEB as if it had occurred as of April 1, 1995. Such unaudited pro forma condensed consolidated income statement and other data have been prepared by the Successor Company based upon assumptions deemed proper by it and reflect a preliminary allocation of the purchase price paid for the Predecessor Company. The unaudited pro forma condensed consolidated income statement and other data presented herein are shown for illustrative purposes only and are not necessarily indicative of the future results of operations of the Successor Company or of the results of operations of the Successor Company that would have actually occurred had the transaction been in effect for the period presented.

                              PREDECESSOR COMPANY
                                   UK GAAP(1)

                                         YEAR ENDED MARCH 31,
                          ------------------------------------------------------
                              1992          1993          1994          1995
                          ------------  ------------  ------------  ------------
                                           (AMOUNTS IN MILLIONS,
                                          EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
 Turnover...............  (Pounds) 847  (Pounds) 892  (Pounds) 900  (Pounds) 875
 Operating costs........          (759)         (790)         (791)         (755)
                          ------------  ------------  ------------  ------------
 Operating profit.......            88           102           109           120
 Exceptional item(2)....           --            --            --            (20)
 Other income...........            10            11            15            17
 Interest, net..........           (15)          (12)           (7)           (5)
 Tax on profit..........           (21)          (23)          (24)          (26)
                          ------------  ------------  ------------  ------------
 Profit for financial
  period(3).............  (Pounds)  62  (Pounds)  78  (Pounds)  93  (Pounds)  86
                          ============  ============  ============  ============
 Dividends declared per
  share.................  (Pounds)0.17  (Pounds)0.20  (Pounds)0.24  (Pounds)0.27
                          ============  ============  ============  ============
                                               MARCH 31,
                          ------------------------------------------------------
                              1992          1993          1994          1995
                          ------------  ------------  ------------  ------------
                                         (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Fixed assets...........  (Pounds) 490  (Pounds) 544  (Pounds) 579  (Pounds) 615
 Current assets.........           212           213           301           254
 Creditors: Amounts
  falling due within one
  year..................          (179)         (176)         (205)         (243)
                          ------------  ------------  ------------  ------------
 Total assets less cur-
  rent liabilities......           523           581           675           626
 Creditors: Amounts
  falling due in more
  than one year                    (85)          (87)          (92)          (95)
 Total shareholders'
  funds.................           425           479           543           494
                                         YEAR ENDED MARCH 31,
                          ------------------------------------------------------
                              1992          1993          1994          1995
                          ------------  ------------  ------------  ------------
                                  (AMOUNTS IN MILLIONS, EXCEPT RATIO)
OTHER CONSOLIDATED DATA:
 EBIT(4)................  (Pounds)  99  (Pounds) 115  (Pounds) 126  (Pounds) 142
 EBITDA(5)..............           123           141           154           173
 Cash flow from opera-
  tions(6)..............           128           140           245           124
 Ratio of earnings to
  fixed charges(7)......             6             8            12            13

                              PREDECESSOR COMPANY
                                   US GAAP(1)

                                                        PERIOD FROM         PRO FORMA
                            YEAR ENDED MARCH 31,       APRIL 1, 1995    SIX MONTHS ENDED
                          --------------------------  TO SEPTEMBER 17, SEPTEMBER 30, 1995
                              1994          1995          1995(8)        (UNAUDITED)(9)
                          ------------  ------------  ---------------- -------------------
                                   (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
 Operating revenues.....  (Pounds) 808  (Pounds) 776    (Pounds) 299       (Pounds) 322
 Operating income.......           122           139              40                 43
 Interest, net..........            (7)           (4)             (3)               (37)
 Other, net.............            16            16               1                  2
 Provision for income
  taxes.................           (43)          (50)            (13)                (3)
                          ------------  ------------    ------------      -------------
 Income from continuing
  operations............            88           101              25                  5
 Discontinued opera-
  tions.................            --            (7)             (1)                --
                          ------------  ------------    ------------      -------------
 Net income.............  (Pounds)  88  (Pounds)  94    (Pounds)  24      (Pounds)    5
                          ============  ============    ============      =============
 Dividends declared per
  share ................  (Pounds)0.21  (Pounds)0.25    (Pounds)0.85      (Pounds) 0.85
                          ============  ============    ============      =============
                                         MARCH 31,
                                            1995
                                        ------------
                                          (AMOUNTS
                                        IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Property, plant and
  equipment, net........                (Pounds) 541
 Total assets...........                         869
 Total stockholder's eq-
  uity..................                         374
 Long-term debt.........                          95
 Short-term debt........                          24
                                                        PERIOD FROM         PRO FORMA
                            YEAR ENDED MARCH 31,       APRIL 1, 1995    SIX MONTHS ENDED
                          --------------------------  TO SEPTEMBER 17, SEPTEMBER  30, 1995
                              1994          1995          1995(8)        (UNAUDITED)(9)
                          ------------  ------------  ---------------- -------------------
                                       (AMOUNTS IN MILLIONS, EXCEPT RATIO)
OTHER CONSOLIDATED DATA:
 EBIT(4)................  (Pounds) 142  (Pounds) 162    (Pounds)  43        (Pounds) 47
 EBITDA(5)..............           170           193              58                 67
 Cash flow from opera-
  tions(6)..............           236           100              69                 79
 Ratio of earnings to
  fixed charges(7)......            13            15               9                  1

                               SUCCESSOR COMPANY
                                    US GAAP

                               PERIOD FROM              PRO FORMA               SIX MONTHS
                                INCEPTION           FISCAL YEAR ENDED             ENDED
                             (JUNE 23, 1995)          MARCH 31, 1996        SEPTEMBER 30, 1996
                           TO MARCH 31, 1996(8)       (UNAUDITED)(9)           (UNAUDITED)
                          ----------------------------------------------  -------------------------
                             (Pounds)      $(10)     (Pounds)     $(10)      (Pounds)      $(10)
                          --------------  ----------------------  ------  --------------  ---------
                                     (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
 Operating revenues.....  (Pounds)   481  $   753  (Pounds)  780  $1,221  (Pounds)   360  $   563
 Operating income.......              86      135            129     202              51       80
 Interest, net..........             (21)     (33)           (57)    (89)            (25)     (39)
 Gain on sale of invest-
  ments.................              14       22             --      --              --       --
 Other, net.............               2        3              3       5               4        6
 Provision for income
  taxes.................             (28)     (44)           (26)    (41)            (11)     (17)
                          --------------  -------  -------------  ------  --------------  -------
 Income from continuing
  operations............              53       83  (Pounds)   49  $   77              19       30
                                                   =============  ======
 Extraordinary gain on
  early
  extinguishment of
  debt..................               6        9                                     --       --
                          --------------  -------                         --------------  -------
 Net income.............  (Pounds)    59  $    92                         (Pounds)    19  $    30
                          ==============  =======                         ==============  =======
 Dividends declared per
  share.................  (Pounds)  3.82  $  5.98  (Pounds) 4.67  $ 7.31  (Pounds)  0.02  $  0.03
                          ==============  =======  =============  ======  ==============  =======
                                                                            SEPTEMBER 30, 1996
                              MARCH 31, 1996                                   (UNAUDITED)
                          -------------------------                       -------------------------
                             (Pounds)      $(10)                             (Pounds)      $(10)
                          --------------  ---------                       --------------  ---------
                          (AMOUNTS IN MILLIONS)                           (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Property, plant and
  equipment, net........  (Pounds) 1,207  $ 1,889                         (Pounds) 1,235  $ 1,933
 Total assets...........           1,686    2,639                                  1,663    2,603
 Total stockholder's eq-
  uity..................             368      576                                    376      589
 Short-term debt........             650    1,018                                    609      953
                               PERIOD FROM              PRO FORMA               SIX MONTHS
                                INCEPTION           FISCAL YEAR ENDED             ENDED
                             (JUNE 23, 1995)          MARCH 31, 1996        SEPTEMBER 30, 1996
                           TO MARCH 31, 1996(8)       (UNAUDITED)(9)           (UNAUDITED)
                          ----------------------------------------------  -------------------------
                             (Pounds)      $(10)     (Pounds)     $(10)      (Pounds)      $(10)
                          --------------  ----------------------  ------  --------------  ---------
                                         (AMOUNTS IN MILLIONS, EXCEPT RATIO)
OTHER CONSOLIDATED DATA:
 EBIT(4)................  (Pounds)    95  $   149  (Pounds)  141  $  221  (Pounds)    56  $    88
 EBITDA(5)..............             117      183            183     286              78      122
 Cash flow from opera-
  tions(13).............              25       39             94     147              63       99
 Ratio of earnings to
  fixed charges(7)......               4                       2                       2

                               BUSINESS SEGMENTS

                              PREDECESSOR COMPANY
                                   UK GAAP(1)

                                       YEAR ENDED MARCH 31,
                          --------------------------------------------------
                             1992         1993         1994         1995
                          -----------  -----------  -----------  -----------
                                         (AMOUNTS IN MILLIONS)
TURNOVER:
 Electricity distribu-
  tion..................  (Pounds)230  (Pounds)235  (Pounds)250  (Pounds)274
 Electricity supply.....          763          787          772          725
 Retailing(2)...........           53           72           79           82
 Other..................           21           59           78           84
 Less: Intra-busi-
  ness(11)..............         (220)        (261)        (279)        (290)
                          -----------  -----------  -----------  -----------
    Total...............  (Pounds)847  (Pounds)892  (Pounds)900  (Pounds)875
OPERATING PROFIT (LOSS):
 Electricity distribu-
  tion..................  (Pounds) 90  (Pounds) 85  (Pounds) 77  (Pounds) 96
 Electricity supply.....            4           16           25           15
 Retailing(2)...........           (1)          (2)           1            1
 Other..................           (5)           4            6            9
 Less: Intra-busi-
  ness(11)..............          --           --           --            (1)
                          -----------  -----------  -----------  -----------
    Total...............  (Pounds) 88  (Pounds)103  (Pounds)109  (Pounds)120
                                             MARCH 31,
                          --------------------------------------------------
                             1992         1993         1994         1995
                          -----------  -----------  -----------  -----------
                                       (AMOUNTS IN MILLIONS)
ASSETS:
 Electricity distribu-
  tion..................  (Pounds)449  (Pounds)454  (Pounds)472  (Pounds)504
 Electricity supply.....          139          134           91           89
 Retailing(2)...........           32           38           56           64
 Other..................           82          131          261          212
                          -----------  -----------  -----------  -----------
    Total...............  (Pounds)702  (Pounds)757  (Pounds)880  (Pounds)869

                               BUSINESS SEGMENTS

                              PREDECESSOR COMPANY
                                   US GAAP(1)

                                      YEAR ENDED MARCH 31,        PERIOD FROM
                                    -------------------------   APRIL 1, 1995 TO
                                       1994          1995      SEPTEMBER 17, 1995
                                    -----------  ------------  ------------------
                                               (AMOUNTS IN MILLIONS)
OPERATING REVENUE:
 Electricity distribution.......... (Pounds)250  (Pounds)274      (Pounds) 105
 Electricity supply................         772          725               276
 Other.............................          54           57                23
 Less: Intra-business(11)..........        (268)        (280)             (105)
                                    -----------  -----------      ------------
    Total.......................... (Pounds)808  (Pounds)776      (Pounds) 299
OPERATING INCOME (LOSS):
 Electricity distribution.......... (Pounds) 84  (Pounds)112      (Pounds)  42
 Electricity supply................          27           18                 2
 Other.............................          11           10                (4)
 Less: Intra-business(11)..........         --            (1)               --
                                    -----------  -----------      ------------
    Total.......................... (Pounds)122  (Pounds)139      (Pounds)  40
                                                  MARCH 31,
                                                     1995
                                                 ------------
                                                   (AMOUNTS
                                                 IN MILLIONS)
ASSETS:
 Electricity distribution..........              (Pounds)531
 Electricity supply................                       93
 Other.............................                      245
                                                 -----------
    Total..........................              (Pounds)869

                               BUSINESS SEGMENTS
                               SUCCESSOR COMPANY
                                    US GAAP

                                                           PRO FORMA
                                 PERIOD FROM           FISCAL YEAR ENDED       SIX MONTHS ENDED
                          INCEPTION (JUNE 23, 1995)      MARCH 31, 1996       SEPTEMBER 30, 1996
                             TO MARCH 31, 1996(8)        (UNAUDITED)(9)          (UNAUDITED)
                          ------------------------------------------------  -------------------------
                              (Pounds)        $(10)     (Pounds)    $(10)      (Pounds)      $(10)
                          ----------------  ----------------------  ------  --------------  ---------
                                                 (AMOUNTS IN MILLIONS)
OPERATING REVENUE:
 Electricity distribu-
  tion..................  (Pounds)     147  $     230  (Pounds)252  $  394  (Pounds)   104  $   163
 Electricity supply.....               450        704          726   1,136             338      529
 Other..................                33         52           54      85              24       37
 Less: Intra-busi-
  ness(11)..............              (149)      (233)        (252)   (394)           (106)    (166)
                          ----------------  ---------  -----------  ------  --------------  -------
    Total...............  (Pounds)     481  $     753  (Pounds)780  $1,221  (Pounds)   360  $   563
OPERATING INCOME (LOSS):
 Electricity distribu-
  tion..................  (Pounds)      72  $     113  (Pounds)112  $  175  (Pounds)    42  $    66
 Electricity supply.....                13         20           15      24              10       16
 Other..................                 1          2            2       3              --       --
 Less: Intra-busi-
  ness(11)..............               --         --           --      --               (1)      (2)
                          ----------------  ---------  -----------  ------  --------------  -------
    Total...............  (Pounds)      86  $     135  (Pounds)129  $  202  (Pounds)    51  $    80
                                                                              SEPTEMBER 30, 1996
                                MARCH 31, 1996                                   (UNAUDITED)
                          -----------------------------                     -------------------------
                              (Pounds)        $(10)                            (Pounds)      $(10)
                          ----------------  -----------                     --------------  ---------
                            (AMOUNTS IN MILLIONS)                           (AMOUNTS IN MILLIONS)
ASSETS(12):
 Electricity distribu-
  tion..................  (Pounds)   1,422  $   2,226                       (Pounds) 1,449  $ 2,268
 Electricity supply.....               102        160                                   88      138
 Other..................               162        253                                  126      197
                          ----------------  ---------                       --------------  -------
    Total...............  (Pounds)   1,686  $   2,639                       (Pounds) 1,663  $ 2,603

--------
 (1) The financial data for the Predecessor Company shown on pages (i) 8 and 11 and (ii) 9 and 12 were derived from financial statements for the Predecessor Company prepared, respectively, in accordance with UK GAAP and US GAAP. The principal differences between US GAAP and UK GAAP as applied to the Predecessor Company relate to the treatment of discontinued operations, pension costs and deferred taxes.
 (2) A provision for the disposition of the electrical appliance retailing business resulted in an exceptional item for the fiscal year ended March 31, 1995. The actual disposition of this business segment occurred in June 1995.
 (3) Excluding the exceptional item, profit for fiscal year 1995 would have been (Pounds)98 million.
 (4) EBIT equals income from continuing operations before the sum of interest expense and income taxes. EBIT for the period from inception (June 23, 1995) to March 31, 1996 and for Pro Forma Fiscal Year 1996 excludes a nonrecurring gain on sale of investment of (Pounds)14 million ($22 million). This information is provided for informational purposes only and such measure should not be construed as an alternative to operating income (as determined in accordance with US GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) as a measure of liquidity.
 (5) EBITDA equals income from continuing operations before the sum of interest expense, income taxes, depreciation and amortization. EBITDA for the period from inception (June 23, 1995) to March 31, 1996 and for Pro Forma Fiscal Year 1996 excludes a nonrecurring gain on sale of investment of (Pounds)14 million ($22 million). This information is provided for informational purposes only and such measure should not be construed as an alternative to operating income (as determined in accordance with US GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) as a measure of liquidity.
 (6) Cash flow from operations increased in fiscal year 1994 as a result of customers who paid bills in advance in order to avoid paying value added taxes which were introduced by the British government.
 (7) The ratio of earnings to fixed charges is computed as the sum of pretax income from continuing operations and fixed charges divided by fixed charges. Fixed charges consist of interest expensed.
 (8) On September 18, 1995, the Successor Company obtained effective control of the Predecessor Company pursuant to the Successor Company's offer to acquire the Predecessor Company.
 (9) Pro Forma Six Months Ended September 30, 1995 and Pro Forma Fiscal Year 1996 financial information gives effect to the acquisition of the Predecessor Company by the Successor Company as if it had occurred on April 1, 1995. See pages F-42, F-43 and F-44 included in this Prospectus.
(10) Solely for the convenience of the reader, pounds sterling amounts have been translated into US dollars at the Noon Buying Rate on September 30, 1996 of $1.5653 = (Pounds)1.00.
(11) Intra-business eliminations consist primarily of intercompany transactions between the distribution business and the supply business and intra-business transactions between ancillary support businesses. Pursuant to the UK regulatory framework, SWEB's distribution of electricity to its supply customers within its own Franchise Area is billed to SWEB's supply business, which in turn incorporates the distribution charge into the bill sent to the final end user.
(12) Includes goodwill, net of amortization, and prepaid pension costs of (Pounds)173 million ($271 million) and (Pounds)95 million ($149 million), respectively at March 31, 1996.
(13) Cash flow from operations for the period from inception (June 23, 1995) to March 31, 1996 includes the settlement of accounts payable balances of (Pounds)39 million ($61 million).

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Senior Notes offered by this Prospectus.

FACTORS RELATING TO THE ELECTRIC UTILITY BUSINESS IN GREAT BRITAIN

PRICE REGULATION OF DISTRIBUTION

  The distribution business of SWEB is regulated under its PES license pursuant to which revenue of the distribution business is controlled by the Distribution Price Control Formula (as defined herein). The Distribution Price Control Formula determines the maximum average price per unit of electricity (expressed in kilowatt hours, a "unit") that a REC may charge. The elements used in the Distribution Price Control Formula are established for a five-year period and are subject to review by the Director General of Electricity Supply (the "Regulator") at the end of each five-year period and at other times in the discretion of the Regulator. At each review, the Regulator can adjust the value of certain elements in the Distribution Price Control Formula. In July 1994, a review resulted in a 14% price reduction, before allowing for inflation, effective April 1, 1995. In July 1995, a further review of distribution prices was concluded by the Regulator for fiscal years 1997 to 2000. As a result of this further review, SWEB's distribution prices were reduced by a further 11%, before allowing for inflation, effective April 1, 1996. There can be no assurance that any review by the Regulator will not adversely affect the Company. See "The Electric Utility Industry in Great Britain--The Structure of the Electricity Industry in Great Britain-- Distribution of Electricity."

COMPETITION IN SUPPLY

  Each PES license holder currently has an exclusive right, subject to price cap regulation, to supply customers in its franchise area with a maximum demand of not more than 100kW ("Franchise Supply Customers"). However, the supply business is being progressively opened to competition. The market for customers with a maximum demand above 1MW has been open to competition for suppliers of electricity since privatization while, for customers with a maximum demand above 100kW ("Non-Franchise Supply Customers"), the market became competitive in April 1994. The final stage of this process is expected to occur on March 31, 1998, when the exclusive right to supply Franchise Supply Customers is scheduled to end. There can be no assurance that competition among suppliers of electricity will not adversely affect the Company. See"Business--SWEB's Main Businesses--Supply Business."

POOL PURCHASE PRICE VOLATILITY

  SWEB's supply business to Non-Franchise Supply Customers generally involves entering into fixed price contracts to supply electricity to its customers. SWEB obtains the electricity to satisfy its obligations under such contracts primarily by purchases from the wholesale trading market for electricity in England and Wales (the "Pool"). See "The Electric Utility Industry in Great Britain." Because the price of electricity purchased from the Pool can be volatile, to the extent that SWEB purchases electricity from the Pool, SWEB is exposed to risk arising from differences between the fixed price at which it sells and the fluctuating prices at which it purchases electricity unless it can effectively hedge such exposure. SWEB's ability to manage such risk at acceptable levels will depend, in part, on the specifics of the supply contracts that SWEB enters into, SWEB's ability to implement and manage an appropriate hedging strategy and the development of an adequate market for hedging instruments. No assurance can be given that this risk will be effectively mitigated. See "Business--SWEB's Main Business--Supply Business."

OTHER FACTORS

CHANGE IN GOVERNMENT POLICY

  The Conservative Party has held power in the UK since 1979 and currently has a one-seat majority over all other parties. The next general election in the UK must be held no later than May 1997, and may be called at approximately three weeks' notice at any time before then. Certain senior members of the Labour Party, which is the main opposition party, have recently made statements regarding policies which a Labour government would intend to introduce, including a windfall tax on excess profits of privatized utilities and referring the whole electricity industry to the competition authorities. There can be no assurance that the policies of the UK government, by whichever party it is controlled, would not adversely affect the Company.

CURRENCY RISKS; HEDGING TRANSACTIONS

  The Company expects to obtain a significant portion of its financing from the sale of the Senior Notes which will be denominated in US dollars. The Company's revenues will be generated primarily in pounds sterling while the Company's interest and principal payment obligations with respect to the Senior Notes will be payable in US dollars. As a result, any change in the currency exchange rate that reduces the amount in pounds sterling obtained upon conversion of the US dollar-based net proceeds of the Senior Notes or that increases the effective principal and interest payment obligations represented by the Senior Notes upon conversion of pounds sterling-based revenues into US dollars may, if not appropriately hedged, have a material adverse effect on the Company or on its ability to make payments on the Senior Notes. See "Exchange Rates" for certain information concerning the Noon Buying Rate for pounds sterling expressed in US dollars. Although the Company expects to enter into certain transactions to hedge risks associated with exchange rate fluctuations, there can be no assurance that the Company will engage in such transactions or that any such transaction will be successful in reducing such risks.

LACK OF ESTABLISHED MARKET FOR THE SENIOR NOTES

  Although the Underwriters have informed the Company that they currently intend to make a market in the Senior Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. There can be no assurance as to the development or liquidity of any market for the Senior Notes. If an active public market does not develop, the market price and liquidity of the Senior Notes may be adversely affected.

CONSIDERATIONS RELATED TO BOOK-ENTRY INTERESTS

  Unless and until Definitive Registered Notes are issued in exchange for interests in the Book-Entry Interests, owners of interests in the Book-Entry Interests will not be considered the owners or holders of Senior Notes under the Indenture. The Book-Entry Depositary, or its nominee, will be the sole holder (the "Holder") of the Senior Notes in the form of a single global Senior Note in bearer form with respect to the 6.375% Notes and a single global Senior Note in bearer form with respect to the 6.800% Notes. Accordingly, each person owning an interest in the Book-Entry Interests must rely on the procedures of the Book-Entry Depositary and DTC and, if such person is not a Participant in DTC, on the procedures of the Participant (including Euroclear and Cedel Bank) through which such person owns its interest to exercise any rights and obligations of a Holder under the Indenture.

  Payments of principal, interest and other amounts owing on or in respect of each of the Global Notes will be made to the Book-Entry Depositary, which will in turn distribute payments to Cede & Co. (as nominee of DTC), and thereafter payments will be made to DTC Participants (and to persons who own an interest in the Book-Entry Interests through DTC Participants). None of the Company, the Trustee, the Book-Entry Depositary, any paying agent or any registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, the Book-Entry Interests or interests therein or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests or interests therein.

  Unlike Holders of the Senior Notes themselves, owners of interests in the Book-Entry Interests will not have the direct right under the Indenture to act upon solicitations by the Company of consents or requests by the Company for waivers or other actions from Holders of the Senior Notes. Instead, owners of interests in the Book-Entry Interests will be permitted to act only to the extent they have received appropriate proxies to do so from DTC and, if applicable, DTC Participants. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable owners of interests in the Book-Entry Interests to vote on any requested actions on a timely basis. Similarly, upon the occurrence of an Event of Default (as defined), unless and until Definitive Registered Notes are issued, owners of interests in the Book-Entry Interests will be restricted to acting through DTC, its Participants and the Book-Entry Depositary. There can be no assurance that the procedures to be implemented by DTC, its Participants and the Book-Entry Depositary under such circumstances will be adequate to ensure the timely exercise of remedies under the Indenture. See "Description of the Senior Notes--Description of the Book-Entry System."

                                  THE COMPANY

  The Company is a wholly-owned subsidiary of Holdings, of which 75% is owned indirectly by Southern and 25% is owned indirectly by PP&L Resources. The Company was incorporated as a public limited company under the laws of England and Wales on June 23, 1995, as a vehicle for the acquisition of SWEB, one of the 12 RECs in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. In September 1995, the Company gained effective control of SWEB, having acquired approximately 84% of its shares. The Company subsequently replaced SWEB's board of directors and certain senior managers with officers and employees of companies from within the Southern Company system. In November 1995, the Company acquired the remaining shares of SWEB. The Company's sole investment and only significant asset is the entire share capital of SWEB, which is headquartered in Bristol, England. At September 30, 1996, the Company had consolidated assets of (Pounds)1.663 billion ($2.603 billion). The following organizational chart illustrates the ownership structure of the Company and SWEB in summary form.

           --------------                          ---------------------
            The Southern                            PP&L Resources, Inc.
               Company
           --------------                          ---------------------
                   75%                                 25%
                            ----------------------
                             Southern Investments
                             UK Holdings Limited
                            ----------------------
                                        100%

                            ----------------------
                             Southern Investments
                                    UK plc
                            ----------------------
                                        100%

                            ----------------------
                                South Western
                               Electricity plc
                            ----------------------

  SWEB's two main business lines are the distribution of electricity and the supply of electricity to approximately 1.3 million customers in its Franchise Area. The distribution business and the supply business are distinct business segments and produced operating income of (Pounds)112 million ($175 million) and (Pounds)15 million ($23 million), respectively, in Pro Forma Fiscal Year 1996, representing substantially all of the Company's consolidated operating income in that pro forma fiscal year.

  The Company's registered office and principal executive offices are located at 800 Park Avenue, Aztec West, Almondsbury, Bristol BS12 4SE, England, and its telephone number is 44 -1454 -201-101.

FRANCHISE AREA

  SWEB operates primarily in its Franchise Area which covers approximately 5,560 square miles extending from Bristol and Bath in the northeast, 188 miles southwest along the peninsula to Land's End and 28 miles beyond to the Isles of Scilly. SWEB's Franchise Area has a resident population of approximately
2.8 million. The map on the inside front cover of this Prospectus outlines SWEB's Franchise Area.

REGULATION

  The revenues and operations of SWEB are regulated by the Regulator through SWEB's PES license. Under that license, SWEB provides electricity distribution services to virtually all consumers in its Franchise Area (whether supplied by SWEB's independent supply business or by other suppliers) and must offer electricity supply services to all consumers in its Franchise Area. Franchise Supply Customers within the Franchise Area (primarily residential/domestic and small commercial consumers) can only be supplied by SWEB. Non-Franchise Supply Customers within the Franchise Area (primarily large commercial and agricultural and industrial consumers) may choose to be supplied by SWEB or another supplier. Similarly, SWEB may supply electricity to Non-Franchise Supply Customers outside SWEB's Franchise Area.

  Under the terms of SWEB's PES license, the distribution business and the supply business to Franchise Supply Customers are subject to a price cap regulatory framework that provides economic incentives to SWEB to increase the number of units of electricity distributed and supplied and to operate in a cost-efficient manner. The price cap framework, however, does not apply to Non-Franchise Supply Customers, and SWEB is able to competitively bid or negotiate to supply electricity to such customers. SWEB's PES license also limits the scope of SWEB's business activities and its ability, among other things, to transfer assets and make loans. See "The Electric Utility Industry in Great Britain--The Structure of the Electricity Industry in Great Britain-- Distribution of Electricity" and "--Electricity Supply."

DISTRIBUTION BUSINESS

  SWEB's distribution business is the ownership, management and operation of the electricity distribution network within SWEB's Franchise Area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users of electricity that are connected to SWEB's power lines. Virtually all electricity supplied (whether by SWEB's independent supply business or by other suppliers) to consumers in SWEB's Franchise Area is transported through its distribution network, thus providing SWEB with distribution volume that is stable from year to year.

  SWEB's distribution business has grown in both its customer base and in the number of units distributed, primarily reflecting economic growth in the South West of England. The South West, of which the Franchise Area forms the greater part, has benefited from economic growth (as measured by gross domestic product, "GDP") which exceeded the UK average from 1991 through 1995 and has also benefited from an average unemployment rate during calendar year 1995 of approximately 6.9%, which was below the UK average of 8.2%, according to a recent study by Cambridge Econometrics. At March 31, 1996, SWEB had experienced a 5-year compound annual growth rate of 0.8% in customers and a 5-year compound annual growth rate of 1.6% in units distributed.

  Since its acquisition by the Company, SWEB has introduced several initiatives that focus on its distribution business. A number of areas for cost savings and performance improvement have been identified which, together with service innovations, are expected to improve the current level of customer satisfaction and SWEB's financial performance. In this regard, a total of 667 staff reductions (mainly in the distribution business and representing 20% of staff at the time of the acquisition by the Company of
SWEB) are planned, of which 508 occurred prior to September 30, 1996. In addition, new work practices developed in consultation with SWEB's unions have contributed to cost savings. See "Business--SWEB's Main Businesses-- Distribution Business--Strategy."

SUPPLY BUSINESS

  SWEB's supply business is selling electricity to end users, purchasing such electricity, primarily from the Pool, and arranging for its distribution to those end users. SWEB's supply business is comprised predominantly of supplying Franchise Supply Customers. In fiscal year 1996, these customers accounted for approximately 82% of all units of electricity supplied by SWEB. SWEB's exclusive right to supply these customers is scheduled to continue, subject to price regulation, until March 31, 1998, at which time competition to supply Franchise Supply Customers is scheduled to commence.

  Since its acquisition by the Company, SWEB has completed a review of the supply market, established new goals for its supply business and adopted new strategies for achieving those goals. The key goals established are the retention of its current Franchise Supply Customers as supply customers after March 31, 1998 and the increase of SWEB's share of electricity supplied to Non-Franchise Supply Customers both inside and outside SWEB's Franchise Area. As a result of this strategy, SWEB expects to supply a larger portion of units to Non-Franchise Supply Customers than in fiscal year 1996.

  SWEB's strategy for retaining its Franchise Supply Customers is to build customer loyalty and offer competitive prices. SWEB seeks to build customer loyalty by providing superior service, including reliable distribution service. To provide responsive service for billing and other matters, SWEB has installed a state-of-the-art call center to handle customers' needs and is completing work on a new billing system to provide customers with important information in a user-friendly format.

  Most of SWEB's Non-Franchise Supply Customers, who are primarily large commercial and industrial companies, are located in SWEB's Franchise Area. They are typically supplied through individual contracts for a duration of one to two years based on competitively bid or negotiated prices.

  SWEB's strategy for increasing market share among Non-Franchise Supply Customers is to provide more competitive pricing, the superior service described above and customized service that will be supported through an expanded staff of key customer account managers utilizing new integrated information systems.

OTHER BUSINESS ACTIVITIES

  SWEB also has ancillary business activities that support the main electricity businesses, including power generation and gas supply. See "Business--SWEB's Other Business Activities."

PARENT COMPANIES

  Southern owns several companies that together constitute one of the largest investor-owned electric utility systems in the United States in terms of total sales, electricity revenues and installed capacity. The Southern Company system provides energy to approximately 4.8 million customers in Alabama, Georgia, the panhandle of Florida, southeastern Mississippi and southwestern England through its five southeastern United States utility operating subsidiaries, which are Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company and Savannah Electric and Power Company, and in England through SWEB. The Southern Company system currently has ownership interests in over 70 power plants with more than 300 generating units and with total electric generating capacity of over 32,000 MW. Southern Energy, Inc. ("Southern Energy"), a wholly owned subsidiary of Southern, focuses on management of, and investment opportunities related to, international and domestic power generation, the independent US domestic power market and international electricity businesses. Within the Southern Company system, Southern Energy has management oversight responsibility for Holdings, the Company and SWEB, as well as certain other investments by the Southern Company system in electricity businesses in the United States, Argentina, Chile, the Bahamas and Trinidad and Tobago. SWEB is the third largest operating company in the Southern Company system in terms of revenue, assets and number of customers. The acquisition of SWEB is consistent with Southern's stated objective of growing businesses outside of its core US regulated utilities to contribute to the consolidated earnings growth of Southern.

  In late 1994, PP&L Resources established the Power Markets Development Company ("PMDC") as its non-regulated, international power business. In addition to its indirect minority ownership interest in SWEB, PMDC owns interests in operating companies in Portugal, Bolivia and Argentina and is currently developing power projects in Peru, Spain and India. The investment by PP&L Resources in Holdings is significantly greater than that in any of these other companies.

                                USE OF PROCEEDS

  The net proceeds from the Offering are estimated to be approximately US$493 million ((Pounds)315 million) after deduction of underwriting commissions and discounts and expenses payable by the Company.

  The Company intends to use such net proceeds to refinance a portion of an existing $509 million ((Pounds)325 million) term loan. The existing term loan matures on February 5, 1997 and bears interest at the London inter-bank offered rate for pounds sterling plus 20 basis points. Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), an affiliate of J.P. Morgan Securities Inc., one of the Underwriters ("JP Morgan") is a lender and agent under the Company's term loan, and as such lender will receive a portion of the proceeds of the Offering in excess of 10% of such proceeds in repayment of a portion of such term loan. See "Underwriting."

                                CAPITALIZATION

  The following table sets forth, at September 30, 1996 (i) the actual consolidated capitalization of the Successor Company, and (ii) the consolidated capitalization adjusted to reflect the issuance of the Senior Notes and the application of the net proceeds thereof, as described under "Use of Proceeds." This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Successor Company included elsewhere in this Prospectus.

                                       SEPTEMBER 30, 1996
                          ----------------------------------------------------
                                  ACTUAL               AS ADJUSTED
                          ----------------------  ----------------------------
                           (Pounds)    $(1)   %    (Pounds)       $(1)      %
                          ----------- ------ ---  -----------    ------    ---
                                 (AMOUNTS IN MILLIONS, EXCEPT %)
Capitalization:
 Short-term debt......... (Pounds)609 $  953  62% (Pounds)294(2) $  460(2)  30%
 Senior Notes offered
  hereby.................         --     --  --           319       500     32
 Total stockholder's eq-
  uity...................         376    589  38          376       589     38
                          ----------- ------ ---  -----------    ------    ---
 Total capitalization.... (Pounds)985 $1,542 100% (Pounds)989    $1,549    100%
                          =========== ====== ===  ===========    ======    ===

--------
(1) Solely for convenience of the reader, UK pounds sterling amounts have been translated into US dollars at the Noon Buying Rate on September 30, 1996 of $1.5653 = (Pounds)1.00.
(2) Calculated by assuming that the net proceeds of the Offering will be $493 million ((Pounds) 315 million).
(3) Since March 31, 1996, there has been no material adverse change in the capitalization of the Successor Company.

                                EXCHANGE RATES

  The following table sets out, for the periods indicated, certain information concerning the exchange rates between UK pounds sterling and US dollars based on the Noon Buying Rates.

                                    PERIOD
     FISCAL YEAR                     END           AVERAGE(1)         HIGH         LOW
     -----------                    ------         ----------         ----         ----
                                             ($ PER (Pounds)1.00)
     1992......................      1.51             1.77            2.00         1.51
     1993......................      1.48             1.50            1.59         1.42
     1994......................      1.57             1.53            1.64         1.46
     1995......................      1.55             1.58            1.64         1.53
     1996......................      1.53             1.53            1.56         1.50
     1997, through September
     30........................      1.57             1.55            1.57         1.49

--------
(1) The average of the Noon Buying Rates in effect on the last business day of each month during the relevant period.

                            SELECTED FINANCIAL DATA

  The income statement and balance sheet data of the Predecessor Company for each of the four fiscal years ended 1995 and for the period from April 1 to September 17, 1995, and of the Company (the "Successor Company" or the "Company") for the period from September 18, 1995 to March 31, 1996 have been derived from the audited consoldiated financial statements of the Predecessor Company and the Successor Company, respectively. The unaudited consolidated income statement data for the six months ended September 30, 1995 and 1996, have been derived from the unaudited consolidated financial statements of the Predecessor and Successor Company, respectively. The unaudited consolidated balance sheet data as of September 30, 1996 have been derived from the financial statements of the Successor Company. In the opinion of the management of the Company, all adjustments (consisting of only normal recurring adjustments) considered necessary for fair presentation of the condensed unaudited consolidated financial statements have been included, and the accompanying condensed consolidated financial statements present fairly the financial position and the results of operations for the interim periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Predecessor Company and the Successor Company included elsewhere in this Prospectus.

  The unaudited pro forma condensed consolidated income statement and other data presented below for fiscal year 1996 reflect the acquisition by the Company of SWEB as if it had occurred as of April 1, 1995. Such unaudited pro forma condensed consolidated income statement and other data have been prepared by the Successor Company based upon assumptions deemed proper by it and reflect a preliminary allocation of the purchase price paid for the Predecessor Company. The unaudited pro forma condensed consolidated income statement and other data presented herein are shown for illustrative purposes only and are not necessarily indicative of the future results of operations of the Successor Company or of the results of operations of the Successor Company that would have actually occurred had the transaction been in effect for the period presented.

                              PREDECESSOR COMPANY
                                  UK GAAP(1)

                                         YEAR ENDED MARCH 31,
                          ------------------------------------------------------
                              1992          1993          1994          1995
                          ------------  ------------  ------------  ------------
                                           (AMOUNTS IN MILLIONS,
                                          EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
 Turnover...............  (Pounds) 847  (Pounds) 892  (Pounds) 900  (Pounds) 875
 Operating costs........          (759)         (790)         (791)         (755)
                          ------------  ------------  ------------  ------------
 Operating profit.......            88           102           109           120
 Exceptional item(2)....           --            --            --            (20)
 Other income...........            10            11            15            17
 Interest, net..........           (15)          (12)           (7)           (5)
 Tax on profit..........           (21)          (23)          (24)          (26)
                          ------------  ------------  ------------  ------------
 Profit for financial
  period(3).............  (Pounds)  62  (Pounds)  78  (Pounds)  93  (Pounds)  86
                          ============  ============  ============  ============
 Dividends declared per
  share.................  (Pounds)0.17  (Pounds)0.20  (Pounds)0.24  (Pounds)0.27
                          ============  ============  ============  ============
                                               MARCH 31,
                          ------------------------------------------------------
                              1992          1993          1994          1995
                          ------------  ------------  ------------  ------------
                                         (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Fixed assets...........  (Pounds) 490  (Pounds) 544  (Pounds) 579  (Pounds) 615
 Current assets.........           212           213           301           254
 Creditors: Amounts
  falling due within one
  year..................          (179)         (176)         (205)         (243)
                          ------------  ------------  ------------  ------------
 Total assets less cur-
  rent liabilities......           523           581           675           626
 Creditors: Amounts
  falling due in more
  than one year                    (85)          (87)          (92)          (95)
 Total shareholders'
  funds.................           425           479           543           494
                                         YEAR ENDED MARCH 31,
                          ------------------------------------------------------
                              1992          1993          1994          1995
                          ------------  ------------  ------------  ------------
                                  (AMOUNTS IN MILLIONS, EXCEPT RATIO)
OTHER CONSOLIDATED DATA:
 EBIT(4)................  (Pounds)  99  (Pounds) 115  (Pounds) 126  (Pounds) 142
 EBITDA(5)..............           123           141           154           173
 Cash flow from opera-
  tions(6)..............           128           140           245           124
 Ratio of earnings to
  fixed charges(7)......             6             8            12            13

                              PREDECESSOR COMPANY
                                   US GAAP(1)

                                                        PERIOD FROM        PRO FORMA
                            YEAR ENDED MARCH 31,       APRIL 1, 1995    SIX MONTHS ENDED
                          --------------------------  TO SEPTEMBER 17, SEPTEMBER 30, 1995
                              1994          1995          1995(8)        (UNAUDITED)(9)
                          ------------  ------------  ---------------- ------------------
                                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
 Operating revenues.....  (Pounds) 808  (Pounds) 776    (Pounds) 299      (Pounds) 322
 Operating income.......           122           139              40                43
 Interest, net..........            (7)           (4)             (3)              (37)
 Other, net.............            16            16               1                 2
 Provision for income
  taxes.................           (43)          (50)            (13)               (3)
                          ------------  ------------    ------------      ------------
 Income from continuing
  operations............            88           101              25                 5
 Discontinued opera-
  tions.................            --            (7)             (1)               --
                          ------------  ------------    ------------      ------------
 Net income.............  (Pounds)  88  (Pounds)  94    (Pounds)  24      (Pounds)   5
                          ============  ============    ============      ============
 Dividends declared per
  share ................  (Pounds)0.21  (Pounds)0.25    (Pounds)0.85      (Pounds)0.85
                          ============  ============    ============      ============
                                         MARCH 31,
                                            1995
                                        ------------
                                          (AMOUNTS
                                        IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Property, plant and
  equipment, net........                (Pounds) 541
 Total assets...........                         869
 Total stockholder's eq-
  uity..................                         374
 Long-term debt.........                          95
 Short-term debt........                          24
                                                        PERIOD FROM        PRO FORMA
                            YEAR ENDED MARCH 31,       APRIL 1, 1995    SIX MONTHS ENDED
                          --------------------------  TO SEPTEMBER 17, SEPTEMBER 30, 1995
                              1994          1995          1995(8)        (UNAUDITED)(9)
                          ------------  ------------  ---------------- ------------------
                                       (AMOUNTS IN MILLIONS, EXCEPT RATIO)
OTHER CONSOLIDATED DATA:
 EBIT(4)................  (Pounds) 142  (Pounds) 162    (Pounds)  43       (Pounds) 47
 EBITDA(5)..............           170           193              58                67
 Cash flow from opera-
  tions(6)..............           236           100              69                79
 Ratio of earnings to
  fixed charges(7)......            13            15               9                 1

                               SUCCESSOR COMPANY
                                    US GAAP

                                                            PRO FORMA               SIX MONTHS
                                 PERIOD FROM            FISCAL YEAR ENDED             ENDED
                          INCEPTION (JUNE 23, 1995)       MARCH 31, 1996        SEPTEMBER 30, 1996
                             TO MARCH 31, 1996(8)         (UNAUDITED)(9)           (UNAUDITED)
                          --------------------------------------------------  -------------------------
                              (Pounds)        $(10)      (Pounds)     $(10)      (Pounds)      $(10)
                          ----------------  ------------------------  ------  --------------  ---------
                                       (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
 Operating revenues.....  (Pounds)     481  $     753  (Pounds)  780  $1,221  (Pounds)   360  $   563
 Operating income.......                86        135            129     202              51       80
 Interest, net..........               (21)       (33)           (57)    (89)            (25)     (39)
 Gain on sale of invest-
  ments.................                14         22            --      --              --       --
 Other, net.............                 2          3              3       5               4        6
 Provision for income
  taxes.................               (28)       (44)           (26)    (41)            (11)     (17)
                          ----------------  ---------  -------------  ------  --------------  -------
 Income from continuing
  operations............                53         83  (Pounds)   49  $   77              19       30
                                                       =============  ======
 Extraordinary gain on
  early extinguishment
  of debt...............                 6          9                                    --       --
                          ----------------  ---------                         --------------  -------
 Net income.............  (Pounds)      59  $      92                         (Pounds)    19  $    30
                          ================  =========                         ==============  =======
 Dividends declared per
  share.................  (Pounds)    3.82  $    5.98  (Pounds) 4.67  $ 7.31  (Pounds)  0.02  $  0.03
                          ================  =========  =============  ======  ==============  =======
                                                                                SEPTEMBER 30, 1996
                                MARCH 31, 1996                                     (UNAUDITED)
                          -----------------------------                       -------------------------
                              (Pounds)        $(10)                              (Pounds)      $(10)
                          ----------------  -----------                       --------------  ---------
                            (AMOUNTS IN MILLIONS)                             (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Property, plant and
  equipment, net........  (Pounds)   1,207  $   1,889                         (Pounds) 1,235  $ 1,933
 Total assets...........             1,686      2,639                                  1,663    2,603
 Total stockholder's eq-
  uity..................               368        576                                    376      589
 Short-term debt........               650      1,018                                    609      953
                                                            PRO FORMA               SIX MONTHS
                                 PERIOD FROM            FISCAL YEAR ENDED             ENDED
                          INCEPTION (JUNE 23, 1995)       MARCH 31, 1996        SEPTEMBER 30, 1996
                             TO MARCH 31, 1996(8)         (UNAUDITED)(9)           (UNAUDITED)
                          --------------------------------------------------  -------------------------
                              (Pounds)        $(10)      (Pounds)     $(10)      (Pounds)      $(10)
                          ----------------  ------------------------  ------  --------------  ---------
                                           (AMOUNTS IN MILLIONS, EXCEPT RATIO)
OTHER CONSOLIDATED DATA:
 EBIT(4)................  (Pounds)      95  $     149  (Pounds)  141  $  221  (Pounds)    56  $    88
 EBITDA(5)..............               117        183            183     286              78      122
 Cash flow from opera-
  tions(13).............                25         39             94     147              63       99
 Ratio of earnings to
  fixed charges(7)......                 4                         2                       2

                               BUSINESS SEGMENTS

                              PREDECESSOR COMPANY
                                   UK GAAP(1)

                                       YEAR ENDED MARCH 31,
                          --------------------------------------------------
                             1992         1993         1994         1995
                          -----------  -----------  -----------  -----------
                                         (AMOUNTS IN MILLIONS)
TURNOVER:
 Electricity distribu-
  tion..................  (Pounds)230  (Pounds)235  (Pounds)250  (Pounds)274
 Electricity supply.....          763          787          772          725
 Retailing(2)...........           53           72           79           82
 Other..................           21           59           78           84
 Less: Intra-busi-
  ness(11)..............         (220)        (261)        (279)        (290)
                          -----------  -----------  -----------  -----------
    Total...............  (Pounds)847  (Pounds)892  (Pounds)900  (Pounds)875
OPERATING PROFIT (LOSS):
 Electricity distribu-
  tion..................  (Pounds) 90  (Pounds) 85  (Pounds) 77  (Pounds) 96
 Electricity supply.....            4           16           25           15
 Retailing(2)...........           (1)          (2)           1            1
 Other..................           (5)           4            6            9
 Less: Intra-busi-
  ness(11)..............          --           --           --            (1)
                          -----------  -----------  -----------  -----------
    Total...............  (Pounds) 88  (Pounds)103  (Pounds)109  (Pounds)120
                                             MARCH 31,
                          --------------------------------------------------
                             1992         1993         1994         1995
                          -----------  -----------  -----------  -----------
                                       (AMOUNTS IN MILLIONS)
ASSETS:
 Electricity distribu-
  tion..................  (Pounds)449  (Pounds)454  (Pounds)472  (Pounds)504
 Electricity supply.....          139          134           91           89
 Retailing(2)...........           32           38           56           64
 Other..................           82          131          261          212
                          -----------  -----------  -----------  -----------
    Total...............  (Pounds)702  (Pounds)757  (Pounds)880  (Pounds)869

                               BUSINESS SEGMENTS

                              PREDECESSOR COMPANY
                                   US GAAP(1)

                                  YEAR ENDED MARCH 31,        PERIOD FROM
                                -------------------------   APRIL 1, 1995 TO
                                   1994          1995      SEPTEMBER 17, 1995
                                -----------  ------------  ------------------
                                             (AMOUNTS IN MILLIONS)
OPERATING REVENUE:
 Electricity distribution...... (Pounds)250  (Pounds)274      (Pounds) 105
 Electricity supply............         772          725               276
 Other.........................          54           57                23
 Less: Intra-business(11)......        (268)        (280)             (105)
                                -----------  -----------      ------------
    Total...................... (Pounds)808  (Pounds)776      (Pounds) 299
OPERATING INCOME (LOSS):
 Electricity distribution...... (Pounds) 84  (Pounds)112      (Pounds)  42
 Electricity supply............          27           18                 2
 Other.........................          11           10                (4)
 Less: Intra-business(11)......         --           (1)                --
                                -----------  -----------      ------------
    Total...................... (Pounds)122  (Pounds)139      (Pounds)  40
                                              MARCH 31,
                                                 1995
                                             ------------
                                               (AMOUNTS
                                             IN MILLIONS)
ASSETS:
 Electricity distribution......              (Pounds)531
 Electricity supply............                       93
 Other.........................                      245
                                             -----------
    Total......................              (Pounds)869

                               BUSINESS SEGMENTS
                               SUCCESSOR COMPANY
                                    US GAAP

                               PERIOD FROM             PRO FORMA              SIX MONTHS
                                INCEPTION          FISCAL YEAR ENDED            ENDED
                            (JUNE 23, 1995) TO       MARCH 31, 1996       SEPTEMBER 30, 1996
                            MARCH 31, 1996(8)        (UNAUDITED)(9)          (UNAUDITED)
                          --------------------------------------------  -------------------------
                             (Pounds)      $(10)    (Pounds)    $(10)      (Pounds)      $(10)
                          --------------  --------------------  ------  --------------  ---------
                                               (AMOUNTS IN MILLIONS)
OPERATING REVENUE:
 Electricity distribu-
  tion..................  (Pounds)   147  $   230  (Pounds)252  $  394  (Pounds)   104  $   163
 Electricity supply.....             450      704          726   1,136             338      529
 Other..................              33       52           54      85              24       37
 Less: Intra-busi-
  ness(11)..............            (149)    (233)        (252)   (394)           (106)    (166)
                          --------------  -------  -----------  ------  --------------  -------
    Total...............  (Pounds)   481  $   753  (Pounds)780  $1,221  (Pounds)   360  $   563
OPERATING INCOME (LOSS):
 Electricity distribu-
  tion..................  (Pounds)    72  $   113  (Pounds)112  $  175  (Pounds)    42  $    66
 Electricity supply.....              13       20           15      24              10       16
 Other..................               1        2            2       3             --       --
 Less: Intra-busi-
  ness(11)..............             --       --           --      --               (1)      (2)
                          --------------  -------  -----------  ------  --------------  -------
    Total...............  (Pounds)    86  $   135  (Pounds)129  $  202  (Pounds)    51  $    80
                                                                          SEPTEMBER 30, 1996
                              MARCH 31, 1996                                 (UNAUDITED)
                          -------------------------                     -------------------------
                             (Pounds)      $(10)                           (Pounds)      $(10)
                          --------------  ---------                     --------------  ---------
                          (AMOUNTS IN MILLIONS)                         (AMOUNTS IN MILLIONS)
ASSETS(12):
 Electricity distribu-
  tion..................  (Pounds) 1,422  $ 2,226                       (Pounds) 1,449  $ 2,268
 Electricity supply.....             102      160                                   88      138
 Other..................             162      253                                  126      197
                          --------------  -------                       --------------  -------
    Total...............  (Pounds) 1,686  $ 2,639                       (Pounds) 1,663  $ 2,603

--------
 (1) The financial data for the Predecessor Company shown on pages (i) 20 and 23 and (ii) 21 and 24 were derived from financial statements for the Predecessor Company prepared, respectively, in accordance with UK GAAP and US GAAP. The principal differences between US GAAP and UK GAAP as applied to the Predecessor Company relate to the treatment of discontinued operations, pension costs and deferred taxes.
 (2) A provision for the disposition of the electrical appliance retailing business resulted in an exceptional item for the fiscal year ended March 31, 1995. The actual disposition of this business segment occurred in June 1995.
 (3) Excluding the exceptional item, profit for fiscal year 1995 would have been (Pounds)98 million.
 (4) EBIT equals income from continuing operations before the sum of interest expense and income taxes. EBIT for the period from inception (June 23, 1995) to March 31, 1996 and for Pro Forma Fiscal Year 1996 excludes a nonrecurring gain on sale of investment of (Pounds)14 million ($22 million). This information is provided for informational purposes only and such measure should not be construed as an alternative to operating income (as determined in accordance with US GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) as a measure of liquidity.
 (5) EBITDA equals income from continuing operations before the sum of interest expense, income taxes, depreciation and amortization. EBITDA for the period from inception (June 23, 1995) to March 31, 1996 and for Pro Forma Fiscal Year 1996 excludes a nonrecurring gain on sale of investment of (Pounds)14 million ($22 million). This information is provided for informational purposes only and such measure should not be construed as an alternative to operating income (as determined in accordance with US
     GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with US
     GAAP) as a measure of liquidity.
 (6) Cash flow from operations increased in fiscal year 1994 as a result of customers who paid bills in advance in order to avoid paying value added taxes which were introduced by the British government.
 (7) The ratio of earnings to fixed charges is computed as the sum of pretax income from continuing operations and fixed charges divided by fixed charges. Fixed charges consist of interest expensed.
 (8) On September 18, 1995, the Successor Company obtained effective control of the Predecessor Company pursuant to the Successor Company's offer to acquire the Predecessor Company.
 (9) Pro Forma Six Months Ended September 30, 1995 and Pro Forma Fiscal Year 1996 financial information gives effect to the acquisition of the Predecessor Company by the Successor Company as if it had occurred on April 1, 1995. See pages F-42, F-43 and F-44 included in this Prospectus.
(10) Solely for the convenience of the reader, pounds sterling amounts have been translated into US dollars at the Noon Buying Rate on September 30, 1996 of $1.5653 = (Pounds)1.00.
(11) Intra-business eliminations consist primarily of intercompany transactions between the distribution business and the supply business and intra-business transactions between ancillary support businesses. Pursuant to the UK regulatory framework, SWEB's distribution of electricity to its supply customers within its own Franchise Area is billed to SWEB's supply business, which in turn incorporates the distribution charge into the bill sent to the final end user.
(12) Includes goodwill, net of amortization, and prepaid pension costs of (Pounds)173 million ($271 million) and (Pounds)95 million ($149 million), respectively at March 31, 1996.
(13) Cash flow from operations for the period from inception (June 23, 1995) to March 31, 1996 includes the settlement of accounts payable balances of (Pounds)39 million ($61 million).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto of Southern Investments UK plc (the "Successor Company" or the "Company") and with the consolidated financial statements and the notes thereto of South Western Electricity plc and its subsidiaries (the "Predecessor Company" or "SWEB") and "Selected Financial Data" included elsewhere in this Prospectus. The consolidated financial statements of the Successor Company and the consolidated financial statements of the Predecessor Company discussed in this Section are presented in accordance with US GAAP.

INTRODUCTION

BACKGROUND

  The Company was incorporated as a public limited company under the laws of England and Wales in June 1995, as a vehicle for the acquisition of SWEB. In September 1995, the Company gained effective control of SWEB, having acquired approximately 84% of its shares. The Company subsequently replaced SWEB's board of directors and certain senior managers with officers and employees of companies from within the Southern Company system. In November 1995, the Company acquired the remaining shares of SWEB. Total consideration for the acquisition was (Pounds)1.063 billion ($1.664 billion) excluding a special dividend of (Pounds)52 million ($81 million) paid by SWEB to its former shareholders (other than those whose shares the Company had purchased in the open market). Such dividend, when considered in aggregate with the final dividend of (Pounds)23 million ($36 million) paid in October 1995 in respect of fiscal year 1995, yields the (Pounds)75 million ($117 million) payment of preacquisition dividends disclosed in the financial statements located elsewhere in this prospectus.

ACCOUNTING FOR THE ACQUISITION

  The recorded assets and liabilities of SWEB immediately prior to the time the Company gained effective control of SWEB were (Pounds)855 million and (Pounds)515 million, respectively. As a result of the purchase method of accounting, the amount of SWEB's assets recorded on the books of the Company was increased by (Pounds)910 million to their fair value of (Pounds)1.765 billion ($2.763 billion), and the amount of SWEB's liabilities recorded on the books of the Company was increased by (Pounds)362 million to their fair value of (Pounds)877 million ($1.373 billion). The increase in liabilities included the establishment of reserves totaling (Pounds)44 million related principally to staff reductions and the disposition of ancillary businesses. The resulting difference between the purchase price of (Pounds)1.063 billion and the difference between the fair value of the assets acquired and the fair value of the liabilities assumed as well as the reserves established resulted in goodwill of (Pounds)175 million.

  The unaudited pro forma information presented for fiscal year 1996 ("Pro Forma Fiscal Year 1996") consists of the historical results of operations of the Predecessor Company prior to the acquisition and the results of operations of the Successor Company subsequent to the acquisition, both of which have been adjusted for the effects of the acquisition as though it had taken place on April 1, 1995. The effects of the acquisition that are reflected in Pro Forma Fiscal Year 1996 include: (i) depreciation expense based on property, plant and equipment valued according to the purchase method of accounting as if the acquisition had occurred on April 1, 1995, (ii) amortization of goodwill valued according to the purchase method of accounting as if the acquisition had occurred on April 1, 1995, (iii) fair valuation of existing liabilities and the related interest expense as if the acquisition had occurred on April 1, 1995, (iv) debt issued to finance the acquisition and the related interest expense as if the acquisition had occurred on April 1, 1995 and (v) recognition of pension fund surplus and the reduction of pension expense in the accounts of the Company.

  The unaudited pro forma information presented for the six months ended September 30, 1995, consists of the historical results of the Company for the period from inception (June 23, 1995) to September 30, 1995 and of SWEB for the period from April 1, 1995 to September 17, 1995, both of which have been adjusted for the effects of the acquisition as though it had taken place on April 1, 1995. The pro forma adjustments relate to the allocation of fair values of assets acquired and liabilities assumed, as well as the reversal of certain non-recurring items.

  The information for Pro Forma Fiscal Year 1996 and that for the pro forma six months ended September 30, 1995 has been prepared for illustrative purposes only and, because of its nature, cannot give a complete picture of the Company's results of operations for the relevant period had the transactions been consummated on the date assumed and does not project the Company's financial position or results of operations for any future date or period.

  Unaudited amounts have been prepared based upon the consolidated financial statements of the Company, which have been prepared in accordance with US GAAP.

SIGNIFICANT EVENTS

  During fiscal year 1996, the sale by SWEB of its shares in The National Grid Group plc ("NGG") and related actions produced a nonrecurring pre-tax gain of (Pounds)14 million over the fair value established at the time of the Company's acquisition of effective control of SWEB and resulted in net pre-tax cash flow of (Pounds)241 million. In October 1995, the 12 RECs and Her Majesty's Government (owning one special share) agreed to seek a listing for the NGG shares on the London Stock Exchange. The listing took place in December 1995. Following that, SWEB progressively sold its approximately 6.3% ownership interest in NGG for total proceeds of (Pounds)213 million, including (Pounds)12 million in respect of shares sold by SWEB to the Company. The listing was conditional upon the prior demerger of NGG's pumped storage electricity generation business ("PSB") in order for NGG to sell that business. PSB was sold in December 1995. SWEB had received (Pounds)36 million of its share of the total proceeds from that sale by the end of fiscal year 1996. SWEB's estimated total share of the proceeds from the sale is (Pounds)39 million. As part of the agreement among the shareholders of NGG, each of the RECs agreed to provide a discount to each of their respective Franchise Supply Customers which, together with the associated reduction in the Fossil Fuel Levy (as defined in "The Electric Utility Industry in Great Britain"), produced a credit on each Franchise Supply Customer's bill of just over (Pounds)50. The cost to SWEB of providing the discount amounted to (Pounds)57 million which was credited to customers in the last quarter of fiscal year 1996. In order to compensate the RECs for the cost of the customer discount and other costs associated with the listing and sale, NGG paid a special dividend shortly before the listing. SWEB's share of the special dividend after taxation amounted to (Pounds)61 million. Between September 18, 1995 and March 31, 1996, SWEB paid to the Company and the Company paid to Holdings a dividend of (Pounds)191 million which was made possible because of the proceeds from the sale of SWEB's interest in NGG.

  SWEB has progressively withdrawn from its involvement in non-core businesses. Neither the contribution to SWEB's or the Company's operating income from the disposed businesses nor the effect of the dispositions on SWEB's or the Company's net income was material after taking into account the reserves established in connection with the acquisition. SWEB sold its appliance retailing business in June 1995; its appliance servicing business in February 1996; its creditor and warranty insurance business and electrical installation and contracting business in March 1996; and its interest in a cable television and telecommunications company in July 1996.

RESULTS OF OPERATIONS

PRO FORMA SIX MONTHS ENDED SEPTEMBER 30, 1995 COMPARED WITH SIX MONTHS ENDED SEPTEMBER 30, 1996

  The revenues recorded for the Franchise Supply Business for the pro forma six months ended September 30, 1995 and the six months ended September 30, 1996 are recognized, in part, using management estimates of the revenues which will be permitted by the Regulator to be earned during the respective fiscal years ended March 31. See "The Electric Utility Industry in Great Britain-- Electricity Supply." Accordingly, increases in revenue, operating income and net income between the two periods discussed below are not necessarily indicative of the comparative results which actually have been realized between the pro forma six months ended September 30, 1995 and the six months ended September 30, 1996 or which may actually be realized between the full fiscal years.

 Earnings

  Operating income increased by (Pounds)8 million (19%) from (Pounds)43 million in the pro forma six months ended September 30, 1995 to (Pounds)51 million in the six months ended September 30, 1996. This increase was primarily due to a (Pounds)7 million increase in operating income from the supply business and a (Pounds)3 million increase in operating income from the distribution business partly offset by a (Pounds)2 million decrease in operating income from ancillary businesses.

  Net income increased by (Pounds)14 million from (Pounds)5 million in the pro forma six months ended September 30, 1995 to (Pounds)19 million in the six months ended September 30, 1996. This increase was primarily attributable to reduced after-tax interest expense of (Pounds)9 million resulting from the repayment during the second half of fiscal year 1996 of debt issued to finance the acquisition, and increased operating income as described above.

 Revenues

  Operating revenues increased by (Pounds)38 million (12%) from (Pounds)322 million in the pro forma six months ended September 30, 1995 to (Pounds)360 million in the six months ended September 30, 1996 as follows:

                                                       OPERATING REVENUES
                                                INCREASE (DECREASE) FROM THE PRO
                                                FORMA SIX MONTHS ENDED SEPTEMBER
                                                        30, 1995 TO THE
                                                 SIX MONTHS ENDED SEPTEMBER 30,
                                                              1996
                                                --------------------------------
                                                 ((Pounds) MILLIONS, EXCEPT %)
   Electricity distribution....................                (9)
   Electricity supply .........................                41
   Less: Intra-business(1).....................                (6)
                                                              ---
   Total operating revenues....................                38
                                                              ===
   Percentage change...........................                12%

--------
(1) The decrease in intra-business revenues has the effect of increasing total operating revenues due to the elimination of intra-business revenues in consolidation.

  Two factors determine the amount of revenues produced by the main electricity distribution business: the unit price of the electricity distributed (which is controlled by the Distribution Price Control Formula) and the number of electricity units distributed. Following the Regulator's distribution price review in 1994, the Regulator reduced SWEB's allowable expected distribution revenues, effective beginning fiscal year 1996, by 14%, before an allowed increase for inflation. Subsequently, the Regulator announced a further distribution price reduction which has had and will continue to have the effect of reducing SWEB's allowable expected distribution revenues, effective beginning fiscal year 1997, by a further 11%, before an allowed increase for inflation. See "The Electric Utility Industry in Great Britain." In the six months ended September 30, 1996, application of the Distribution Price Control Formula resulted in a reduction in SWEB's distribution revenues as compared to the pro forma six months ended September 30, 1995. The number of units distributed depends on the demands of SWEB's customers for electricity. That demand varies based in part upon weather conditions and economic activity. Revenues from the distribution business decreased by (Pounds)9 million (8%) from (Pounds)113 million for the pro forma six months ended September 30, 1995 to (Pounds)104 million for the six months ended September 30, 1996 as a result of the following factors:

                                                   OPERATING REVENUES FROM
                                                   ELECTRICITY DISTRIBUTION
                                               INCREASE (DECREASE) FROM THE PRO
                                               FORMA SIX MONTHS ENDED SEPTEMBER
                                                       30, 1995 TO THE
                                                SIX MONTHS ENDED SEPTEMBER 30,
                                                             1996
                                               --------------------------------
                                                ((Pounds) MILLIONS, EXCEPT %)
   Application of Distribution Price Control
   Formula...................................                 (9)
   Sales growth .............................                  3
   Other revenue attributable to distribution
    businesses...............................                 (3)
                                                             ---
   Total distribution revenues...............                 (9)
                                                             ===
   Percentage change.........................                 (8%)

  Two factors determine the amount of revenues produced by the supply business: the unit price of the electricity supplied (which, in the case of the Franchise Supply Customers, is controlled by the Supply Price Control Formula) and the number of electricity units supplied. Until April 1998, SWEB is expected to have the exclusive right to supply all Franchise Supply Customers in its Franchise Area.

  Franchise Supply Customers are generally residential/domestic and small commercial customers. The volume of unit sales of electricity for Franchise Supply Customers is influenced largely by the number of customers in the Franchise Area, weather conditions and prevailing economic conditions. Unit sales to Non-Franchise Supply Customers are determined primarily by the success of the supply business in entering into contracts to supply customers with electricity.

  Revenues from the supply business increased by (Pounds)41 million (14%) from (Pounds)297 million for the pro forma six months ended September 30, 1995 to (Pounds)338 million for the six months ended September 30, 1996. In the six months ended September 30, 1996, the number of electricity units supplied increased by 26% but total revenues produced by the supply business increased by only 14%, because a majority of the increase in total units supplied was to Non-Franchise Supply Customers, who are the larger energy users charged at generally lower average unit prices than those charged to Franchise Supply Customers. Within the franchise market, the number of electricity units supplied increased by 2%, offset by a reduction in allowable income as set by the Supply Price Control Formula.

 Cost of Sales

  Cost of sales increased by (Pounds)44 million (22%) from (Pounds)200 million in the pro forma six months ended September 30, 1995 to (Pounds)244 million in the six months ended September 30, 1996. This increase was principally the result of an increase in the supply business cost of sales of (Pounds)37 million reflecting an increase in purchases of electricity to supply the increase in unit sales as discussed above.

 Operating Expenses

  Operating expenses decreased by (Pounds)14 million (18%) from (Pounds)79 million in the pro forma six months ended September 30, 1995 to (Pounds)65 million in the six months ended September 30, 1996. This decrease was primarily due to a (Pounds)2 million decrease in maintenance costs and a (Pounds)14 million decrease in selling, general and administrative costs, which were partially offset by a (Pounds)2 million increase in depreciation and amortization resulting from the application of the purchase method of accounting.

  The decrease in selling, general and administrative costs resulted in part from a decrease in certain classes of computer software development costs which were expensed during the pro forma six months ended September 30, 1995 but were capitalized in the six months ended September 30, 1996, having satisfied the criteria for capitalization under the Company's accounting policy (see Note 1 to the Consolidated Financial Statements of the Successor Company). The decrease in selling, general and administrative costs was also due to a decrease in labor costs resulting from a reduction in personnel.

 Other Income

  Other income increased by (Pounds)2 million from (Pounds)2 million in the pro forma six months ended September 30, 1995 to (Pounds)4 million in the six months ended September 30, 1996. This increase was primarily attributable to additional proceeds of (Pounds)1.3 million from the sale by NGG, of which SWEB owned 6.3%, of NGG's pumped storage electricity generation business. See "-- Significant Events."

 Interest Expense

  Interest expense decreased by (Pounds)13 million from (Pounds)39 million in the pro forma six months ended September 30, 1995 to (Pounds)26 million in the six months ended September 30, 1996, principally as a result of the financing costs associated with the amount of debt issued for the acquisition. Interest expense for pro forma six months ended September 30, 1995 reflects interest expense recorded in connection with the acquisition as if the acquisition had occurred on April 1, 1995, and had been 100% financed with short-term borrowings at an interest rate of 6% per year. However, in the six months ended September 30, 1996, the Company benefitted from the retirement of (Pounds)96 million of debt and the conversion of (Pounds)500 million of debt to equity during the second half of fiscal year 1996. Such retirement and conversion were not reflected in the financial statements for pro forma six months ended September 30, 1995. The weighted average balance of debt outstanding during the six months ended September 30, 1996 was (Pounds)619 million at a weighted average interest rate of 7.5% compared to (Pounds)1,145 million at 6.6% during the pro forma six months ended September 30, 1995.

 Income Taxes

  Income taxes increased by (Pounds)8 million from (Pounds)3 million in the pro forma six months ended September 30, 1995 to (Pounds)11 million in the six months ended September 30, 1996. This increase was primarily attributable to an increase in pre-tax income.

FISCAL YEAR 1995 COMPARED WITH PRO FORMA FISCAL YEAR 1996

 Earnings

  Operating income decreased by (Pounds)10 million (7%) from (Pounds)139 million in fiscal year 1995 to (Pounds)129 million in Pro Forma Fiscal Year 1996. This decrease was due to a (Pounds)24 million increase in cost of sales, partially offset by a (Pounds)4 million increase in operating revenues and a (Pounds)10 million decrease in operating expenses.

  Net income decreased by (Pounds)45 million (48%) from (Pounds)94 million in fiscal year 1995 to (Pounds)49 million in Pro Forma Fiscal Year 1996. In addition to the factors discussed in the previous paragraph which reduced operating income, the decrease in net income was primarily due to increased after-tax interest expense of (Pounds)37 million principally due to debt issued for the acquisition.

 Revenues

  Operating revenues increased by (Pounds)4 million (1%) from (Pounds)776 million in fiscal year 1995 to (Pounds)780 million in Pro Forma Fiscal Year 1996 as follows:

                                                        OPERATING REVENUES
                                                        INCREASE (DECREASE)
                                                       FROM FISCAL YEAR 1995
                                                   TO PRO FORMA FISCAL YEAR 1996
                                                   -----------------------------
                                                   ((Pounds) MILLIONS, EXCEPT %)
   Electricity distribution.......................              (22)
   Electricity supply.............................                1
   Other activities...............................               (3)
   Less: Intra-business(1)........................              (28)
                                                                ---
     Total operating revenues.....................                4
                                                                ===
     Percentage change............................                1%
                                                                ===

--------
(1) The decrease in intra-business revenues has the effect of increasing total operating revenues due to the elimination of intra-business revenues in consolidation.

  Following the Regulator's distribution price review in 1994, the Regulator reduced SWEB's allowable expected distribution revenues, effective beginning fiscal year 1996, by 14%, before an allowed increase for inflation. Subsequently, the Regulator announced a further distribution price reduction which has had and will continue to have the effect of reducing SWEB's allowable expected distribution revenues, effective beginning fiscal year 1997, by a further 11%, before an allowed increase for inflation. See "The Electric Utility Industry in Great Britain." Revenues from the distribution business decreased by (Pounds)22 million (8%) from (Pounds)274 million in fiscal year 1995 to (Pounds)252 million in Pro Forma Fiscal Year 1996 as a result of the following factors:

                                                    OPERATING REVENUES FROM
                                                   ELECTRICITY DISTRIBUTION
                                                   INCREASE (DECREASE) FROM
                                                       FISCAL YEAR 1995
                                                 TO PRO FORMA FISCAL YEAR 1996
                                                 -----------------------------
                                                 ((Pounds) MILLIONS, EXCEPT %)
   Application of Distribution Price Control
   Formula......................................              (20)
   Sales growth.................................                9
   Other revenue attributed to distribution
    business(1).................................              (11)
                                                              ---
     Total distribution revenues................              (22)
                                                              ===
     Percentage change..........................               (8)%
                                                              ===

--------
(1) Represents non-recurring revenues received in fiscal year 1995 for installing the telecommunications fiberoptic infrastructure.

  Revenues from the supply business increased by (Pounds)1 million from (Pounds)725 million in fiscal year 1995 to (Pounds)726 million in Pro Forma Fiscal Year 1996. This increase reflects an increase of (Pounds)11 million in revenues from the franchise supply market which offset a (Pounds)10 million reduction in revenues from the non-franchise supply market which was primarily due to lower unit sales. This increase was the result of an overall increase in unit sales to supply customers and application of the Supply Price Control Formula which resulted in an upward inflation adjustment that exceeded the downward regulatory factor adjustment.

  Intra-business revenues decreased by (Pounds)28 million (10%) from (Pounds)280 million in fiscal year 1995 to (Pounds)252 million in Pro Forma Fiscal Year 1996 primarily as the result of the decrease in revenues from the distribution business described above.

 Cost of Sales

  Cost of sales increased by (Pounds)24 million (5%) from (Pounds)480 million in fiscal year 1995 to (Pounds)504 million in Pro Forma Fiscal Year 1996. This increase is principally the result of an increase in the supply business energy purchase costs of (Pounds)20 million.

 Operating Expenses

  Operating expenses decreased by (Pounds)10 million (6%) from (Pounds)157 million in fiscal year 1995 to (Pounds)147 million in Pro Forma Fiscal Year 1996. This decrease was principally due to a reduction in severance costs of (Pounds)6 million as a result of providing for severance costs under the purchase method of accounting at the acquisition date and a net decrease in certain classes of computer software development costs which were expensed during fiscal year 1995 but were capitalized in Pro Forma Fiscal Year 1996, having satisfied the criteria for capitalization under the Company's accounting policy (see Note 1 to the Consolidated Financial Statements of the Successor Company), partially offset by an increase in net pension costs and an increase in depreciation and amortization expense.

 Interest Expense

  Interest expense increased by (Pounds)55 million from (Pounds)11 million in fiscal year 1995 to (Pounds)66 million in Pro Forma Fiscal Year 1996 principally as a result of the financing costs associated with the increased amount of debt issued for the acquisition. Interest expense for Pro Forma Fiscal Year 1996 reflects interest expense recorded in connection with the acquisition as if the acquisition had occurred on April 1, 1995 and had been 100% financed with short-term borrowings at an interest rate of 6% per year. However, in fiscal year 1996, the Company retired an aggregate of (Pounds)96 million of debt and converted (Pounds)500 million of debt to equity, and such retirement and conversion were not reflected in the financial statements for Pro Forma Fiscal Year 1996. The weighted average balance of debt outstanding during the Pro Forma Fiscal Year 1996 was (Pounds)876 million at a weighted average interest rate of 7.5% compared to (Pounds)93 million at 11.9% during fiscal year 1995.

 Income Taxes

  Income taxes decreased by (Pounds)24 million from (Pounds)50 million in fiscal year 1995 to (Pounds)26 million in Pro Forma Fiscal Year 1996. This decrease is primarily attributable to a decrease in pre-tax income.

FISCAL YEAR 1994 COMPARED WITH FISCAL YEAR 1995

 Earnings

  Operating income increased by (Pounds)17 million (14%) from (Pounds)122 million in fiscal year 1994 to (Pounds)139 million in fiscal year 1995, primarily due to a (Pounds)28 million increase in operating income from the distribution business which was partially offset by a (Pounds)9 million decrease in operating income from the supply business.

  Net income increased by (Pounds)6 million (7%) from (Pounds)88 million in fiscal year 1994 to (Pounds)94 million in fiscal year 1995. The increase was primarily due to an increase of (Pounds)11 million in after-tax operating income, an increase of (Pounds)2 million in after-tax interest income and an increase of (Pounds)1 million in after-tax gain from discontinued operations, partly offset by a one-time, after-tax loss of (Pounds)8 million on the sale of the retail appliance business.

 Revenues

  Operating revenues decreased by (Pounds)32 million (4%) from (Pounds)808 million in fiscal year 1994 to (Pounds)776 million in fiscal year 1995 as follows:

                                                            OPERATING REVENUES
                                                           INCREASE  (DECREASE)
                                                           FROM FISCAL YEAR 1994
                                                            TO FISCAL YEAR 1995
                                                           ---------------------
                                                            ((Pounds) MILLIONS,
                                                                 EXCEPT %)
   Electricity distribution...............................          24
   Electricity supply.....................................          (47)
   Other activities.......................................            3
   Less: Intra-business(1)................................           12
                                                                    ---
     Total operating revenues.............................          (32)
                                                                    ===
     Percentage change....................................           (4)%
                                                                    ===

--------
(1) The increase in intra-business revenues has the effect of decreasing total operating revenues due to the elimination of intra-business revenues in consolidation.

  Revenues from the distribution business increased by (Pounds)24 million (10%) from (Pounds)250 million in fiscal year 1994 to (Pounds)274 million in fiscal year 1995 as a result of the following factors:

                                                      OPERATING REVENUES FROM
                                                      ELECTRICITY DISTRIBUTION
                                                           INCREASE  FROM
                                                          FISCAL YEAR 1994
                                                        TO FISCAL YEAR 1995
                                                      ------------------------
                                                        ((Pounds) MILLIONS,
                                                             EXCEPT %)
   Application of Distribution Price Control
   Formula...........................................             8
   Sales growth......................................             2
   Other revenue attributed to distribution busi-
    ness(1)..........................................            14
                                                                ---
     Total operating revenue.........................            24
                                                                ===
     Percentage change...............................            10%
                                                                ===

--------
(1) Represents primarily non-recurring revenues received in fiscal year 1995 for installing the telecommunications fiberoptic infrastructure.

  Revenues from the supply business decreased by (Pounds)47 million (6%) from (Pounds)772 million in fiscal year 1994 to (Pounds)725 million in fiscal year 1995 almost entirely as a result of lower unit sales in the non-franchise supply market. The impact of the first supply price review was to reduce revenues from Franchise Supply Customers by approximately (Pounds)3 million, although additional revenues of (Pounds)14 million were achieved in the franchise supply market as a result of extinguishing the under-recovery from fiscal year 1994.

 Cost of Sales

  Cost of sales decreased by (Pounds)31 million (6%) from (Pounds)511 million in fiscal year 1994 to (Pounds)480 million in fiscal year 1995. This decrease was principally the result of a decrease in the amount of energy purchased due to a reduction in unit sales to Non-Franchise Supply Customers.

 Operating Expenses

  Operating expenses decreased by (Pounds)18 million (10%) from (Pounds)175 million in fiscal year 1994 to (Pounds)157 million in fiscal year 1995 resulting primarily from a (Pounds)10 million reduction in severance costs and a (Pounds)10 million reduction in pension costs, partially offset by an increase of (Pounds)2 million in other expenses.

 Income Taxes

  Income taxes increased by (Pounds)7 million from (Pounds)43 million in fiscal year 1994 to (Pounds)50 million in fiscal year 1995 reflecting an increase in pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

  The principal sources of funds during Pro Forma Fiscal Year 1996 were (Pounds)94 million ($147 million) cash from operations, (Pounds)270 million ($423 million) of proceeds from the disposal of the Company's investment in NGG, (Pounds)500 million ($783 million) of equity contributions from Southern, and (Pounds)1,247 million ($1,952 million) of proceeds from the issuance of short-term debt. During Pro Forma Fiscal Year 1996, the Company invested cash of (Pounds)1,023 million ($1,601 million) in its acquisition of SWEB, and (Pounds)59 million ($92 million) in capital expenditures. In addition, the Company repaid (Pounds)696 million ($1,089 million) of its short-term debt, paid (Pounds)75 million ($117 million) in dividends related to activities of SWEB prior to the acquisition, and paid (Pounds)191 million ($298 million) of dividends related to activities subsequent to the acquisition.

  The principal sources of funds of the Predecessor Company during fiscal year 1995 were (Pounds)100 million ($157 million) cash from operations and (Pounds)24 million ($38 million) of net additional short-term borrowings. During fiscal year 1995, the Predecessor Company invested (Pounds)68 million ($106 million) in capital expenditures, paid dividends of (Pounds)30 million ($47 million), and repurchased common stock totaling (Pounds)103 million ($161 million).

  The principal sources of funds of the Predecessor Company during fiscal year 1994 were (Pounds)236 million ($369 million) cash from operations. During fiscal year 1994, the Predecessor Company invested (Pounds)61 million ($95 million) in capital expenditures, purchased (Pounds)15 million ($23 million) of investments, paid dividends of (Pounds)26 million ($41 million) and reduced its short-term borrowings by (Pounds)37 million ($58 million).

  At March 31, 1996, the Company had negative working capital of (Pounds)649 million ($1,016 million), compared to positive working capital of the Predecessor Company of (Pounds)14 million ($22 million) at March 31, 1995. The working capital deficit at March 31, 1996 is primarily the result of the initial financing structure of the acquisition of SWEB.

  To meet short-term cash needs and contingencies, the Company had approximately (Pounds)20 million of cash and cash equivalents, on a consolidated basis, at the end of fiscal year 1996.

  The Company's sole investment and only significant asset is the entire share capital of SWEB. The Company is therefore dependent upon dividends from SWEB for its cash flow. The Company's primary need for liquidity is to pay interest on its debt, and the Company expects to receive sufficient amounts of dividends from SWEB to make such payments. SWEB can make distributions of dividends to the Company under English law to the extent that it has distributable reserves, subject to the retention of sufficient financial resources to conduct its supply and distribution businesses as required by its PES license. The Company believes that sufficient distributable reserves will exist at SWEB to allow for any and all cash flow generated at SWEB through operations to be distributed to the Company through dividends to the Company. SWEB's need for liquidity is to pay interest on its debt and to fund its costs of operations and capital expenditure programs.

  The Company, on a consolidated basis, has four primary sources of liquidity available to it. SWEB's internal source of funds is cash from operations, which totalled (Pounds)74 million in Pro Forma Fiscal Year 1996. SWEB has a (Pounds)275 million, three-year revolving credit facility provided by a banking consortium. SWEB also has five bilateral committed loan facilities totaling (Pounds)120 million and several uncommitted loan facilities totalling (Pounds)105 million provided by banking institutions. At the end of fiscal year 1996, a total of (Pounds)292 million had been drawn from these facilities.

  Demand for electricity in Great Britain, in general, and in SWEB's Franchise Area, in particular, is seasonal, with demand being higher in the winter months and lower in the summer months. SWEB bills its Franchise Supply Customers on a staggered quarterly basis while it is generally required to pay related expenses

(principally the cost of purchased electricity) on 28-day terms. However, approximately 40% of the Franchise Supply Customers settle their accounts using regular payment plans which either allow prepayment or spreading of the cost of their annual bill evenly throughout the year. A majority of SWEB's contracts for supply of electricity to Non-Franchise Supply Customers require SWEB's customers to pay a fixed price per unit, while the cost of supply to SWEB from the Pool, if not covered by hedging mechanisms, varies throughout the year, generally being higher in winter months and lower in summer months. SWEB balances the effect of these timing and cyclical influences on its working capital needs with drawings under its available credit facilities.

  The distribution business charges licensed suppliers monthly for the provision of its distribution services. The majority of the distribution revenue is received from SWEB's supply business. In the case of second-tier suppliers to Non-Franchise Supply Customers in SWEB's Franchise Area, distribution charges are billed directly to the suppliers on a monthly basis.

  SWEB's capital expenditures are primarily related to the distribution business and include expenditures for load-related, non-load-related and non-operational capital assets. Load-related capital expenditures are largely required by new business growth. Customer contributions are normally received where capital expenditures are made to extend or upgrade service to customers (except to the extent that such capital expenditures are made to enhance SWEB's distribution network generally). Non-load-related capital expenditures include asset replacement which is expected to continue until at least the next decade. Other non-load-related expenditures include system upgrade work that provides for load growth and has the additional benefit of improving network security and reliability. Non-operational capital expenditures are for assets such as generation, fixtures and equipment. For the fiscal years 1994, 1995 and 1996, capital expenditures, net of customer contributions, were (Pounds)61 million, (Pounds)68 million and (Pounds)60 million, respectively. SWEB expects total capital expenditures, net of customer contributions, to be approximately (Pounds)75 million in fiscal year 1997. The increase from prior years is due primarily to increased capitalization of significant expenditures on new information technology systems related principally to a new customer information system. The Company expects the level of information technology expenditure to return to the previous lower levels when the new billing system is implemented. The Company expects the levels of load-related and non-load-related capital expenditures to remain stable relative to current levels for several years. Since its inception, SWEB has generated sufficient funds from operations to meet its capital expenditure requirements and is expected to do so in the future.

  The Company currently has a (Pounds)325 million term loan outstanding that is scheduled to mature in February 1997. The Company does not intend to create reserves to repay the loan at maturity. Thus, it is anticipated that the outstanding principal of the loan will be repaid from the proceeds of refinancings. The net proceeds of the Offering will be used to partially repay the term loan. The Company anticipates additional capital markets borrowings, the proceeds of which will be used to repay the remainder of the term loan and which the Company expects will have the effect of extending the maturities of the Company's debt. At the end of fiscal year 1996, the Company also had outstanding approximately (Pounds)27 million of loan notes issued as part of the Company's acquisition of SWEB. Holders of the loan notes have the right to require the Company to redeem the loan notes on semi-annual interest payment dates. The Company intends to meet those redemption obligations with cash on hand.

  To assure the stability of future interest charges, the Company has entered into a series of interest rate swap transactions with total notional amounts of (Pounds)450 million. These transactions have maturities of between 5 and 10 years. The Company expects to effectively reverse the swap agreements at the time of issuance of additional fixed rate debt.

  The Company does not have any foreign currency hedging contracts in place; however, it does intend to swap the US dollar liabilities associated with the Offering back to pounds sterling to effectively hedge the currency risk associated with the interest on and principal of the Senior Notes.

  Management believes that cash flow from operations, together with its existing sources of credit, the proceeds of this Offering and other future refinancings, will provide sufficient financial resources to meet the Company's capital needs and expenditure requirements for at least the next twelve months. Management further believes that cash flow from operations, together with its existing sources of credit and the proceeds from future refinancings, will provide sufficient financial resources to meet the Company's projected capital needs and other expenditure requirements for the foreseeable future. However, there can be no assurance that future refinancings will be available to the Company or that they will be on terms favorable to the Company.

  The financial statements included elsewhere in this Prospectus have not been prepared in accordance with the policies of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). This pronouncement, under which most US electric utilities report financial statements, applies to entities which are subject to cost-based rate regulation. By contrast, SWEB is not subject to rate regulation, but rather is subject to price cap regulation and therefore the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities, but which would have been included in the income statement of enterprises in general under US GAAP. The accompanying financial statements of the Company do not contain such deferrals.

                                   BUSINESS

GENERAL

  The Company is a wholly-owned subsidiary of Holdings, of which 75% is owned indirectly by Southern and 25% is owned indirectly by PP&L Resources. The Company was incorporated as a public limited company under the laws of England and Wales in June 1995 as a vehicle for the acquisition of SWEB, one of the 12 RECs in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. In September 1995, the Company gained effective control of SWEB, having acquired approximately 84% of its shares. The Company subsequently replaced SWEB's board of directors and certain senior managers with officers and employees of companies from within the Southern Company system. In November 1995, the Company acquired the remaining shares of SWEB. The Company's sole investment and only significant asset is the entire share capital of SWEB, which is headquartered in Bristol, England. At September 30, 1996 the Company had consolidated assets of (Pounds)1.663 billion ($2.603 billion).

  SWEB's two main business lines are the distribution of electricity and supply of electricity to approximately 1.3 million customers in its Franchise Area in southwest England. The distribution business and the supply business are distinct business segments and produced operating income of (Pounds)112 million ($175 million) and (Pounds)15 million ($23 million), respectively, in Pro Forma Fiscal Year 1996, representing substantially all of the Company's consolidated operating income in that pro forma fiscal year.

  SWEB's Franchise Area covers approximately 5,560 square miles extending from Bristol and Bath in the northeast, 188 miles southwest along the peninsula to Land's End and 28 miles beyond to the Isles of Scilly, and has a resident population of approximately 2.8 million. The South West of England, of which the Franchise Area forms the greater part, has benefitted from economic growth (as measured by GDP) which exceeded the UK average from 1991 through 1995 and has also benefited from an average unemployment rate during calendar year 1995 of approximately 6.9% which was below the UK average of 8.2% according to a recent study by Cambridge Econometrics. The largest cities and towns in SWEB's Franchise Area are Bath, Bristol, Exeter, Plymouth and Taunton. Business activity is generally concentrated in the population centers around Bristol, Bath and Plymouth. The Bristol and Bath area is served by the M4 and M5 motorways, a strong rail network, the rail link between Bristol and London and a commercial port at Avonmouth.

  The Company and SWEB have undertaken to make SWEB a more focused and competitive company concentrating on the main electricity businesses of distribution and supply. Several businesses not related to distribution and supply have been sold, and the remaining ancillary businesses have been redirected to focus on support for the main electricity businesses.

  The key goals which the Company and SWEB are pursuing include cost savings and improved customer service. The objective of cost savings is to increase profitability. Cost savings have been realized through programs of staff reduction and working with the unions on a program of job redesign leading to changes in work practices. The objective of improved customer service is to prepare for the increasingly competitive aspects of the supply business by building customer loyalty through improvements in system performance and responsiveness to customers' needs, and to meet and exceed the performance criteria established by the Regulator. Improvements in customer service are being pursued in part through improvements in system performance, as measured primarily by reductions in customer minutes lost and overall number of outages.

OVERVIEW OF THE ELECTRIC UTILITY INDUSTRY IN GREAT BRITAIN

  In 1990, the electric utility industry in Great Britain was privatized, and SWEB was created along with the other 11 RECs. In connection with the privatization, distribution assets in England and Wales, previously owned indirectly by Her Majesty's Government, were allocated among the RECs, licensing requirements were established for the RECs and price controls were implemented in the areas of distribution and supply. In England and Wales, generation assets (other than nuclear facilities) were allocated to two generating companies, and the high voltage transmission assets were allocated to The National Grid Company plc ("NGC," which is wholly owned by NGG). See "The Electric Utility Industry in Great Britain."

  The high voltage transmission system in England and Wales, which is generally referred to as the "national grid," carries the generated electricity in bulk from the power stations to the regional and local distribution systems. This transmission system is owned and operated by NGC.

  Distributors transfer electricity over their networks, generally at lower voltage than the national grid, from supply points on the national grid to final consumers. The distribution systems in England and Wales are owned by the 12 RECs. Virtually all customers in England and Wales are connected to the distribution system of the RECs and have no choice as to the distribution system from which they receive their electricity. Distribution prices charged by the RECs are regulated by the Distribution Price Control Formula.

  Suppliers sell electricity to end users. Each REC is required to have a PES license which authorizes it to supply electricity to any customers within its franchise area. Electricity customers fall into two categories, Franchise Supply Customers and Non-Franchise Supply Customers. Prices for supply of electricity to Franchise Supply Customers are regulated by the Supply Price Control Formula. Such price control is currently scheduled to expire on March 31, 1998, at which time the franchise supply market is expected to be open to any competitors who have obtained the necessary license, which is generally referred to as a "second tier license." Non-Franchise Supply Customers may already be supplied by anyone who has obtained a second tier license. Such second tier suppliers, including SWEB, compete for business nationally and at prices determined by competitive bids or negotiation.

  At the time of privatization, the Pool was established for bulk trading of electricity in England and Wales between generators and suppliers. The Pool reflects two principal characteristics of the physical generation and supply of electricity from a particular generator to a particular supplier. First, it is not possible to trace electricity from a particular generator to a particular supplier. Second, it is not practicable to store electricity in significant quantities, creating the need for a constant matching of supply and demand. Subject to certain exceptions, all electricity generated in England and Wales must be sold and purchased through the Pool. All licensed generators and suppliers must become signatories to a pooling and settlement agreement, which governs the constitution and operation of the Pool and the calculation of payments due to and from generators and suppliers (the "Pooling and Settlement Agreement"). The Pool also provides centralized settlement of accounts and clearing. Prices for electricity are set by the Pool daily for each half hour of the following day based on the bids of the generators and a complex set of calculations matching supply and demand and taking account of system stability, security and other costs. See "The Electric Utility Industry in Great Britain--The Structure of the Electricity Industry in Great Britain-- The Pool."

SWEB'S MAIN BUSINESSES

DISTRIBUTION BUSINESS

  SWEB's distribution business is the ownership, management and operation of the electricity distribution network within SWEB's Franchise Area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users of electricity that are connected to SWEB's power lines. Virtually all electricity supplied (whether by SWEB's independent supply business or by other suppliers) to consumers in SWEB's Franchise Area is transported through its distribution network, thus providing SWEB with distribution volume that is stable from year to year. As a holder of a PES license, SWEB is subject to a price cap regulatory framework that provides economic incentives to increase the number of units of electricity distributed and to operate in a more cost-efficient manner. See "The Electric Utility Industry in Great Britain."

  SWEB's distribution business has grown in both its customer base and in the number of units distributed, primarily reflecting economic growth in the South West of England. At March 31, 1996 SWEB had experienced a 5-year compound annual growth rate of 0.8% in customers and a 5-year compound annual growth rate of 1.6% in units distributed.

 Strategy

  Since being acquired by the Company, SWEB has reviewed and refined its distribution strategy and has established key goals of cost savings and improved customer service.

  Staff reductions play a key role in cost savings. SWEB has implemented a plan of voluntary and other staff reductions to reduce the number of employees by 667 (mainly in the distribution business and representing 20% of staff at the time of the acquisition of SWEB by the Company), of which 508 reductions occurred prior to September 30, 1996. Part of these reductions are made possible due to new work practices which SWEB has developed with the cooperation of SWEB's unions. Team restructuring in the engineering department of SWEB has commenced, and the establishment of multi-skilled independent teams has been achieved. In addition, management restructuring has produced a flatter organizational structure by reducing management levels from seven to three.

  Improvements in customer service in the distribution business, if achieved, are part of SWEB's strategy to retain Franchise Supply Customers in its Franchise Area after March 31, 1998 and are expected to enable SWEB to meet or exceed the performance criteria established by the Regulator who is responsible for setting the performance standards of the RECs. SWEB believes that achieving these goals is important both for building customer loyalty for the benefit of the supply business by maintaining and improving customer satisfaction and for maintaining good relations with the Regulator. Improvements in customer service are being pursued, in part, through improvements in system performance, measured primarily in terms of customer minutes lost and overall number of outages. To that end, several initiatives are being pursued including:

  . eliminating the backlog of tree-trimming near distribution lines;

  . implementing a program of network improvements that will create more dual routing;

  . reordering the priorities of SWEB's capital expenditure program to focus on improving system reliability; and

  . introducing a single-number telephone call center supported by new computerized information systems which allows employees at the call center (including advisory engineers) to initiate engineering work orders to satisfy customer needs for repairs or maintenance of the distribution network.

 Customers

  Most of SWEB's distribution customers are Franchise Supply Customers. This customer group consists predominantly of residential and small commercial consumers which provides SWEB a stable customer base. SWEB's fastest growing category of distribution customers, in terms of units distributed and revenues, is large commercial and small industrial customers. Commercial activity of SWEB's customers is mostly service based and includes financial services, electronics and technology-related businesses. SWEB also distributes electricity to industrial concerns in its Franchise Area. The principal activities of SWEB's largest distribution customers include china clay extraction, ship repair, fertilizer production, aerospace, defense engineering, cement and paper manufacturing and water supply. SWEB's 20 largest distribution customers in its Franchise Area accounted for 9.8% of total electricity distributed by SWEB in fiscal year 1996 in terms of units distributed, with no single customer exceeding 2.3% of total electricity distributed. The following table sets out details of SWEB's distribution customers, units distributed and distribution revenues.

                                                  DISTRIBUTION BUSINESS
                         ------------------------------------------------------------------------------
                            DISTRIBUTION CUSTOMERS     ELECTRICITY UNITS DISTRIBUTED        REVENUES(5)
                         ---------------------------- ----------------------------------    -----------
                                              5 YEAR    VOLUME       % OF       5-YEAR
                         NUMBER(1) % OF TOTAL CAGR(2)  (TWH)(3)     TOTAL      CAGR(4)      % OF TOTAL
                         --------- ---------- ------- -----------  ---------  ----------    -----------
not more than 100kW..... 1,298,795    99.79    0.81%           8.2         62        0.19%       81
above 100kW to 1MW......     2,300     0.19    4.50            2.1         16        5.11        11
above 1MW...............       230     0.02    6.47            2.9         22        1.98         8
                         ---------   ------    ----     ----------  ---------  ----------       ---
  Total................. 1,301,325   100.00     --            13.2        100         --        100
                         =========   ======    ====     ==========  =========  ==========       ===

--------
(1) At December 31, 1995.
(2) Represents the compound annual growth rate ("CAGR") for the period from July 1, 1990 through December 31, 1995.
(3) In terawatt hours for calendar year 1995.
(4) Represents the CAGR for the period from January 1, 1991 through December 31, 1995.
(5) For calendar year 1995.

 Distribution Facilities

  Electricity is transported across the national grid transmission system at 400kv or 275kv to eight grid supply points within SWEB's distribution network, where it is transformed by SWEB to 132kv and enters SWEB's distribution system. Electricity is also transported to two national grid supply points located in neighboring RECs' franchise areas, which are connected to SWEB's distribution system by overhead lines and underground cables. Substantially all electricity which enters SWEB's system is received at these ten grid supply points.

  At March 31, 1996, SWEB's electricity distribution network (excluding service connections to consumers) included overhead lines and underground cables at the operating voltage levels indicated in the table below:

                                              OVERHEAD LINES  UNDERGROUND CABLES
OPERATING VOLTAGE:                            (CIRCUIT MILES)  (CIRCUIT MILES)
------------------                            --------------- ------------------
132kv........................................        907                37
33kv.........................................      1,736               607
11kv.........................................     10,676             3,839
6.6kv........................................         15                77
480 or 415/240v..............................      4,759             6,896
                                                  ------            ------
  Total......................................     18,093            11,456
                                                  ======            ======

  In addition to the circuits referred to above, SWEB's distribution facilities also include approximately:

                                                            AGGREGATE CAPACITY
                                                               (MEGA VOLT
TRANSFORMERS:                                        NUMBER      AMPERES)
-------------                                        ------ ------------------
132kv/lower voltages................................     91       5,348
33kv/11kv or 6.6kv..................................    533       7,255
11kv or 6.6kv/lower voltages (including 36,336 pole
 mounted transformers).............................. 47,936       6,504
SUBSTATIONS:
------------
132kv/33kv..........................................     40
33kv/11kv or 6.6kv..................................    309
11kv or 6.6kv/415v or 240v.......................... 11,790

  Substantially all substations are owned in freehold, and most of the balance are held on leases which will not expire within 10 years.

  Electricity is received by customers at various voltages depending upon their requirements. At March 31, 1996, SWEB's distribution system was connected to over 1.3 million customers. In providing service connections to customers and to street lighting, traffic lights and other installations from its network, SWEB uses lengths of overhead lines and underground cables in addition to those referred to above.

  Operation and control of SWEB's distribution system is continuously monitored and coordinated from two control centers located in Bristol and Exeter. The Exeter control center is responsible for the entire 132kv network. Responsibility for the 33kv and 11kv networks is divided between the two control centers. A telecontrol system has been implemented to provide remote information gathering and to provide remote operation of 132kv and selected 33kv and 11kv switchgear. See also the map on the inside cover page of this Prospectus.

SUPPLY BUSINESS

  SWEB's supply business is selling electricity to end users, purchasing such electricity, primarily from the Pool, and arranging for its distribution to those end users. SWEB's supply business is comprised predominantly of supplying Franchise Supply Customers. In fiscal year 1996, these customers accounted for approximately 82% of all units of electricity supplied by SWEB. SWEB's exclusive right to supply these customers is scheduled to continue, subject to price regulation, until March 31, 1998, at which time competition to supply Franchise Supply Customers is scheduled to commence. Supply prices for these customers are regulated, and SWEB's prudent costs of purchasing and delivering electricity and hedging the purchase price are charged to them.

  The market to supply Non-Franchise Supply Customers is fully competitive, principally with other RECs and the major generators. Non-Franchise Supply Customers are typically supplied through individual contracts for a duration of one to two years with competitively bid or negotiated prices.

 Strategy

  Since its acquisition by the Company, SWEB has completed a review of the supply market, established new goals for its supply business and adopted new strategies for achieving those goals. The key goals established are the retention of its current Franchise Supply Customers as supply customers after March 31, 1998 and the increase of SWEB's share of electricity supplied to Non-Franchise Supply Customers both inside and outside SWEB's Franchise Area. As a result of this strategy, SWEB expects to supply a larger portion of units to Non-Franchise Supply Customers than in fiscal year 1996.

  SWEB's strategy for retaining its Franchise Supply Customers is to build customer loyalty and to offer competitive prices. SWEB seeks to build customer loyalty by providing superior service, including reliable distribution service, responsive service in dealing with billing and other matters and providing other service enhancements. SWEB is revamping its marketing, sales and customer service operations under the direction of Executive Directors of SWEB transferred from other companies within the Southern Company system, who are experienced in competitive electricity marketing.

  Initiatives in relation to the Franchise Supply Customers include:

  . a single-number, local rate, telephone service call center (which has been in place since April 1996);

  . a state-of-the-art billing and customer service system which will enable employees at the call center to act on or resolve customer billing and account inquiries on line during their calls (which should be operational in 1998); and

  . a restructuring of meter reading operations which should enable almost all meters to be read quarterly, thereby reducing estimated readings (which has already begun and is expected to be completed in 1997). (In Great Britain, most meters are located within structures, and meter readers are required to obtain access from occupants in order to read meters. As a result, actual readings were often obtained only on an annual or biennial basis.)

  SWEB's strategy for expanding its market share of electricity sold to Non-Franchise Supply Customers both inside and outside its Franchise Area is to offer competitive pricing and, with respect to its Non-Franchise Supply Customers inside its Franchise Area, to build customer loyalty through the measures described above and through the measures described in "--Distribution Business."

  Additional initiatives to support growth in market share in the Non-Franchise Supply Customer market include:

  . the expanded use of account managers for Non-Franchise Supply Customers
    (which has already begun);

  . increasing the number of proposals and bids made to customers and potential customers (which has already begun);

  . development of an integrated contract customer sales, electronic registration and marketing system with full customer life-cycle management and tracking facilities (which is scheduled to be completed by January 1997); and

  . further enhancement of a competitive price setting system used to determine appropriate contract supply prices (which is also scheduled to be completed by January 1997).

 Franchise Supply Market

  Under the terms of its PES license, SWEB currently holds the right to supply approximately 1.3 million Franchise Supply Customers within its Franchise Area. See "Business--General." During fiscal year 1996, sales to Franchise Supply Customers represented 82% of total units supplied by SWEB and produced 86% of SWEB's total supply revenue.

  The exclusive right to supply Franchise Supply Customers is scheduled to end on March 31, 1998, at which time all supply customers will have the ability to choose their electricity supplier. SWEB intends to retain its market share of these customers by providing superior customer service and competitive pricing. In fiscal year 1995, SWEB met or exceeded the Regulator's overall standards of performance in 99.9% of the services measured by the Regulator. See "--Strategy."

 Non-Franchise Supply Market

  In addition to competing for Non-Franchise Supply Customers in its Franchise Area, SWEB holds a second tier license to compete with the RECs and other suppliers to provide electricity to Non-Franchise Supply Customers outside its Franchise Area. At the end of fiscal year 1996, SWEB had approximately 1,500 Non-Franchise Supply Customers, consisting primarily of large commercial and industrial accounts. Revenue from these customers during fiscal year 1996 accounted for only 14% of total supply revenues. SWEB has achieved a significant increase in the number of Non-Franchise Supply Customers since the Company acquired SWEB.

SWEB'S OTHER BUSINESS ACTIVITIES

  SWEB also has ancillary business activities that support its main electricity distribution and supply businesses, including electricity generation and gas supply. SWEB owns generating assets with 24MW of capacity used to back up the distribution network as well as minority investments in windfarms and a 7.7% interest in Teesside Power Limited, owner of a 1,875 MW combined cycle plant. SWEB has a 75% joint venture interest in a supplier of gas and derives small amounts of revenue from the lease of fibers within the fiber optic cables carried on its distribution network. SWEB also markets and develops property no longer used in the main electricity businesses.

RISK MANAGEMENT

  Because SWEB's distribution business does not involve the purchase and sale of electricity, SWEB's risk management efforts are focused on the supply business which is exposed to Pool price volatility.

  Regulations governing the franchise supply market permit the pass-through to customers of prudent costs which include the cost of arrangements such as contracts for differences ("CFDs") to hedge against Pool price volatility. CFDs are contracts predominantly between generators and suppliers which fix the price of electricity for a contracted quantity of electricity over a specific time period. Differences between the actual price set by the Pool and the agreed prices give rise to difference payments between the parties to the particular CFD. At the present time, SWEB's forecast franchise supply market demand for fiscal year 1997 is substantially hedged through various types of agreements including CFDs.

  The most common contracts for supply to Non-Franchise Supply Customers are for a twelve-month term and contain fixed rates. SWEB is exposed to two principal risks associated with such contracts: load shape risk (the risk associated with a shift in the customer's usage pattern, including absolute amounts demanded and timing of amounts demanded) and purchasing price risk (the cost of purchased electricity relative to the price received from the supply customer). SWEB employs risk management methods to maximize its return consistent with an acceptable level of risk. Generally load shape risk decreases as SWEB's portfolio of supply customers in the non-franchise supply market increases. SWEB hedges purchasing price risk by employing a variety of risk management tools, including management of its supply contract portfolio, hedging contracts and other means which mitigate risk of future Pool price volatility.

  SWEB's ability to manage its purchasing price risk depends, in part, on the future availability of properly priced risk management mechanisms such as CFDs. No assurance can be given that an adequate, transparent market for such products will in fact be available.

  SWEB is also investigating whether owning its own source of generation or contracting for such source or sources would be an appropriate method for partially managing purchase price risk, but no assurance can be given that such methods would be available to or economically appropriate for SWEB.

UK ENVIRONMENTAL REGULATION

  SWEB's businesses are subject to numerous regulatory requirements with respect to the protection of the environment. The Electricity Act 1989 (the "Electricity Act") obligates the UK Secretary of State for Trade and Industry (the "Secretary of State") to take into account the effect of electricity generation, transmission and supply activities upon the physical environment in approving applications for the construction of generating facilities and the location of overhead power lines. The Electricity Act requires SWEB to have regard to the desirability of preserving natural beauty and the conservation of natural and man-made features of particular interest, when it formulates proposals for development in connection with certain of its activities. The Company mitigates the effects its proposals have on natural and man-made features and is required to carry out an environmental assessment when it intends to lay cables, construct overhead lines or carry out any other development in connection with its licensed activities. SWEB also has produced an Environmental Policy Statement which sets out the manner in which it intends to comply with its obligations under the Electricity Act.

  The Environmental Protection Act 1990 addresses waste management issues and imposes certain obligations and duties on companies which handle and dispose of waste. Some of SWEB's distribution activities produce waste, but SWEB believes that it is in compliance with the applicable standards in such regard.

  Possible adverse health effects of electromagnetic fields ("EMFs") from various sources, including transmission and distribution lines, have been the subject of a number of studies and increasing public discussion. The scientific research currently is inconclusive as to whether EMFs may cause adverse health effects. The only UK standards for exposure to power frequency EMFs are those promulgated by the National Radiological Protection Board and relate to the levels above which non-reversible physiological effects may be observed. SWEB fully complies with these standards. However, there is the possibility that passage of legislation and change of regulatory standards would require measures to mitigate EMFs, with resulting increases in capital and operating costs. In addition, the potential exists for public liability with respect to lawsuits brought by plaintiffs alleging damages caused by EMFs.

  SWEB believes that it has taken and continues to take measures to comply with the applicable laws and governmental regulations for the protection of the environment. There are no material legal or administrative proceedings pending against SWEB or the Company with respect to any environmental matter.

EMPLOYEES

  SWEB had 3,178 employees (3,079 full time equivalent) and the Company had no employees at the end of fiscal year 1996. At September 30, 1996, SWEB had 2,832 employees (2,743 full time equivalent). Of SWEB's employees, 95% are represented by labor unions. All SWEB employees who are not party to a personal employment contract are subject to a collective bargaining agreement called The Electricity Business Agreement. This Agreement may be amended by agreement between SWEB and the unions and is terminable with 12 months notice by either side. SWEB is currently holding discussions with the unions to introduce a separate collective bargaining agreement to include meter reading staff. SWEB believes that its relations with its employees are favorable.

PROPERTY

  The Company through a subsidiary of SWEB owns the freehold of its principal executive offices in Bristol. SWEB has both network and non-network land and building.

NETWORK LAND AND BUILDINGS

  At March 31, 1996 SWEB had freehold and leasehold interests in approximately 12,000 network properties, comprising principally sub-station sites. The recorded cost of total network land and buildings at March 31, 1996 was (Pounds)62 million. SWEB owns, directly or indirectly, the freehold of such land and buildings.

NON-NETWORK LAND AND BUILDINGS

  At March 31, 1996 SWEB had freehold and leasehold interests in non-network properties comprising chiefly offices, former retail outlets, depots, warehouses and workshops. The recorded cost of total non-network land and buildings at March 31, 1996 was (Pounds)40.3 million.

  The number of properties in each category is:

                                                         FREEHOLD OR
                                                        LONG LEASEHOLD LEASEHOLD
                                                        -------------- ---------
   Depots..............................................       24            1
   Offices.............................................        8          --
   Surplus property(1).................................       78           25

--------
(1) Largely unused retail sites. The number of freeholds is approximated.

  For a discussion of other properties and other assets of SWEB, see "Business--SWEB's Main Businesses--Distribution Facilities."

LEGAL PROCEEDINGS

  The Company and SWEB are routinely party to legal proceedings arising in the ordinary course of business which are not material, either individually or in the aggregate. The Company is not a party to any material legal proceedings nor is it currently aware of any threatened material legal proceedings.

                THE ELECTRIC UTILITY INDUSTRY IN GREAT BRITAIN

THE STRUCTURE OF THE ELECTRICITY INDUSTRY IN GREAT BRITAIN

  The electric utility industry in Great Britain consists of the following activities:

Generation: the production of electricity at power stations;

Transmission:
            the bulk transfer of electricity across a high voltage transmission system;

Distribution:
            the transfer of electricity from the high voltage transmission system and its delivery, across low voltage distribution systems, to consumers; and

Supply: the bulk purchase of electricity by suppliers and its sale to consumers.

INDUSTRY STRUCTURE

  Great Britain has two separate but connected markets, each with a different commercial framework. In England and Wales electricity is produced by generators, the largest of which are National Power, PowerGen and Nuclear Electric, a subsidiary of the recently privatized British Energy. Electricity is transmitted through the national grid transmission system by NGC and distributed by the twelve RECs in their respective franchise, or authorized, areas. Most customers are currently supplied with electricity by their local REC, although there are other suppliers holding second tier supply licenses, including other generators and RECs, who can compete to supply larger customers in that REC's authorized area.

  In Scotland there are two vertically integrated companies, Scottish Power and Hydro-Electric, each generating, transmitting, distributing and supplying electricity within their respective franchise areas as well as competing to supply electricity elsewhere. Scottish Nuclear, another subsidiary of British Energy, sells all the electricity it generates to Scottish Power and Hydro-Electric under the Nuclear Energy Agreement.

  The interconnection between the two transmission systems, owned by Scottish Power and NGC, is capable of transferring electricity between Scotland and England and Wales. There is also an interconnection with France, owned by NGC and Electricite de France, through which electricity can be transferred between the transmission systems of France and England and Wales.

  Virtually all electricity generated in England and Wales is sold by generators and bought by suppliers through the Pool. A generator which is a Pool member and also a licensed supplier must nevertheless sell all the electricity it generates into the Pool, and purchase all the electricity which it supplies from the Pool. Because Pool prices fluctuate, generators and suppliers may enter into bilateral arrangements, such as CFDs, to provide a degree of protection against such fluctuations.

  There is no equivalent to the Pool in Scotland, but Scottish Power and Hydro-Electric are obligated by their licenses to offer electricity for sale to second tier suppliers. They are also required to provide access to their transmission and distribution systems on a non-discriminatory basis to competing suppliers and generators.

INDUSTRY BACKGROUND

  The industry structure described above was put in place in March 1990. At the same time, a licensing regime was introduced for the electricity industry both in England and Wales and in Scotland. The Regulator was first appointed in 1989.

  The RECs, which at that time collectively owned NGG, NGC's holding company, were privatized in December 1990. National Power and PowerGen were privatized in March 1991 (with the balance of the UK Government's holding being sold in March 1995), Scottish Power and Hydro-Electric were privatized in June 1991 and British Energy was privatized in July 1996. NGG was listed on the London Stock Exchange in

December 1995. Since the summer of 1995, seven of the RECs have been acquired by other companies. In particular, SWEB was acquired by the Company in September 1995.

  In 1990, the vast majority of generating capacity was owned by three generators. However, since that time competition in generation has increased as RECs and other new entrant generators have constructed new plant and as imports through the interconnections with Scotland and France have grown. In addition, pursuant to undertakings given to the Regulator, National Power and PowerGen have disposed of an aggregate of 6,000 MW of plant to Eastern Group plc (a REC holding company which was recently acquired by Hanson PLC).

  Competition in supply has also been progressively introduced both in England and Wales and in Scotland. The RECs in England and Wales, and Scottish Power and Hydro-Electric in Scotland, are subject to competition from second tier suppliers for the supply of electricity to larger customers in their respective franchise areas. Under the current licensing regime, all electricity customers in Great Britain, including domestic customers, are scheduled to be able to choose their electricity supplier from April 1, 1998.

DISTRIBUTION OF ELECTRICITY

  Each of the RECs is required to offer terms for connection to its distribution system to any person, for use of its distribution system to any authorized electricity operator and for the provision of top-up and stand-by supplies to any person. In providing use of its distribution system, a REC must not discriminate between its own supply business and that of any other authorized electricity operator, or between those of other authorized electricity operators; nor may its charges differ except where justified by differences in cost. Similar principles apply to the provision of top-up and stand-by supplies of electricity, and in the carrying out of connection works. Disputes over the terms of offers may be determined by the Regulator.

  Most revenue of the distribution business is controlled by a formula based on P+RPI-Xd where Xd is currently 3% (the "Distribution Price Control Formula"). P reflects the previous maximum average price per unit of electricity distributed. RPI reflects the percentage change in the Retail Price Index between the previous year and the current year. The Xd factor is established by the Regulator following review. This formula determines the maximum average price per unit of electricity distributed (in pence per kilowatt hour) which a REC is entitled to charge. This price, when multiplied by the expected number of units to be distributed, determines the expected distribution revenues of the REC for the relevant year. The Distribution Price Control Formula permits RECs to partially retain additional revenues due to increased distribution of units and allows for a pound-for-pound increase in operating income for efficient operations and reduction of expenses. The current Distribution Price Control Formula has been in effect since April 1, 1996 and applies for the four year period ending March 31, 2000.

  On August 11, 1994, the Regulator announced the results of a review of the Distribution Price Control Formula. A one-time reduction in the distribution charges of all the RECs was made with effect from April 1, 1995 and ranged from 11% to 17% (the reduction in SWEB's case being 14%), in each case before allowing for inflation. In addition, the Regulator halved from 100% to 50% the weight of units in the Distribution Price Control Formula and allocated the remaining 50% to the number of customers. The stated intention of the Regulator in introducing this change was "to remove any artificial incentive on the companies to sell more electricity, while retaining a general incentive for companies to seek out and meet the needs of their customers." In the light of information concerning the financial position of the RECs that emerged during the course of the unsuccessful bid by Trafalgar House plc for Northern Electric plc (one of the RECs), the Regulator further reduced distribution charges of all the RECs with effect from April 1, 1996 ranging from 10% to 13% (the reduction in SWEB's case being 11%), in each case before allowing for inflation.

  The Distribution Price Control Formula is expected to be further reviewed with effect from April 1, 2000. A REC may seek disapplication of its Distribution Price Control Formula with effect from that date by request to the Regulator. If the Regulator wishes to refuse the request, he must refer it to the Monopolies and Mergers Commission ("MMC").

  In setting the distribution charges each year, the holder of a PES license will have to make a projection of the permitted maximum average charge per unit distributed in that year. The projection will have to take account of forecasts of units distributed, distribution losses and the actual change in RPI. Failure to forecast accurately may result in over or under charging; this is taken into account in the following year through a correction factor in the price control formula. If a REC has overcharged in the previous year, the maximum average charge per unit distributed is reduced by an amount to reflect the excess income received, to which is added interest. In the event of undercharging, the Distribution Price Control Formula allows the licensee to recover the shortfall in income plus interest.

  If, in any year, the average charge per unit distributed exceeds the permitted maximum average charge per unit distributed by more than 3%, then, in the next following year, the REC may not increase distribution charges unless it has satisfied the Regulator that the average charge per unit in that next following year is not likely to exceed the permitted maximum average charge. If, in respect of any two successive years, the sum of the amounts by which the average charge per unit distributed has exceeded the permitted maximum average charge per unit distributed in the second of those years is more than 4% of that permitted maximum average charge, then, in the next following year, the REC may be required by the Regulator to adjust its charges so that they fall within the maximum permitted average charge. If, in respect of two successive years, the licensee undercharges by more than 10% of the maximum average charge, the Regulator may, by directions to the licensee, limit the amount by which such undercharging may be recovered.

ELECTRICITY SUPPLY

  Subject to minor exceptions, all electricity customers in Great Britain must be supplied by a licensed supplier. Licensed suppliers purchase electricity and make use of the transmission and distribution networks to achieve delivery to customers' premises.

  There are two types of licensed suppliers; public electricity (or first tier) suppliers ("PESs"); and second tier suppliers. PESs are the RECs, Scottish Power and Hydro-Electric each supplying in its respective franchise area. Second tier suppliers include National Power, PowerGen, Nuclear Electric, Scottish Power, Hydro-Electric and other PESs supplying outside their respective franchise areas. There are also a number of independent second tier suppliers.

  At present, a Franchise Supply Customer can only buy electricity from the PES authorized to supply the relevant franchise area. Franchise Supply Customers typically include domestic and small commercial and industrial customers. Non-Franchise Supply Customers are not limited to buying electricity from the local PES and can choose to buy from a second tier supplier. Such customers are typically larger commercial, agricultural and industrial electricity users. Second tier suppliers compete with one another and with the local PES to supply customers in this competitive (or "non-franchise") sector of the market.

  Under the current licensing regime, from April 1, 1998 all customers, including those who are currently Franchise Supply Customers, will be free to choose their electricity supplier.

  The supply of electricity to Franchise Supply Customers is subject to price control. The maximum average charge per unit supplied (in pence per kilowatt hour) is controlled by a formula based upon P+RPI-Xs+Y (the "Supply Price Control Formula") where Xs is currently 2%. As with the Distribution Price Control Formula, P reflects the previous maximum average price per unit of electricity supplied (in pence per kilowatt hour). RPI reflects the percentage change in the Retail Price Index between the previous year and the current year. The Xs factor is established by the Regulator following review. The Y term is a pass through of certain costs which are either largely outside the control of the REC or have been regulated elsewhere. It thus covers the REC's electricity purchase costs, including both direct Pool purchase costs and costs of hedging, transmission charges made by NGC, distribution charges made by its own and other REC distribution businesses and the Fossil Fuel Levy (described below) or amounts equivalent thereto in respect of the purchase of non-leviable electricity which are attributable to Franchise Supply Customers. As with the Distribution Price Control Formula, there is a correction factor in the Supply Price Control Formula in the event of over or under charging.

  If a REC has overcharged in the previous year, the maximum average charge per unit supplied is reduced by an amount to reflect the excess income received, to which is added interest. In the event of undercharging, the Supply Price Control Formula allows the licensee to recover the shortfall in income plus interest.

  If, in any year, the average charge per unit supplied exceeds the permitted maximum average charge per unit supplied by more than 4%, then, in the next following year, the REC may not increase supply charges to Franchise Supply Customers unless it has satisfied the Regulator that the average charge per unit in that next following year is not likely to exceed the permitted maximum average charge. If, in respect of any two successive years, the sum of the amounts by which the average charge per unit supplied has exceeded the permitted maximum average charge per unit supplied in the second of those years is more than 5% of that permitted maximum average charge, then, in the next following year, the REC may be required by the Regulator to adjust its charges so that they fall within the maximum permitted average charge. If, in respect of two successive years, the licensee undercharges by more than 10% of the maximum average charge, the Regulator may, by directions to the licensee, limit the amount by which such undercharging may be recovered.

  The initial value of Xs was set at 0 for all the RECs on March 31, 1990. The Supply Price Control Formula was reviewed by the Regulator with effect from April 1, 1994, when the Xs term was set at 2% for all the RECs. This will apply to the period ending March 31, 1998. On this date, the exclusive right of the RECs to supply Franchise Supply Customers is scheduled, under the current licensing structure, to come to an end. However, the Regulator has indicated that price regulation for supply to Franchise Supply Customers may be extended for an interim period until an adequate level of competition is established.

THE POOL

  The Pool was established at the time of privatization for bulk trading of electricity in England and Wales between generators and suppliers. The Pool reflects two principal characteristics of the physical generation and supply of electricity from a particular generator to a particular supplier. First, it is not possible to trace electricity from a particular generator to a particular supplier. Second, it is not practicable to store electricity in significant quantities, creating the need for a constant matching of supply and demand. Subject to certain exceptions, all electricity generated in England and Wales must be sold and purchased through the Pool. All licensed generators and suppliers must become signatories to the Pooling and Settlement Agreement, which governs the constitution and operation of the Pool and the calculation of payments due to and from generators and suppliers. The Pool also provides centralized settlement of accounts and clearing. The Pool does not itself buy or sell electricity.

  Prices for electricity are set by the Pool daily for each half hour of the following day based on the bids of the generators and a complex set of calculations matching supply and demand and taking account of system stability, security and other costs. A computerized system (the settlement system) is used to calculate prices and to process metered, operational and other data and to carry out the other procedures necessary to calculate the payments due under the Pool trading arrangements. The settlement system is administered on a day-to-day basis by NGC Settlements Limited, a subsidiary of NGC, as settlement system administrator.

FOSSIL FUEL LEVY

  All the RECs are subject to an obligation to obtain a specified amount of generating capacity from non-fossil fuel sources (the "NFFOs"). Because electricity generated from non-fossil fuel plants is generally more expensive than electricity from fossil fuel plants, a levy system (the "Fossil Fuel Levy") has been instituted to reimburse the generators and the RECs for the extra costs involved. The Regulator sets the amount of the Fossil Fuel Levy annually. The current Fossil Fuel Levy is 10% of the value of sales of electricity generated from fossil fuel sources. However, the Regulator confirmed on July 16, 1996 a reduction to 3.7% for the period November 1, 1996 to March 31, 1997.

REGULATION UNDER THE ELECTRICITY ACT 1989

THE REGULATOR

  The principal legislation governing the structure and regulation of the electricity industry in Great Britain is the Electricity Act. The Electricity Act established the industry structure described above so as to enable privatization to take place. The Electricity Act also created the institutional framework under which the industry is currently regulated, including the office of the Regulator, who is appointed by the Secretary of State. The present Regulator, Professor Stephen Littlechild, was appointed for a five year term commencing September 1, 1989 and has since been reappointed for a further five year term.

  The Regulator's functions under the Electricity Act include granting licenses to generate, transmit or supply electricity (a function which he exercises under a general authority from the Secretary of State); proposing modifications to licenses, and making license modification references to the MMC; enforcing compliance with license conditions; advising the Secretary of State in respect of the setting of each NFFO; calculating the Fossil Fuel Levy rate and collecting the levy; determining certain disputes between electricity licensees and customers; and setting standards of performance for electricity licensees.

  The Regulator exercises concurrently with the Director General of Fair Trading certain functions relating to monopoly situations under the Fair Trading Act 1973 and certain functions relating to courses of conduct which have, or are intended or likely to have, the effect of restricting, distorting or preventing competition in the generation, transmission or supply of electricity under the Competition Act 1980.

  The Electricity Act requires the Regulator and the Secretary of State to exercise their functions in the manner each considers is best calculated: to secure that all reasonable demands for electricity are satisfied; to secure that license holders are able to finance their licensed activities; and to promote competition in the generation and supply of electricity.

  Subject to these duties, the Secretary of State and the Regulator are required to exercise their functions in the manner which each considers is best calculated: to protect the interests of consumers of electricity supplied by licensed suppliers in respect of price, continuity of supply, and the quality of electricity supply services; to promote efficiency and economy on the part of licensed electricity suppliers and the efficient use of electricity supplied to consumers; to promote research and development by persons authorized by license to generate, transmit or supply electricity; to protect the public from the dangers arising from the generation, transmission or supply of electricity; and to secure the establishment of machinery for promoting the health and safety of workers in the electricity industry. The Secretary of State and the Regulator also have a duty to take into account the effect on the physical environment of activities connected with the generation, transmission or supply of electricity.

  In performing their duties to protect the interests of consumers in respect of prices and other terms of supply, the Secretary of State and the Regulator have a duty to take into account in particular the interests of consumers in rural areas. In performing their duties to protect the interests of consumers in respect of the quality of electricity supply services, they have a duty to take into account in particular the interests of those who are disabled or of pensionable age.

LICENSES

 Generation Licenses

  Unless covered by an exemption, all electricity generators operating a power station in Great Britain are required to have a generation license. There are currently 41 generation license holders in Great Britain. The conditions attached to a generation license in England and Wales require the holder, among other things, to comply with a grid code, be a member of the Pool and submit relevant generating sets for central dispatch. The conditions attached to generation licenses in Scotland require the holder, among other things, to comply with a grid code. Failure to comply with any of the generation license conditions may subject the licensee to a variety of sanctions, including enforcement orders by the Regulator, or license revocation if an enforcement order is not complied with.

 PES Licenses

  Each of the RECs, Scottish Power and Hydro-Electric has a PES license for its franchise area and is required, under the Electricity Act, to supply electricity upon request to any premises in that area, except in specified circumstances. Each PES is also required not to discriminate between its own supply business and other users of its distribution system. PESs are subject to separate price controls on the amounts they may charge for the supply of electricity to Franchise Supply Customers and in respect of distribution charges. The PES licenses also require the licensee to procure electricity at the best price reasonably obtainable having regard to the sources available.

  The Regulator published on August 15, 1996 further information relating to the RECs' performance in relation to their distribution and supply price controls. The publication entitled "Yardstick of Electricity Purchase Costs" includes information about the generation costs which they pass through to Franchise Supply Customers under the Supply Price Control Formula. The Regulator also stated that it was his intention to review the supply price controls applicable to PESs with a view to proposing possible new controls to take effect on April 1, 1998 when the present franchise supply market will be opened to competition. He issued a consultation paper on this matter on September 5, 1996 entitled "The Competitive Electricity Market from 1998:
Price Restraints."

  In England and Wales, each PES license limits the extent of the generation capacity in which the relevant REC may hold an interest without the prior consent of the Regulator ("own-generation limits"). These own-generation limits, expressed in megawatts, currently restrict the participation of a REC in generation to a level of approximately 15% of the total electricity consumption in that REC's franchise area. In the case of SWEB, the own-generation limit is fixed at 400 MW.

  The Regulator has stated that it would be reasonable to consider a REC's request to increase its own-generation limit on condition that it accepted explicit restrictions on the contracts it signed with its supply business, and that at a minimum the REC would be prohibited from passing additional own-generation contracts into its franchise supply market. He considers that an increase in own-generation limits subject to such restrictions could allow a REC to contribute more fully to the development of competition in generation without the allegation that it was exploiting its captive market and local monopoly position. In June 1996, the Regulator stated that he had indicated to Eastern Group plc, in the context of its acquisition of 6,000 MW of generating capacity from National Power and PowerGen, that he would be favorably inclined to relax the own-generation limits subject to the Regulator and Eastern Group plc agreeing to license modifications as set out in a consultation paper which he had published in August 1995.

 Second Tier Supply Licenses

  Other than a PES in its franchise area and subject to certain other exceptions, a supplier of electricity to premises in Great Britain must possess a second tier supply license. Subject to the restrictions described in "Electricity Supply" above, second tier licensees may compete for the supply of electricity with one another and with the PES for the relevant area. There are currently 39 second tier supply license holders for England and Wales and 24 for Scotland.

 Transmission Licenses

  In England and Wales, NGC is the only transmission license holder. The transmission license imposes on NGC the obligation to operate the merit order system for the central dispatch of generating sets and gives NGC responsibility for the economic purchasing of ancillary services from generators and suppliers. The transmission license requires NGC to offer terms on a non-discriminatory basis for the carrying out of works for connection to, and use of, the transmission system and for use of the interconnections.

 Modifications to Licenses

  Subject to a power of veto by the Secretary of State, the Regulator may modify license conditions with the agreement of the license holder. He must first publish the proposed modifications and consider representations or objections made. Following the acquisition of SWEB by the Company, SWEB's PES license was modified, by agreement, to take into account the fact that the PES license was now held by a subsidiary company. In particular, the license was modified to provide that, with few exceptions, the only business activities which SWEB is permitted to undertake directly are its franchise and second tier supply businesses and its distribution business. The license now also requires SWEB to ensure that it has sufficient management and financial resources and facilities to conduct its supply and distribution businesses and to comply with its statutory and license obligations. The directors of SWEB are required to give annual certificates to the Regulator to that effect. Further, the consent of the Regulator is required for SWEB to create security over its assets, to incur indebtedness or to give guarantees, unless the transaction is on normal commercial and arm's length terms and for a "permitted purpose" (which refers to the supply, distribution or generation business, or any business conducted by SWEB or its affiliates or related undertakings (subsidiaries) prior to the take-over). The consent of the Regulator is also required before SWEB may transfer assets or make loans to affiliates or related undertakings (subsidiaries). However, various matters, such as payment of dividends out of distributable reserves, repayments of capital, and payments on normal commercial and arm's length terms for goods, services or assets supplied, do not require the consent of the Regulator. These provisions are subject to an overriding provision in the PES license which prevents any REC from disposing of (which would include creating a security interest in) distribution assets.

  If the Regulator fails to agree modifications with a license holder, he may refer a matter relating to generation, transmission or supply of electricity under a license to the MMC. If the MMC finds that the matter referred to it has, or may be expected to have, specified effects adverse to the public interest which could be remedied or prevented by a license modification, the Regulator is required to make modifications that appear to him requisite for the purpose of remedying or preventing the adverse effects identified by the MMC. Modifications to license conditions may also be made by the Secretary of State as a consequence of monopoly, merger or other competition references under general UK competition law.

 Term and Revocation of Licenses

  SWEB's PES license shall continue until at least 2025 unless revoked. Under ordinary circumstances, the license may not be revoked except on 25 year's prior notice, which notice may not be given until 2000. Otherwise, the Secretary of State may revoke a PES license by not less than 30 days' notice in writing to the licensee in certain specified circumstances including any failure to comply with a final order of the Regulator requiring the license holder to comply with its license conditions or requirements.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the directors and executive officers of the Company as of July 1, 1996:

   NAME                     AGE                     POSITION
   ----                     --- ------------------------------------------------
   Richard J. Pershing.....  49 Director, Chief Executive Officer
   C. B. (Mike) Harreld....  52 Director, Chief Financial and Accounting Officer
   Thomas G. Boren.........  47 Director
   Alan W. Harrelson.......  48 Director
   Gale E. Klappa..........  45 Director
   C. Philip Saunders......  44 Director
   Charles W. Whitney......  49 Director
   Accentacross Limited....     Director
   Mighteager Limited......     Director

  RICHARD J. PERSHING has been a Director of the Company since June 1995 and Chief Executive Officer since July 1996. From February 1994 to the present, Mr. Pershing has served as Senior Vice President and International Executive Officer of Southern Energy, a wholly-owned subsidiary of Southern. From June 1992 to February 1994, he served as Vice President of International Business Development at Southern Energy. From January 1991 to June 1992, he served as Vice President of Human Resources at Georgia Power Company ("Georgia Power"), also a subsidiary of Southern.

  C.B. (MIKE) HARRELD has been a Director of the Company since September 1995 and Chief Financial and Accounting Officer of the Company since July 1996. He has also been the Finance Director of SWEB since September 1995. From February 1986 to August 1995, he served as Vice President, Comptroller and Chief Accounting Officer of Georgia Power. Prior to joining Georgia Power in 1982, Mr. Harreld spent 13 years with Arthur Andersen in Atlanta and Missouri. He graduated from the University of Kentucky in 1966 (BS Commerce with Honors) and from the University of Missouri in 1967 (MA Accounting with Honors).

  THOMAS G. BOREN has been a Director of the Company since July 1995 and President and Chief Executive Officer of Southern Energy since February 1992. From May 1989 to February 1992, Mr. Boren served as Senior Vice President of Administration at Georgia Power. From 1981 to May 1989, he held positions with Georgia Power in power supply, finance and accounting. Mr. Boren holds a B.S. degree in Industrial Management from the Georgia Institute of Technology and an M.B.A. degree from Georgia State University.

  ALAN W. HARRELSON has been a Director of the Company since September 1995. From January 1994 to September 1995 Mr. Harrelson served as General Manager, Northern Region Power Delivery of Georgia Power. From June 1991 to December 1993, he served as Network Underground Manager, Power Delivery of Georgia Power. Mr. Harrelson holds a bachelor's degree in Industrial Engineering from Georgia Institute of Technology, 1971, and a Juris Doctor--Atlanta Law School, 1981.

  GALE E. KLAPPA has been a Director of the Company since September 1995. From February 1992 to September 1995 he served as Senior Vice President of Marketing for Georgia Power. From May 1991 to February 1992, Mr. Klappa served as Vice President of Southern Company Services, Inc. He graduated cum laude from the University of Wisconsin-Milwaukee in 1972 with a bachelor's degree in Mass Communications.

  C. PHILIP SAUNDERS has been a Director of the Company since September 1995. From February 1994 to September 1995, he served as Western Region and Power Marketing Director for US business development at Southern Energy. From May 1992 to February 1994, Mr. Saunders was Assistant to the Senior Vice President of Marketing at Georgia Power. He graduated from Auburn University in 1974 with a bachelor's degree in Electrical Engineering.

  CHARLES W. WHITNEY has been a Director of the Company since July 1995. From November 1995 to the present, Mr. Whitney has served as Vice President of SEI Holdings, Inc., also a subsidiary of Southern. From June 1994 to November 1995, he served as Vice President of Southern Energy. From January 1991 to June 1994, he served as Vice President of Georgia Power.

  ACCENTACROSS LIMITED ("ACCENTACROSS") has been a Director of the Company since July 1996. Robert D. Fagan represents Accentacross at meetings of the Directors of the Company. Robert D. Fagan has represented Accentacross at meetings of the Directors of the Company since July 1996. From November 1995 to the present, Mr. Fagan has served as President of PMDC. From April 1989 to November 1994, he served as Vice President and General Manager of Mission Energy Company ("Mission Energy"). Mr. Fagan is also currently a Director of PMDC.

  MIGHTEAGER LIMITED ("MIGHTEAGER") has been a Director of the Company since July 1996. Roger L. Petersen represents Mighteager at meetings of the Directors of the Company. Roger L. Petersen has represented Mighteager at meetings of the Directors of the Company since July 1996. From January 1995 to the present, Mr. Petersen has served as Vice President of PMDC. From October 1986 to December 1994, Mr. Petersen served as Vice President of Mission Energy.

  Accentacross and Mighteager were elected by PMDC UK as members of the board of directors of the Company pursuant to a Shareholders' Agreement dated July 1, 1996 (the "Shareholders' Agreement") among Southern Electric International-Europe Inc. ("SEI-Europe"), PMDC UK and Holdings. The Shareholders' Agreement provides that each shareholder of Holdings owning 10 percent or more of the shares of Holdings has the right to elect one director for every 10 percent held. This right applies not only to the board of directors of Holdings but also extends to the board of directors of the Company as a wholly-owned subsidiary of Holdings. Thus, PMDC UK, as holder of 25 percent of the shares of Holdings, has the right to elect two directors to the board of the Company. Accentacross and Mighteager are represented on the board of directors of the Company by Messrs. Fagan and Peterson, respectively.

DIRECTOR AND OFFICER COMPENSATION

  Accentacross and Mighteager (the "PMDC Directors") do not receive compensation for their services as Directors of the Company. The other officers and directors listed above (such officers and directors, with the exception of the PMDC Directors, each a "Southern Company system Officer or Director," as applicable) have received, and will continue to receive, compensation in respect of services performed by such persons in their capacities as Southern Company system Officers or Directors of the Company from Southern Energy, their primary employer and an affiliate of the Company. The Company is charged by Southern Energy for the time spent by those Southern Company system Officers and Directors who do not devote their full time to the affairs of the Company and for a portion of the overhead costs associated with each such Southern Company system Officer and Director. The salaries of all Southern Company system Officers and Directors are paid by Southern Energy, and Southern Energy is reimbursed by the Company, in accordance with a services agreement between the Company and Southern Energy. Southern Company system Officers and Directors receive no cash or non-cash compensation as a result of these arrangements beyond that which they would otherwise receive from Southern Energy for the services performed by them for Southern Energy.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company is charged by Southern Energy for the time spent by those Southern Company system Officers and Directors who do not devote their full time to the affairs of the Company and for a portion of the overhead costs associated with each such Southern Company system Officer and Director. The salaries of all Southern Company system Officers and Directors are paid by Southern Energy, and Southern Energy is reimbursed by the Company, in accordance with a services agreement between the Company and Southern Energy. Southern Company system Officers and Directors receive no cash or non-cash compensation as a result of these arrangements beyond that which they would otherwise receive from Southern Energy for the services performed by them for Southern Energy.

                              SECURITY OWNERSHIP

  The authorized share capital of the Company consists of 500,400,587 ordinary shares of (Pounds)1 each, all of which have been issued fully paid and are held by Holdings. The following table sets forth, as of July 1, 1996, certain information regarding beneficial ownership of Holdings' common stock held by each person known by the Company to own beneficially more than 10% of Holding's outstanding common stock.

      NAME AND ADDRESS        CLASS OF SHARES NUMBER OF SHARES PERCENT OF CLASS
      ----------------        --------------- ---------------- ----------------
The Southern Company.........   A Ordinary        150,000(1)         100%
 64 Perimeter Center East
 Atlanta, Georgia 30346
PP&L Resources, Inc..........   B Ordinary         50,000(2)         100%
 11350 Random Hills Road
 Suite 800
 Fairfax, Virginia 22030

--------
(1) Such shares are owned by SEI-Europe, an indirect wholly-owned subsidiary of Southern.
(2) Such shares are owned by PMDC UK, an indirect wholly-owned subsidiary of PP&L Resources, Inc.

  The A Ordinary shares and the B Ordinary shares have the same voting rights, and the only material difference between the A Ordinary shares and the B Ordinary shares is that the holders of the B Ordinary shares are entitled to a smaller proportion of dividends paid in respect of earnings during calendar year ending December 31, 1996 than the holders of the A Ordinary shares.

  The following table shows the number of shares of the common stock of Southern owned by the directors and executive officers of the Company as of July 1, 1996. It is based on information furnished to the Company by the directors and executive officers of the Company. The shares owned by all directors and executive officers as a group constitute less than one percent of the total number of shares of the respective classes outstanding as of July 1, 1996.

                                                           NUMBER OF SHARES
                               TITLE OF SECURITY      BENEFICIALLY OWNED (1) (2)
                          --------------------------- --------------------------
Carson B. Harreld.......  The Southern Company common            2,975
Alan W. Harrelson.......  The Southern Company common           13,330
Gale E. Klappa..........  The Southern Company common           24,857
C. Philip Saunders......  The Southern Company common            7,879
Charles W. Whitney......  The Southern Company common            7,015
Thomas G. Boren.........  The Southern Company common           17,325
Richard J. Pershing.....  The Southern Company common           18,791
Directors and Executive
 Officers of the Company
 as a group (9 persons)
 (3)....................  The Southern Company common           92,692

--------
(1) "Beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security.
(2) The shares shown include shares of common stock which certain directors and executive officers have the right to acquire beneficial ownership within 60 days pursuant to The Southern Company Executive Stock Plan as follows: Mr. Klappa, 8,544 shares; Mr. Boren, 6,737 shares; and all directors and executive officers of the Company as a group, 15,281 shares.
(3) The two corporate directors, Accentacross Limited and Mighteager Limited, do not own any equity securities of the Company or any of its parents or subsidiaries.

                        DESCRIPTION OF THE SENIOR NOTES

  The Senior Notes are to be issued under and governed by an Indenture, as supplemented by a First Supplemental Indenture, to be dated as of November 21, 1996 (collectively the "Indenture"), among the Company, Bankers Trust Company, as trustee (the "Trustee") and Bankers Trust Luxembourg S.A. as paying and transfer agent (the "Paying Agent"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture. Copies of the Indenture are available for inspection on a Business Day during normal business hours at the principal office of the Company, at the office of the Trustee in the City of New York and at the office of the Paying Agent in Luxembourg. The Holders are entitled to the benefits of, are bound by, and are deemed to have notice of, all the provisions of the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

  The Indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that debt securities may be issued from time to time in one or more series. The 6.375% Notes will mature on November 15, 2001 and will be issued in the aggregate principal amount of US$168,000,000. The 6.800% Notes will mature on December 1, 2006 and will be issued in the aggregate principal amount of US$332,000,000. Each Senior Note will bear interest at the relevant rate per annum shown on the cover page of this Prospectus from November 21, 1996 or from the most recent interest payment date to which interest has been paid or provided for. Interest on the 6.375% Notes will be payable semiannually on May 15 and November 15 of each year, commencing on May 15, 1997 and interest on the 6.800% Notes will be payable semiannually on June 1 and December 1 of each year, commencing on June 1, 1997 until the principal amount has been paid or made available for payment. Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The principal of and interest on the Senior Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

  Application has been made to list the Senior Notes on the Luxembourg Stock Exchange.

  The Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company (except those obligations preferred by operation of law). The Senior Notes will effectively rank junior to any secured indebtedness of the Company to the extent of the assets securing such indebtedness and to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries. Substantially all of the Company's consolidated assets other than the stock of SWEB are currently held by the Company's subsidiaries. The Indenture contains no restrictions on the amount of additional indebtedness which may be incurred by the Company or its subsidiaries; however, the Indenture contains certain restrictions on the ability of the Company and its Significant Subsidiaries to incur secured indebtedness. See "--Covenants--Limitation on Liens." The ability of the Company to pay principal and interest on the Senior Notes is, to a large extent, dependent upon the payment to it of distributions, dividends, interest or other amounts by SWEB. While the Company does not intend to pay principal of the Senior Notes out of such amounts, but rather intends to refinance such principal, its ability to do so will also be, to a large extent, dependent upon the payment to it of such amounts by SWEB. SWEB can make distributions of dividends to the Company under English law to the extent that it has distributable reserves, subject to the retention of sufficient financial resources to conduct its supply and distribution businesses as required by its PES license.

DESCRIPTION OF THE BOOK-ENTRY SYSTEM

GENERAL

  The 6.375% Notes and the 6.800% Notes will each be issued only as a Global
Note in bearer form and will be payable only in US dollars. Title to such Global Notes will pass by delivery. The Global Notes will be deposited on issue with Bankers Trust Company, as book-entry depositary (the "Book-Entry Depositary"), which will hold the Global Notes for the benefit of DTC and its Participants pursuant to the terms of the deposit agreement (the "Deposit Agreement") dated as of November 21, 1996 among the Company, the Book-Entry

Depositary and the holders and beneficial owners from time to time of interests in the Book-Entry Interests (as defined below). Pursuant to the Deposit Agreement and a letter of representations from the Company and the Trustee to DTC (the "Letter of Representations"), the Book-Entry Depositary will issue one or more certificateless depositary interests (the "Book-Entry Interests"), which together will represent a 100% interest in each of the underlying Global Notes. Such Book-Entry Interests will be issued to DTC, which will operate a book-entry system for interests in the Book-Entry Interests. Unless and until the Global Notes are exchanged in whole for Definitive Registered Notes (as defined below), the Book-Entry Interests held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

  Ownership of interests in the Book-Entry Interests will be limited to persons, including depositaries for Euroclear and Cedel Bank, that have accounts with DTC ("Participants") or persons that hold interests through Participants ("Indirect Participants"). Upon the issuance by the Book-Entry Depositary of the Book-Entry Interests to DTC, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective interests owned by such Participants. Ownership of interests in the Book-Entry Interests will be shown on, and the transfer of such interests in the Book-Entry Interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Indirect Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability of such purchasers to own, transfer or pledge interests in the Book-Entry Interests.

  So long as the Book-Entry Depositary, or its nominee, is the Holder of the Global Notes, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole Holder of such Global Notes (and the Senior Notes) for all purposes under the Indenture. Except as set forth below under "-- Definitive Senior Notes," Participants or Indirect Participants will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in definitive bearer or registered form and will not be considered the owners or Holders thereof under the Indenture or the Deposit Agreement. Accordingly, each person owning an interest in the Book-Entry Interests must rely on the procedures of the Book-Entry Depositary and DTC and, if such person is not a Participant in DTC, on the procedures of the Participant through which such person owns its interest, to exercise any rights and obligations of a Holder under the Indenture or the Deposit Agreement. See "--Action by Holders of Senior Notes."


  In addition to a Paying Agent in the Borough of Manhattan, The City of New York, the Company will, so long as the 6.375% Notes or the 6.800% Notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange so require, maintain a Paying Agent in Luxembourg.

INFORMATION REGARDING DTC, EUROCLEAR AND CEDEL BANK

  DTC

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange Inc. and the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (the "Commission").

  Euroclear and Cedel Bank

  Euroclear and Cedel Bank each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

  Euroclear and Cedel Bank provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Cedel Bank have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

  Account holders in Euroclear and Cedel Bank are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Cedel Bank is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

  Account holders' overall contractual relations with Euroclear and Cedel Bank are governed by the respective rules and operating procedures of Euroclear and Cedel Bank and any applicable laws. Euroclear and Cedel Bank act under such rules and operating procedures only on behalf of their respective account holders and have no record of or relationship with persons holding through their respective account holders.

  The Company understands that under existing industry practices, if either the Company or the Trustee requests any action of owners of interests in the Book-Entry Interests or if an owner of an interest in the Book-Entry Interests desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the Participants owning the interests in the Book-Entry Interests to give or take such action, and such Participants would authorize Indirect Participants to give or take such action or would otherwise act upon the instructions of such Indirect Participants.

PAYMENTS ON THE SENIOR NOTES

  Payments of any amounts in respect of the Global Notes will be made through a Paying Agent to the Book-Entry Depositary, as the Holder thereof. The Book-Entry Depositary will pay an amount equal to each such payment to DTC, which will distribute such payments to its Participants.

  DTC, upon receipt of any such payment from the Book-Entry Depositary, will immediately credit Participants' accounts with payments in amounts proportionate to their respective ownership of interests in the Book-Entry Interests as shown on the records of DTC. The Company expects that payments by Participants to owners of interests in the Book-Entry Interests held through such Participants will be governed by standing customer instructions and customary practices and will be the responsibility of such Participants.

  Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect relating to payments made or to be made by the Book-Entry Depositary to DTC in respect of the Senior Notes or the Book-Entry Interests. None of the Company, the Trustee, the Book-Entry Depositary or any agent of any of the foregoing will have any responsibility or liability for any aspect relating to payments made or to be made by DTC on account of a Participant's or Indirect Participant's ownership of an interest in the Book-Entry Interests or for maintaining, supervising or reviewing any records relating to a Participant's or Indirect Participant's interests in the Book-Entry Interests.

  If any Definitive Registered Note has been issued, the interest payable on such Definitive Registered Note other than at maturity will be paid to the holder in whose name such Definitive Registered Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the due date for such payment (each a "Record Date"). The principal of a Definitive Registered Note will be payable to the person in whose name such Definitive Registered Note is registered at the close of business on the immediately preceding Record Date upon surrendering such Definitive Registered Note. Interest payable at maturity will be payable to the person to whom principal is payable.

  If any Definitive Registered Notes have been issued, payments of interest on such Definitive Registered Notes to be paid other than at maturity will be made by check to the person entitled thereto at such person's address appearing on the Security Register. Payments of any interest on the Definitive Registered Notes may also be made, in the case of a Holder of at least US$1,000,000 aggregate principal amount of Senior Notes of a series, by wire transfer to a US Dollar account maintained by the payee with a bank in the United States; provided that such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

  Any monies paid by the Company to the Trustee or any Paying Agent, or held by the Company in trust, for the payment of the principal of or any interest or Additional Amounts on any Senior Notes and remaining unclaimed at the end of two years after such principal, interest or Additional Amounts become due and payable will be repaid to the Company, or released from the trust, upon its written request, and upon such repayment or release all liability of the Company, the Trustee and such Paying Agent with respect thereto will cease.

  If the due date for payment of principal or any interest installment or any Additional Amount in respect of any Senior Note is not a Business Day, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day and will not be entitled to any further interest or other payment in respect of any such delay.

   All payments to the Book-Entry Depositary in respect of the Global Notes, and all payments to the Holders of the Definitive Registered Notes, if issued, will be made without deduction or withholding for any UK taxes or other governmental charges, or if any such deduction or withholding is required to be made under the provisions of any applicable UK law or regulation, except as described under "--Additional Amounts," such Additional Amounts will be paid as may be necessary in order that the net amounts received by any Holder of any Global Note or of any Definitive Registered Note, after such deduction or withholding, will equal the amounts that such Holder would have otherwise received in respect of such Global Note or of such Definitive Registered Note absent such deduction or withholding.

REDEMPTION

  In the event a Global Note (or a portion thereof) is redeemed, the Book-Entry Depositary will deliver all amounts received by it in respect of the redemption of such Global Note to DTC and (in the case of redemption in full) surrender such Global Note to the Trustee for cancellation. The redemption price payable in connection with the redemption of interests in a Book-Entry Interest will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the related Global Note (or a portion thereof). For any redemptions of a Global Note in part, selection of interests in the related Book-Entry Interest to be redeemed will be made by DTC on a pro rata basis (or on such other basis as DTC deems fair and appropriate); provided that no interest in such Book-Entry Interest of $1,000 principal amount or less shall be redeemed in part. Once redeemed in part, a new Global
Note in the principal amount equal to the unredeemed portion thereof will be issued and delivered to the Book-Entry Depositary.

TRANSFERS

  All transfers of interests in the Book-Entry Interests will be recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its Participants. See "--General."

ACTION BY HOLDERS OF SENIOR NOTES

  The Company understands that under existing industry practices, if it requests any action of Holders of Senior Notes or if an owner of an interest in a Book-Entry Interest desires to give or take any action that a Holder is entitled to give or take under the Indenture or the owner of an interest in a Book-Entry Interest is entitled to give or take under the Deposit Agreement, DTC would authorize the Participants owning the relevant interest in such Book-Entry Interest to give or take such action, and such Participants would authorize Indirect Participants to give or take such action or would otherwise act upon the instructions of owners of interests in such Book-Entry Interest holding through them.

  As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the Holders of Senior Notes, the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in such notice, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to the Senior Notes and (c) a statement as to the manner in which such instructions may be given. Upon the written request of DTC, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver or other action in respect of the Senior Notes in accordance with any instructions set forth in such request. DTC is expected to follow the procedures described above with respect to soliciting instructions from its Participants. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Deposit Agreement, the DTC Agreement or the Indenture.

MEETINGS OF HOLDERS OF SENIOR NOTES

  A meeting of the Holders of Senior Notes may be called at any time from time to time pursuant to the Indenture (a) to give any notice to the Company or to the Trustee, or to consent to the waiving of any Default and its consequence, or to take any other action authorized to be taken by Holders, (b) to remove the Trustee and appoint a successor trustee, or (c) to consent to the execution of a supplemental indenture.

  To be entitled to vote at any meeting of Holders, a Person shall be (a) a Holder or (b) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons so entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel, and any representatives of the Company and its counsel.

  At any meeting of Holders, the representative of Persons holding or representing Senior Notes in an aggregate principal amount sufficient under the appropriate provision of the Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. No action at a meeting of Holders shall be effective unless approved by Persons holding or representing Senior Notes in the aggregate principal amount required by the provision of the Indenture pursuant to which such action is being taken. At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each $1,000 principal amount of outstanding Senior Notes held or represented.

   At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of Holders by the Holders of the percentage in aggregate principal amount of the Senior Notes specified in the Indenture in connection with such action, any Holder of a Senior Note the serial number of which is included in the Senior Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal corporate trust office and upon proof of holding as provided in the Indenture, revoke such consent so far as concerns such Senior Notes. Except as aforesaid any such consent given by the Holder of any Senior Notes shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Senior Notes and of any securities issued in exchange therefore, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such securities. Any action taken by the Holders of the percentage in aggregate principal amount of the Holders specified in the Indenture in connection with such action shall be conclusively binding upon the Company, the Trustee and the Holders of all the Senior Notes.

REPORTS AND NOTICES

  So long as the 6.375% Notes or the 6.800% Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices to Holders of the Senior Notes so listed will, in addition to being sent to the Book-Entry Depositary, also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). The Book-Entry Depositary will immediately send to DTC a copy of any notices, reports and other communications received by it relating to the Company or the Senior Notes. In the case of Definitive Registered Notes, all notices regarding the Senior Notes will, in addition to publication as referred to above (if applicable), be mailed to Holders by first-class mail at their respective addresses as they appear on the registration books of the Registrar.

ACTION BY BOOK-ENTRY DEPOSITARY

  Upon the occurrence of an Event of Default with respect to the Senior Notes or in connection with any other right of the Holder of the Global Notes under the Indenture, if requested in writing by DTC, the Book-Entry Depositary will take such action as shall be requested in such notice, provided that the Book-Entry Depositary has been offered indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request by DTC.

AMENDMENT AND TERMINATION

  The Deposit Agreement may be amended by agreement between the Company and the Book-Entry Depositary, and the consent of DTC shall not be required in connection with any amendment to the Deposit Agreement (i) to cure any formal defect, omission, inconsistency or ambiguity in such Deposit Agreement, (ii) to add to the covenants and agreements of the Company or the Book-Entry Depositary, (iii) to effect the assignment of the Book-Entry Depositary's rights and duties to a qualified successor, (iv) to comply with the US Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or the US Investment Company Act of 1940, as amended, or any other applicable securities laws, (v) to modify the Deposit Agreement in connection with an amendment to the Indenture that does not require the consent of the Holders of Senior Notes or (vi) to modify, alter, amend or supplement the Deposit Agreement in any other respect not inconsistent with such agreement which, in the opinion of counsel acceptable to the Company, is not materially adverse to DTC or the beneficial owners of the interests in the Book-Entry Interests. No amendment which materially adversely affects any holder or beneficial owner of an interest in the Book-Entry Interests may be made to the Deposit Agreement without the consent of such holder or beneficial owner.

  If Definitive Registered Notes are issued by the Company in exchange for an entire Global Note, the Book-Entry Depositary, as Holder of such Global Note, will surrender such Global Note against receipt of the Definitive Registered Notes and distribute the Definitive Registered Notes to the persons and in the amounts as specified by DTC, whereupon the Deposit Agreement will terminate with respect to the Senior Notes underlying such exchanged Global Note. The Deposit Agreement may also be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 120 days as set forth under "--Resignation of Book-Entry Depositary" below. Any Definitive Registered Notes will be issued, if at all, in accordance with the provisions described under "--Definitive Senior Notes" below.

RESIGNATION OF BOOK-ENTRY DEPOSITARY

  The Book-Entry Depositary may at any time resign as Book-Entry Depositary with respect to a Global Note. If a successor depositary meeting the requirements specified in the Deposit Agreement has agreed to enter into arrangements with the same effect as the Deposit Agreement, the Book-Entry Depositary shall deliver such Global Note to that successor. If no such successor has so agreed within 120 days, the terms of the Deposit Agreement will oblige the Book-Entry Depositary to request the Company to issue Definitive Registered Notes with respect to that Global Note. On receipt of such Definitive Registered Notes, the Book-Entry Depositary will surrender such Global Note and distribute such Definitive Registered Notes in accordance with the directions of

DTC. The Deposit Agreement will then terminate with respect to the series of Senior Notes represented by the surrendered Global Note.

OBLIGATION OF BOOK-ENTRY DEPOSITARY

  The Book-Entry Depositary will assume no obligation or liability under the Deposit Agreement or the DTC Agreement other than to act in good faith without negligence or wilful misconduct in the performance of its duties thereunder.

SETTLEMENT

  Initial settlement for the Senior Notes and settlement of any secondary market trades in the Senior Notes will be made in same-day funds. Interests in the Book-Entry Interests will settle in DTC's Same-Day Funds Settlement System.

DEFINITIVE SENIOR NOTES

  Owners of interests in a Book-Entry Interest will be entitled to receive, through DTC, definitive Senior Notes in registered form ("Definitive Registered Notes") in respect of such interest only if an Event of Default has occurred and is continuing with respect to the Senior Notes to which such interest relates and the Holder, in such circumstance, upon instructions from owners of interests representing a majority in outstanding principal amount in such Book-Entry Interest shall have requested in writing that the related Global Note be exchanged for one or more Definitive Registered Notes. If owners of interests in a Book-Entry Interest make a request pursuant to the preceding sentence, all of the owners of interests in such Book-Entry Interest will receive Definitive Registered Notes in respect of their interests. In addition, Definitive Registered Notes shall be issued if at any time (a) DTC notifies the Company and the Book-Entry Depositary that it is unwilling to or unable to continue to hold the Book-Entry Interests or if at any time it ceases to be a "clearing agency" registered under the Exchange Act and, in either case, a successor is not appointed by the Company within 120 days (b) the Book-Entry Depositary notifies the Company that it is unwilling or unable to continue as Book-Entry Depositary with respect to the Global Notes and no successor is appointed by the Company within 120 days or (c) the Company in its sole discretion determines that Definitive Registered Notes shall be issued and executes and delivers to the Trustee an Officer's Certificate providing that the Global Notes shall be so exchanged. Definitive Registered Notes so issued will be issued in denominations of $1,000 or integral multiples thereof and will be issued in registered form only, without coupons. Such Definitive Registered Notes shall be registered in the name or names of such person or person as the Book-Entry Depositary shall notify the Trustee based on the instructions of DTC. It is expected that such instructions may be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in the Book-Entry Interests.

  PARTICIPANTS AND INDIRECT PARTICIPANTS SHOULD BE AWARE THAT, UNDER CURRENT UK TAX LAW, UPON THE ISSUANCE TO SUCH PARTICIPANTS AND INDIRECT PARTICIPANTS OF DEFINITIVE REGISTERED NOTES, SUCH PARTICIPANTS AND INDIRECT PARTICIPANTS, AS HOLDERS OF DEFINITIVE REGISTERED NOTES, WILL BECOME SUBJECT TO UK INCOME TAX (CURRENTLY AT THE RATE OF 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE SENIOR NOTES AS SET FORTH UNDER "CERTAIN INCOME TAX CONSIDERATIONS--UK INCOME TAX CONSIDERATIONS." IF SUCH DEFINITIVE REGISTERED NOTES ARE ISSUED PURSUANT TO THE REQUEST OF A PARTICIPANT OR INDIRECT PARTICIPANT FOLLOWING AN EVENT OF DEFAULT, THE COMPANY WILL NOT BE OBLIGATED TO PAY ANY ADDITIONAL AMOUNTS TO PARTICIPANTS AND INDIRECT PARTICIPANTS (AND THEIR TRANSFEREES) THAT REQUEST OR GIVE INSTRUCTIONS THAT DEFINITIVE REGISTERED NOTES BE ISSUED.

TRANSFER AND EXCHANGE OF DEFINITIVE SENIOR NOTES

  In the event that Definitive Registered Notes are in issue, a Holder may transfer or exchange the Definitive Registered Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Notes selected for redemption or for a period of 15 days before a selection of Senior Notes to be redeemed. Upon the issuance of Definitive Registered Notes, Holders will be able to transfer and exchange Definitive Registered Notes at the offices of the Paying and Transfer Agents; provided that all transfers and exchanges must be effected in accordance with the terms of the Indenture and, among other things, be recorded in the Register maintained by the Registrar.

COVENANTS

  Except as otherwise set forth under "--Defeasance," below, for so long as any Senior Notes remain outstanding or any amount remains unpaid on any of the Senior Notes, the Company will comply with the terms of the covenants set forth below.

PAYMENT OF PRINCIPAL AND INTEREST

  The Company will duly and punctually pay the principal of and interest and Additional Amounts, if any, on the Senior Notes in accordance with the terms of the Senior Notes and the Indenture.

MAINTENANCE OF OFFICE OR AGENCY

  The Company will maintain (i) in the Borough of Manhattan, The City of New York, an office or agency of a Paying Agent where the Senior Notes may be paid and notices and demands to or upon the Company in respect of the Senior Notes and the Indenture may be served and, if Definitive Registered Notes have been issued, an office or agency of a Transfer Agent where Senior Notes may be surrendered for registration of transfer and exchange, and (ii) an office or agency of a Paying Agent where the Senior Notes may be paid in Luxembourg so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange so require. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of any such office or agency. If at any time the Company shall fail to maintain any required office or agency or shall fail to furnish the Trustee with the address thereof, all presentations, surrenders, notices and demands may be served at the office of the Trustee.

FURTHER ASSURANCES

  The Company and the Trustee will execute and deliver all such documents, instruments and agreements and do all such other acts and things as may be reasonably required to enable the Trustee to exercise and enforce its rights under the Indenture and under the documents, instruments and agreements required under the Indenture and to carry out the intent of the Indenture.

COMPLIANCE CERTIFICATES

  The Company will deliver to the Trustee within 120 days after the end of each fiscal year of the Company a certificate from the principal executive, financial or accounting officer of the Company, stating that in the course of the performance by each signer of his duties as an officer of the Company he would normally have knowledge of any default by the Company in the performance and observance of any of the covenants contained in the Indenture, stating whether or not he has knowledge of any such default without regard to any period of grace or requirement of notice and, if so, specifying each such default of which such signer has knowledge and the nature thereof.

CONSOLIDATION, MERGER, CONVEYANCE, SALE OR LEASE

  Nothing contained in the Indenture shall prevent the Company from consolidating with or merging into another corporation or conveying, transferring or leasing its properties and assets substantially as an entirety to any person, provided that (a) the successor entity assumes the Company's applicable obligations on the Senior Notes and (b) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. In addition, the Company may assign and delegate all of its rights and obligations under the Indenture, the Senior Notes, any supplemental indenture relating to the Senior Notes, the Deposit Agreement and all other documents, agreements and instruments related thereto to any Person that owns all of the ordinary shares of the Company or to any Person that owns all of the ordinary shares of a Person that owns all of the ordinary shares of the Company, and upon any such Person assuming such rights and obligations the Company shall be automatically released from such obligations, provided that immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have happened and be continuing.

  In the event that any such successor entity is organized under the laws of a country located outside of the UK and withholding or deduction is required by law for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within such country in which the successor entity is organized or by or within any political subdivision thereof or any authority therein or thereof having power to tax, the successor entity shall pay to the relevant Holder of the Global Notes or to the relevant Holders of the Definitive Registered Notes, as the case may be, such additional amounts, under the same circumstances and subject to the same limitations as are specified for "UK Taxes," as is set forth under "--Additional Amounts" below, but substituting for the UK in each place the name of the country under the laws of which such successor entity is organized. In addition, such successor entity shall be entitled to effect optional tax redemption under the same circumstances and subject to the same limitations as are set forth under "-- Optional Tax Redemption" below, but substituting for the UK in each place the name of the country under the laws of which such successor entity is organized.

LIMITATION ON LIENS

  Nothing contained in the Indenture in any way restricts or prevents the Company or any subsidiary of the Company from incurring any indebtedness; provided that neither the Company nor any Significant Subsidiary (as defined below) shall issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness, in each case for money borrowed ("Debt"), secured by a mortgage, lien, pledge, security interest or other encumbrance ("Lien") upon any property or assets (other than cash) without effectively providing that the outstanding Senior Notes (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured; provided, however, that the term Lien shall not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, licenses, sublicenses, restrictions on the use of property or defects in the title thereto. The foregoing restriction or Liens will not, however, apply to:

    (a) Liens in existence on the date of original issue of the Senior Notes;

    (b) (i) any Lien created or arising over any property which is acquired, constructed or created by the Company or any of its Significant Subsidiaries, but only if (A) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (B) such Lien is created or arises on or before 90 days after the completion of such acquisition, construction or creation and (C) such Lien is confined solely to the property so acquired, constructed or created; or (ii) any Lien to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the Lien relates to a property (including, without limitation, shares or other rights of ownership in the entity(ies) which own such property or project) involved in such project and acquired by the Company or a Significant Subsidiary after the date of original issue of the Senior Notes and the recourse of the creditors in respect of such indebtedness is limited to any or all of such project and property (including as aforesaid);

    (c) any Lien securing amounts not more than 90 days overdue or otherwise being contested in good faith;

    (d) (i) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of the Company and/or a Significant Subsidiary or in connection with the issuance of letters of credit for the benefit of the Company and/or a Significant Subsidiary; (ii) any Lien securing indebtedness of the Company and/or a Significant Subsidiary for borrowed money incurred in connection with the financing of accounts receivable; (iii) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics', materialmen's, carriers', workmen's, vendors' or other like Liens and (B) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security; (iv) any Lien upon specific items of inventory or other goods and proceeds of the Company and/or a Significant Subsidiary securing obligations of the Company and/or a Significant Subsidiary in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (v) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred in the ordinary course of business;
  (iv) any Lien created by the Company or a Significant Subsidiary under or in connection with or arising out of any pooling and settlement agreements or pooling and settlement arrangements of the electricity industry or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity industry; (vii) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind;
  (viii) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and (ix) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

    (e) Liens in favor of the Company or a Significant Subsidiary;

    (f) (i) Liens on any property or assets acquired from a corporation which is merged with or into the Company or a Significant Subsidiary, or any Liens on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a subsidiary of the Company and, in either such case, is not created in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation); (ii) any Lien on any property or assets existing at the time of acquisition thereof and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); and (iii) any Lien created or outstanding on or over any asset of any company which becomes a Significant Subsidiary on or after the date of the issuance of the Senior Notes where such Lien is created prior to the date on which such company becomes a Significant Subsidiary;

    (g) Liens required by any contract or statute in order to permit the Company or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by the Company or a Significant Subsidiary to such governmental unit pursuant to the provisions of any contract or statute; (ii) any Lien securing industrial revenue, development or similar bonds issued by or for the benefit of the Company or a Significant Subsidiary, provided that such industrial revenue, development or similar bonds are nonrecourse to the Company and/or such Significant Subsidiary; and (iii) any Lien securing taxes or assessments or other applicable governmental charges or levies;

    (h) (i) any Lien which arises pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses; or (ii) any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment Liens; or

    (i) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Debt secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property).

    Notwithstanding the foregoing, the Company and/or a Significant Subsidiary may create or permit to subsist Liens over any property, shares and/or stock so long as the aggregate amount of Debt secured by all such Liens (excluding therefrom the amount of Debt secured by Liens set forth in clauses (a) through (i), inclusive, above) does not exceed 10% of the consolidated net tangible assets of the Company and its subsidiaries on a consolidated basis.

    "Significant Subsidiary" means, at any particular time, any subsidiary of the Company whose gross assets or gross revenues (having regard to the Company's direct and/or indirect beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of the Company.

    Consolidated net tangible assets is defined in the Indenture as the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on a consolidated balance sheet of the Company, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of the Company appearing on such balance sheet.

LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

  The Indenture provides that, so long as any of the Senior Notes remain outstanding, neither the Company nor any Significant Subsidiary shall enter into any arrangement with any person providing for the leasing by the Company or a Significant Subsidiary of any assets which have been or are to be sold or transferred by the Company or such Significant Subsidiary to such person (a "Sale and Lease-Back Transaction") unless: (i) such transaction involves a lease for a temporary period not to exceed three years; (ii) such transaction is between the Company or a Significant Subsidiary and an affiliate of the Company; (iii) the Company would be entitled to incur indebtedness secured by a Lien on the assets or property involved in such transaction at least equal in amount to the attributable debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Senior Notes, pursuant to "--Limitation on Liens" above, other than pursuant to the penultimate paragraph thereof; (iv) such transaction is entered into within 60 days after the initial acquisition by the Company of the assets or property subject to such transaction; (v) after giving effect thereto, the aggregate amount of all attributable debt with respect to all such Sale and Lease-Back Transactions does not exceed 10% of consolidated net tangible assets of the Company and its subsidiaries on a consolidated basis; or (vi) the Company or a Significant Subsidiary within the 12 months preceding the sale or transfer or the 12 months following the sale or transfer, regardless of whether such sale or transfer may have been made by the Company or such Significant Subsidiary, as the case may be, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement (as determined by the Board of Directors of the Company or such Significant Subsidiary, as the case may be), (a) to the retirement of indebtedness for money borrowed, incurred or assumed by the Company or a Significant Subsidiary, as the case may be, which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such debt or (b) to investment in any assets of the Company or a Significant Subsidiary, as the case may be.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee to modify the Indenture or any supplemental indenture or the rights of the Holders of Senior Notes of each series to be affected with the consent of the Holders of a majority in aggregate principal amount of the Senior Notes at the time outstanding of all series to be affected (voting as a class); provided that no such modification shall without the consent of each Holder of Senior Notes affected thereby (a) change the stated maturity upon which the principal of or the interest on the Senior Notes of such series is due and payable, (b) reduce the principal amount of such series or the rate of interest thereon, (c) change any obligation of the Company to pay Additional Amounts with respect to such series , (d) change any place of payment or the currency in which the Senior Notes of such series or the interest thereon is payable, (e) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), (f) reduce the percentage in principal amount of the outstanding Senior Notes of such series, the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, (g) reduce the requirements contained in the Indenture for quorum or voting with respect to such series or
(h) modify certain provisions of the Indenture. The Indenture provides that Senior Notes owned by the Company or any of its Affiliates shall be deemed not to be outstanding for, among other purposes, consenting to any such modification. See "--Meetings of Holders of Senior Notes."

  The Indenture also contains provisions permitting the Company and the Trustee to amend the Indenture in certain circumstances without the consent of the Holders of any Senior Notes to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, to evidence the merger of the Company or the replacement of the Trustee and to make any other changes that do not materially adversely affect the rights of any Holders of Senior Notes.

EVENTS OF DEFAULT

  An Event of Default with respect to a series of the Senior Notes is defined in the Indenture as being: (a) default for 30 days in payment of any interest or any Additional Amounts on the Global Note representing such series or the Definitive Registered Notes of such series; (b) default in payment of principal of the Global Note representing such series or the Definitive Registered Notes of such series at maturity; (c) material default in the performance, or material breach, of any covenant or obligation of the Company in the Indenture and continuance of such material default or breach for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Senior Notes of such series; (d) default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, of the Company or any Significant Subsidiary which default for payment of principal is in an aggregate principal amount exceeding US$50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 Business Days and the time for payment of such amount has not been expressly extended; and (e) the failure of the Company or a Significant Subsidiary generally to pay its debts as they become due, or the admission in writing of its inability to pay its debts generally, or the making of a general assignment for the benefit of its creditors, or the institution of any proceeding by or against the Company or a Significant Subsidiary (other than any such proceeding brought against the Company or a Significant Subsidiary that is dismissed within 180 days from the commencement thereof) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition (in each case, other than a solvent liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition) of it or its debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors, or seeking the entry of an order for relief or appointment of an administrator, receiver, trustee, intervenor or other similar official for it or for any substantial part of its property, or the taking of any action by the Company or a Significant Subsidiary to authorize any of the actions set forth in this subparagraph (e).

  If an Event of Default with respect to the Senior Notes of a series shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes of such series, and any interest accrued thereon, to be due and payable immediately. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, if all Events of Default have been cured (other than the non-payment of principal of the Senior Notes of such series which has become due solely by reason of such declaration of acceleration) then such declaration of acceleration shall be automatically annulled and rescinded.

  No Holder of the Senior Notes of a series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Senior Notes of such series;
(b) the Holders of not less than 25% in principal amount of the Senior Notes of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;
(c) such Holder or Holders have offered the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (d) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and (e) no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the Holders of a majority in principal amount of the outstanding Senior Notes of such series.

ADDITIONAL AMOUNTS

  All payments of principal and interest in respect of the Global Notes and the Definitive Registered Notes shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the UK or by or within any political subdivision thereof or any authority therein or thereof having power to tax ("UK Taxes"), unless such withholding or deduction is required by law. In the event of any such withholding or deduction the Company shall pay to the relevant Holder of the Global Notes or to the relevant Holders of the Definitive Registered Notes, as the case may be, such additional amounts ("Additional Amounts") as will result in the payment to each such Holder of the amount that would otherwise have been receivable by such Holder in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable:

    (a) to, or to a Person on behalf of, a Holder who is liable for such UK Taxes in respect of the Senior Notes by reason of such Holder having some connection with the UK (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the UK) other than the mere holding of a Senior Note or the receipt of principal and interest in respect thereof;

    (b) to, or to a Person on behalf of, a Holder who presents a Senior Note (where presentation is required) for payment more than 30 days after the Relevant Date (as defined below) except to the extent that such Holder would have been entitled to such Additional Amounts on presenting such Senior Note for payment on the last day of such period of 30 days;

    (c) to, or to a Person on behalf of, a Holder who presents a Senior Note (where presentation is required) in the United Kingdom;

    (d) to, or to a Person on behalf of, a Holder who would not be liable or subject to the withholding or deduction by making a declaration of non-residence or similar claim for exemption to the relevant tax authority; or

    (e) to, or to a Person on behalf of, a Holder of a Definitive Registered
  Note issued pursuant to the request of owners of interests representing a majority in outstanding principal amount in a Book-Entry Interest following and during the continuance of an Event of Default if such Holder (or any predecessor Holder) was one of such owners requesting that Definitive Registered Notes be so issued.

  Such Additional Amounts will also not be payable where, had the beneficial owner of the Senior Notes (or any interest therein) been the Holder of the Senior Notes, he would not have been entitled to payment of Additional Amounts by reason of any one or more of clauses (a) through (e) above. If the Company shall determine that Additional Amounts will not be payable because of the immediately preceding sentence, the Company will inform such Holder promptly after making such determination setting forth the reason(s) therefor.

  "Relevant Date" means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received in The City of New York by the Book-Entry Depositary or the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Holders in accordance with the Indenture.

OPTIONAL REDEMPTION

  The Senior Notes will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Senior Notes being redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 10 basis points, in the case of the 6.375% Notes, and the Treasury Yield plus 15 basis points, in the case of the 6.800% Notes, plus, for (i) or (ii) above, whichever is applicable, accrued interest on the Senior Notes to the date of redemption.

  "Treasury Yield" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

  "Comparable Treasury Issue" means, in the case of the 6.375% Notes and the 6.800% Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for US Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such redemption date.

  "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the Trustee.

  "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date).

  "Reference Treasury Dealer" means a primary US Government securities dealer in New York City appointed by the Company and reasonably acceptable to the Trustee.

  Notice of redemption shall be given in accordance with "Reports and Notices" above not less than 15 days nor more than 30 days prior to the date fixed for redemption.

  If fewer than all the Senior Notes are to be redeemed, selection of Senior Notes for redemption will be made by the Trustee in any manner the Trustee deems fair and appropriate and that complies with applicable legal and securities exchange requirements.

  Unless the Company defaults in payment of the redemption price, from and after the Redemption Date, the Senior Notes or portions thereof called for redemption will cease to bear interest, and the holders thereof will have no right in respect to such Senior Notes except the right to receive the redemption price thereof.

  Under the procedures set forth above, the price (the "Redemption Price") payable upon the optional redemption at any time of a Senior Note is determined by calculating the present value (the "Present Value") at such time of each remaining payment of principal of or interest on such Senior Note and then totaling such Present Values. If the sum of such Present Values is equal to or less than 100% of the principal amount of such Senior Note, the Redemption Price of such Senior Note will be 100% of its principal amount (redemption at par). If the sum of such Present Values is greater than 100% of the principal amount of such Senior Note, the Redemption Price of such Senior Note will be such greater amount (redemption at a premium). In no event may a Senior Note be redeemed optionally at less than 100% of its principal amount.

  The Present Value at any time of a payment of principal of or interest on a Senior Note is calculated by applying to such payment the discount rate (the "Discount Rate") applicable to such payment. The Discount Rate applicable at any time to a payment of principal of or interest on a Senior Note equals the equivalent yield to maturity at such time of a fixed rate United States treasury security having a maturity comparable to the maturity of such payment plus 10 basis points (in the case of the 6.375% Notes) and 15 basis points (in the case of the 6.800% Notes), such yield being calculated on the basis of the interest rate borne by such United States treasury security and the price at such time of such security. The United States treasury security employed in the calculation of a Discount Rate (a "Relevant Security") as well as the price and equivalent yield to maturity of such Relevant Security will be selected or determined by an investment banker of national standing selected by the Company which is reasonably acceptable to the Trustee.

  Whether the sum of the Present Values of the remaining payments of principal of and interest on a Senior Note to be redeemed optionally will or will not exceed 100% of its principal amount and, accordingly, whether such Senior Note will be redeemed at par or at a premium will depend on the Discount Rate used to calculate such Present Values. Such Discount Rate, in turn, will depend upon the equivalent yield to maturity of a Relevant Security which yield will itself depend on the interest rate borne by, and the price of, the Relevant Security. While the interest rate borne by the Relevant Security is fixed, the price of the Relevant Security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of a Relevant Security is higher than the level of interest rates for newly issued United States treasury securities having a maturity comparable to such Relevant Security prevailing at the time the Relevant Security was issued, the price of the Relevant Security will be lower than its issue price. Conversely, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of a Relevant Security is lower than the level of interest rates prevailing for newly issued United States treasury securities having a maturity comparable to the Relevant Security at the time the Relevant Security was issued, the price of the Relevant Security will be higher than its issue price.

  Because the equivalent yield to maturity on a Relevant Security depends on the interest rate it bears and its price, an increase or a decrease in the level of interest rates for newly issued United States treasury securities with a maturity comparable to that of a Relevant Security above or below the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the Relevant Security prevailing at the time of issue of the Relevant Security will generally result in an increase or a decrease, respectively, in the Discount Rate used to determine the Present Value of a payment of principal of or interest on a Senior Note. As noted above, if the sum of the Present Values of the remaining payments of principal of and interest on a Senior Note proposed to be redeemed is less than its principal amount, such Senior Note may only be redeemed at par.

OPTIONAL TAX REDEMPTION

  If (a) the Company satisfies the Trustee prior to the giving of a notice as provided below that it has or will become obliged to pay Additional Amounts with respect to a series of the Senior Notes as a result of either (x) any change in, or amendment to, the laws or regulations of the UK or any political subdivision or any authority or agency thereof or therein having power to tax or levy duties, or any change in the application or interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this Prospectus or (y) the issuance of Definitive Registered Notes pursuant to the first sentence or clause (a) or (b) of the third sentence of "--Definitive Senior Notes" above, and (b) such obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may, at its option, on giving not more than 30 nor less than 15 days' notice to the Holders, redeem all, but not some only, of the Senior Notes of such series, in each case at their principal amount, together with accrued and unpaid interest, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of the Senior Notes of such series then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee a certificate signed by a director of the Company stating that the obligation referred to in (a) above cannot be avoided by the Company taking reasonable measures available to it, and the Trustee shall accept such certificate as sufficient evidence of the satisfaction of the condition precedent set out in (b) above, in which event it shall be conclusive and binding on the Holders.

  In the event a Global Note is redeemed in whole or in part pursuant to this provision or "Optional Redemption" above, the Book-Entry Depositary will redeem, from the amount received by it in respect of the redemption of such Global Note, an equal amount of the related Book-Entry Interest issued to DTC. The redemption price payable in connection with the redemption of such Book-Entry Interest will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the related Global Note.

DEFEASANCE

  The Company, at its option, (a) will be discharged from any and all obligations in respect of a series of the Senior Notes (except in each case for the obligations to register the transfer or exchange of such Senior Notes, replace stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Indenture with respect to a series of Senior Notes described under "Limitation on Consolidation, Merger, Conveyance, Sale or Lease", "Limitation on Liens" and "Limitation on Sale and Lease-Back Transactions" in each case, if the Company irrevocably deposits with the Trustee, in trust, (i) money or (ii) in certain cases, (A) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount, or (B) a combination thereof, in each case sufficient to pay and discharge the principal and interest on the outstanding Senior Notes of such series on the dates such payments are due in accordance with the terms of the Senior Notes of such series (or if the Company has designated a redemption date pursuant to the final sentence of this paragraph, to and including the redemption date so designated by the Company), and no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the Senior Notes of such series shall have occurred and be continuing on the date of such deposit. To exercise any such option, the Company is required to deliver to the Trustee (x) an opinion of counsel (who may be counsel to the Company) to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, which in the case of (a) must be based on a change in law or a ruling by the U.S. Internal Revenue Service, and (y) an Officers' Certificate as to compliance with all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Senior Notes of such series. If the Company shall wish to deposit or cause to be deposited money or U.S. Government Obligations to pay or discharge the principal of and interest, if any, on the outstanding Senior Notes of a series to and including the Redemption Date on which all of the outstanding Senior Notes of such series are to be redeemed, such Redemption Date shall be irrevocably designated by a Board Resolution delivered to the Trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such Board Resolution shall be accompanied by an irrevocable Company Request that the Trustee give notice of such redemption in the name and at the expense of the Company not less than 15 nor more than 30 days prior to such Redemption Date in accordance with the Indenture.

MODIFICATION OR WAIVER OF CERTAIN COVENANTS

  The Company may omit in any particular instance to comply with any term, provision or condition set forth in the Indenture with respect to the Senior Notes of a series if before the time for such compliance the Holders of at least a majority in aggregate principal amount of the outstanding Senior Notes of such series shall, by Act of such Holders, either modify the covenant or waive such compliance in such instance or generally waive compliance with such term, provision or condition, provided that no such modification shall without the consent of each Holder of Senior Notes of such series (a) change the stated maturity upon which the principal of or the interest on the Senior Notes of such series is due and payable, (b) reduce the principal amount thereof or the rate of interest thereon, (c) change any obligation of the Company to pay Additional Amounts with respect to Senior Notes of such series, (d) change any place of payment or the currency in which the Senior Notes of such series or any premium or the interest thereon is payable, (e) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after redemption date) or (f) reduce the percentage in principal amount of the outstanding Senior Notes of such series, the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture. The Senior Notes owned by the Company or any of its Affiliates shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

GOVERNING LAW; SUBMISSION TO JURISDICTION

  The Indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York.

  Any suit, legal action or proceeding against the Company or its properties, assets or revenues with respect to its obligations, liabililites or any other matter arising out of or in connection with the Indenture or a Senior Note may be brought in the Supreme Court of New York, New York County or in the United States District Court for the Southern District of New York and any appellate court from either thereof. The Company has submitted to the non-exclusive jurisdiction of such courts for the purposes of any such proceeding and has irrevocably waived, to the fullest extent it may effectively do so, any objection to the laying of venue of any such proceeding in any such court and the defense of an inconvenient forum.

                       CERTAIN INCOME TAX CONSIDERATIONS

  THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE BOOK-ENTRY INTEREST IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECTS OF STATE, LOCAL OR FOREIGN LAWS, INCLUDING UK TAX LAWS TO WHICH THEY MAY BE SUBJECT.

UK INCOME TAX CONSIDERATIONS

  The comments below are of a general nature based on current UK law and Inland Revenue practice and represent the opinion of Allen & Overy, special UK counsel to the Company, so far as such comments relate to matters of law or legal conclusions. They relate only to the position of persons who are the absolute beneficial owners of their Senior Notes and related interest and may not apply to certain classes of persons such as dealers. Any holders of Senior Notes who are in doubt as to their tax position should consult their professional advisers.

PAYMENTS ON THE SENIOR NOTES

  For UK tax purposes, while each series of the Senior Notes remains represented by a Global Note in bearer form and continues to be listed on the Luxembourg Stock Exchange or some other stock exchange recognized by the UK Inland Revenue, payments of interest (whether on a Global Note to the Book-Entry Depositary or on a Book-Entry Interest to DTC) may be made without withholding or deduction for or on account of UK income tax for so long as the Company's paying agent and the Book-Entry Depositary, if different, are outside the UK.

  In other cases, and in particular if Definitive Registered Notes are issued, interest will be paid after deduction of UK income tax (currently at the lower rate of 20%). A US holder will normally be eligible to recover in full any UK tax withheld from payments of interest to which such holder is beneficially entitled by making a claim under the US/UK Double Tax Treaty on the appropriate form. Alternatively, a claim may be made by a US holder in advance of a payment of interest. If the claim is accepted by the Inland Revenue, they will authorize subsequent payments to that US holder to be made without withholding of UK income tax. Claims for repayment must be made within six years of the end of the UK year of assessment (generally April 5 in each year) to which the interest relates and must be accompanied by the original statement provided by the Company when the interest payment was made showing the amount of UK income tax deducted. Because a claim is not considered until the UK tax authorities receive the appropriate form from the Internal Revenue Service, forms should be sent to the Internal Revenue Service, in the case of an advance claim, well before the relevant interest payment date or, in the case of a claim for the repayment of the tax, well before the end of the appropriate limitation period.

  Holders in other jurisdictions may be entitled to a refund of any UK income tax deducted or withheld or to make a claim for interest on the Senior Notes to be paid without, or subject to a reduced rate of, deduction or withholding under the provisions of an applicable double tax treaty.

  Refund of all or part of any UK income tax deducted or withheld may, depending on individual circumstances, be available to a holder of Senior Notes who is resident in the UK or who carries on a trade, profession or vocation in the UK through a branch or agency to which the Senior Notes are attributable, or who is a Commonwealth citizen or otherwise entitled to a UK personal allowance.

  Holders should be aware that under current UK tax law upon the issuance of Definitive Registered Notes such holders may become subject to UK withholding tax on any payments of interest with respect to such Senior Notes. However, such holders will be entitled to the payment of Additional Amounts in respect of the tax withheld, except as set forth under "Description of the Senior Notes--Additional Amounts," and subject to the right of the Company in certain circumstances to redeem the Senior Notes early. See "Description of the Senior Notes--Optional Tax Redemption."

  Interest on the Senior Notes constitutes UK source income for tax purposes and, as such, may be subject to UK income tax by direct assessment even where paid without deduction or withholding.

  However, UK tax chargeable on interest from a UK source received by persons not regarded as resident in the UK for tax purposes will normally be limited to the tax, if any, deducted at source on payment of such interest. This will not apply if interest is received by a Holder who is not resident for tax purposes in the UK if that Holder carries on a trade, profession or vocation in the UK through a UK branch or agency in connection with which the interest is received or to which the Senior Notes are attributable. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers).

UK CORPORATION TAXPAYERS

  In general Holders which are within the charge to UK corporation tax will be charged to tax on all returns on and fluctuations in value of the Senior Notes broadly in accordance with their statutory accounting treatment. Such Holders will generally be charged to tax in each accounting period by reference to interest and discount accrued in that period.

  Any gains or losses on Senior Notes held by UK resident corporate Holders or certain other Holders who are within the charge to UK corporation tax, which are attributable to fluctuations in the value of US dollars relative to, in most cases sterling, will, subject to reliefs and exclusions contained in the relevant legislation, be included in the calculation of such Holders' taxable income on an accruals basis for each accounting period during which the Senior Notes are held. Any gain or loss arising on a disposal (including redemption) of such Senior Notes would be outside the scope of UK taxation of chargeable gains.

OTHER UK TAX PAYERS

 Taxation of Chargeable Gains

  A disposal of Senior Notes by a Holder who is not within the charge to corporation tax but who is resident or ordinarily resident in the UK, or carries on a trade, profession or vocation in the UK through a branch or agency to which the Senior Notes are attributable, may give rise to a chargeable gain or allowable loss for the purposes of the UK taxation of chargeable gains.

 Accrued Income Scheme

  On a disposal of Senior Notes by a Holder who is not within the charge to corporation tax, any interest which has accrued since the last interest payment date may be chargeable to tax as income if that Holder is resident or ordinarily resident in the UK or carries on a trade in the UK through a branch or agency to which the Senior Notes are attributable.

 Taxation of discount

  Based on the Company's understanding of the Inland Revenue's practice in this area, it is considered that the Senior Notes will not be treated as constituting "relevant discounted securities" for the purposes of Schedule 13 of the Finance Act 1996. Therefore, individual Holders who are within the scope of UK income tax as described above should not be liable to UK income tax on gains made on sales or other disposals (including redemption) of the Senior Notes.

UK STAMP DUTY AND STAMP DUTY RESERVE TAX

  No UK Stamp Duty or Stamp Duty Reserve Tax is payable on the issue or transfer by delivery of a Senior Note or on its redemption.

US FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes the material US federal income tax consequences of the acquisition, ownership and disposition of Senior Notes to initial purchasers who are US citizens or residents, corporations, partnerships or other entities created or organized in or under the laws of the US or any state thereof, or an estate or trust, the income of which is subject to US federal income taxation regardless of its source, and who are residents in the US and not resident in the UK for purposes of the current double taxation convention between the US and the UK ("US Holders") and who hold their beneficial interests in the Senior Notes as capital assets. The discussion represents the opinion of Troutman Sanders LLP, counsel to the Company, so far as it relates to matters of law or legal conclusions and is based upon the provisions of the US Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. The summary does not discuss all aspects of US federal income taxation that may be relevant to particular investors in light of their particular investment circumstances, nor does it discuss any aspects of state, local or foreign tax laws or any estate or gift tax considerations. The summary does not deal with non-US persons or with certain classes of US persons subject to special treatment under the US federal income tax laws (for example, dealers in securities, banks, life insurance companies or tax-exempt organizations). In addition, because the tax consequences may differ depending on individual circumstances, each prospective purchaser of the Senior Notes is strongly urged to consult his own tax advisor with respect to his particular tax situation.

PAYMENTS OF INTEREST

  Except as set forth below, interest on the Senior Notes generally will be taxable to a US Holder as ordinary income from US sources at the time it is received or accrued in accordance with the US Holder's method of accounting for US federal income tax purposes. In addition, if any Additional Amounts are paid, such payment will be taxable as ordinary income in accordance with such US Holder's method of accounting. Thus, a US Holder will be required to report income in an amount greater than the cash it receives in respect of payments on its Senior Notes. However, a US Holder, subject to certain limitations, may be eligible to claim as a credit or deduction for purposes of computing its US federal income tax liability UK Taxes withheld (if any). For that purpose, interest income and the Additional Amounts will generally be treated as foreign source passive income (or, in the case of certain US Holders, financial services income). The rules relating to foreign tax credits are extremely complex, and US Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit to their particular situation.

SALE OR OTHER TAXABLE DISPOSITION OF THE SENIOR NOTES

  A US Holder's tax basis in the Senior Notes will, in general, be the US Holder's cost therefor. A US Holder will recognize gain or loss on the sale, exchange, redemption or other taxable disposition of the Senior Notes, equal to the difference (if any) between the amount realized upon the sale, exchange or retirement (converted into US dollars if any foreign currency is received) and the adjusted tax basis of the Senior Notes. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the Senior Notes have been held for more than one year. Under current law, net capital gains are, in certain circumstances, taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations. If the US dollar is not the functional currency of the US Holder, such Holder may recognize ordinary gain or loss due to the currency exchange fluctuation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under the Code, a US Holder may be subject, under certain circumstances, to US backup withholding at a 31% rate with respect to payments by the Company or any of its paying agents of interest or the gross proceeds of dispositions thereof. This withholding only applies if the US Holder fails to furnish a correct social security or other taxpayer identification number to the Company, fails to report interest income in full or fails to certify to the Company that such US Holder has provided a correct taxpayer identification number and that such US Holder is not subject to withholding, the Company is required to withhold a 31% federal backup withholding tax on certain amounts paid to the US Holder. Special rules may apply with respect to the payment of the proceeds from the sale of the Senior Notes to or through foreign offices of certain brokers.

  The backup withholding tax is not an additional tax and may be credited against a US Holder's regular US federal income tax liability or refunded by the IRS where applicable.

                                 UNDERWRITING

  Upon the terms and conditions set forth in the Underwriting Agreement, dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriters, the principal amount of each series of the Senior Notes set forth opposite the name of such Underwriter.

                                PRINCIPAL AMOUNT OF THE PRINCIPAL AMOUNT OF THE
   NAME                              6.375% NOTES            6.800% NOTES
   ----                         ----------------------- -----------------------
   Lehman Brothers Inc.........     US$ 56,000,000          US$110,666,668
   Merrill Lynch, Pierce,
            Fenner & Smith
            Incorporated.......         56,000,000             110,666,666
   J.P. Morgan Securities
    Inc........................         56,000,000             110,666,666
                                    --------------          --------------
       Total...................     US$168,000,000          US$332,000,000
                                    ==============          ==============

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes being sold pursuant to the Underwriting Agreement if any of the Senior Notes being sold pursuant to the Underwriting Agreement are purchased.

  The Underwriters have advised the Company that the Underwriters propose to offer each series of the Senior Notes to the public initially at the relevant public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession of not more than .375% of the principal amount for the 6.375% Notes and .400% of the principal amount for the 6.800% Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .200 % of the principal amount for the 6.375% Notes and .200% of the principal amount for the 6.800% Notes to certain other dealers. After the initial offering, the offering price and other selling terms may be changed by the Underwriters.

  The Senior Notes represent a new issue of securities. If the Senior Notes are traded after their initial issuance, they may trade at a discount from their initial public offering price depending upon prevailing interest rates, the market for similar securities and other factors. In addition, no assurance can be given that a holder of Senior Notes will be able to sell such Senior Notes in the future or that such sale will be at a price equal to or higher than the initial public offering price of such Senior Notes.

  Although the Underwriters have informed the Company that they currently intend to make a market in the Senior Notes and interests in the Book-Entry Interests, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. There can be no assurance as to the development or liquidity of any market for the Senior Notes or interests in the Book-Entry Interests. If an active public market does not develop, the market price and liquidity of the Senior Notes or interests in the Book-Entry Interests may be adversely affected.

  The Company has agreed to indemnify the Underwriters and its controlling persons against certain liabilities, including liabilities under the Securities Act.

  Under Rule 2710(c)(8) of the Corporate Financing Rules of the National Association of Securities Dealers, Inc. (the "NASD"), no NASD members can participate in a public offering of an issuer's securities where more than 10% of the net offering proceeds, not including underwriting compensation, are intended to be paid to NASD members participating in the distribution of the offering or associated or affiliated persons of such members unless the yield at which a debt issue is to be distributed to the public is established pursuant to Rule 2720(c)(3) by a qualified independent underwriter ("QIU"). As disclosed under the caption "Use of Proceeds," Morgan Guaranty, an affiliate of JP Morgan, is a lender under the Company's term loan and will receive 10% or more of the net proceeds of this Offering in repayment of a portion of such term loan. Since JP Morgan is one of the underwriters in this Offering, this Offering is being conducted pursuant to Rule 2710(c)(8).

  Rule 2720(c)(3)(C), however, allows an NASD member to participate in the distribution of securities of a company where it or its affiliates will receive more than 10% of the net proceeds without a QIU establishing the yield of the securities being offered if the offering is of a class of securities rated Baa or better by Moody's or BBB or better by S&P. The debt securities being offered hereby are expected to receive at least the ratings mentioned above and, therefore, there will be no QIU recommending the minimum yield of the debt securities being offered. See "Summary--The Offering--Ratings."

  Each of the Underwriters has severally represented and agreed in the Underwriting Agreement that (i) it has not offered or sold, and prior to the date six months after the date of issue of the Senior Notes will not offer or sell, any Senior Notes to persons in the UK except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public in the UK within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 (the "FSA") with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the UK; (iii) it has only issued or passed on and will only issue or pass on in the UK any document received by it in connection with the issue of the Senior Notes to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on; and (iv) it has not issued or caused to be issued and will not issue or cause to be issued in the UK any advertisement inviting persons to subscribe or purchase the Senior Notes or containing information calculated to lead directly or indirectly to persons subscribing or purchasing the Senior Notes except to persons (a) who are authorized under the FSA or (b) whose ordinary business involves the acquisition and disposal of property of the same kind as the Senior Notes, and has not advised or procured and will not advise or procure any person (except as aforesaid) in the UK to subscribe or purchase the Senior Notes.

                                 LEGAL MATTERS

  Certain legal matters relating to the Senior Notes will be passed upon for the Company by Troutman Sanders LLP, Atlanta, Georgia and for the Underwriters by Shearman & Sterling, New York, New York. Certain legal matters relating to English law, including taxation, corporate matters and the enforceability of the Senior Notes and agreements related thereto, will be passed upon for the Company by Allen & Overy, London, England.

  Troutman Sanders, LLP and Shearman & Sterling will rely, without independent investigation, upon Allen & Overy with respect to matters relating to English law.

                                    EXPERTS

  The consolidated financial statements of Southern Investments UK plc (Successor Company) as of March 31, 1996 and for the period from inception (June 23, 1995) to March 31, 1996, and the consolidated financial statements of South Western Electricity plc (Predecessor Company) for the period from April 1, 1995 to September 17, 1995, included in this Registration Statement have been audited by Arthur Andersen, Independent Public Accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of South Western Electricity plc (Predecessor Company) at March 31, 1995 and for the years ended March 31, 1995 and 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, Chartered Accountants, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  At the request of the board of directors of SWEB, Ernst & Young, Chartered Accountants, tendered their resignation, which was accepted effective September 18, 1995, as independent auditors of SWEB, the reports of which did not contain an adverse opinion or a disclaimer of opinion for fiscal years 1995 or 1994. Nor were such reports modified as to uncertainty, audit scope, or accounting principles. During fiscal years 1995 and 1994, and during the interim periods of fiscal year 1996 preceding September 18, 1995, there were no unresolved disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have warranted reference to the subject matter of such disagreement(s) in connection with its reports.

  On September 18, 1995, the board of directors of the Company approved the engagement of Arthur Andersen, Independent Public Accountants, as independent auditors of SWEB. Arthur Andersen has been the independent auditor of the Company since its inception (June 23, 1995), and is the independent auditor of Southern, the ultimate parent of SWEB.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Senior Notes offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Senior Notes offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

  Upon completion of the Offering, the Company will be subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission. In accordance with the Indenture, the Company will also provide such information to the Trustee and the registered holders of the Senior Notes.

                LUXEMBOURG STOCK EXCHANGE AND OTHER INFORMATION

  The issue of the Senior Notes was authorized pursuant to a resolution of the Board of Directors of the Company dated July 26, 1996, as supplemented by a unanimous written consent dated as of October 21, 1996.

  The legal notice relating to the issue of the Senior Notes and the Memorandum and Articles of Association of the Company will be registered prior to the listing with the Chief Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request.

  The financial information in respect of the Company and the Predecessor Company set forth in "Summary Financial Information," "Selected Financial Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein does not constitute statutory accounts under Section 240 of the Companies Act 1985. Statutory accounts for the fiscal year to which such financial information relates have been, and for fiscal year 1996 will be, delivered to the Registrar of Companies in England and Wales. The auditors of the Company and the Predecessor Company have made a report under Section 235 of the Companies Act 1985 on the statutory accounts for each such fiscal year which was not qualified within the meaning of
Section 262 of the Companies Act 1985 and did not contain a statement made under Section 237(2) or 237(5) of that Act.

  The Company produces unconsolidated accounts to its accounting reference date of March 31 of each year. The accounts for its first accounting period to March 31, 1996 are being prepared in accordance with UK GAAP and in accordance with the Companies Act 1985, and are expected to be filed at Companies House in the UK in late October 1996.

  Copies of the Indenture, the Deposit Agreement, the DTC Agreement, the Memorandum and Articles of Association of the Company and the most recent publicly available annual report, audited financial statements and quarterly unaudited financial statements of the Company will be obtainable, for so long as any of the Senior Notes are outstanding and are listed on the Luxembourg Stock Exchange, during usual business hours on any weekday (except Saturdays and public holidays) from the specified offices of the Paying Agents and at the office of the listing agent, Banque Generale du Luxembourg S.A., the address of which is 50, Avenue J.F. Kennedy, L-2951, Luxembourg.

  Save as disclosed herein, there has been no significant change in the financial or trading position of the Company since March 31, 1996, the end of the last financial period of the Company.

  There are no legal or arbitration proceedings (including any such proceedings which are pending or, to the best of the Company's knowledge and belief, threatened) involving the Company which may have, or have had during the period since incorporation, a significant effect on the financial position of the Company.

  There are no convertible bonds, exchangeable bonds or bonds with warrants outstanding in respect of the Company.

  The objects of the Company are set out in clause 4 of its Memorandum of Association.

  The address of the Trustee and principal paying agent in respect of the Senior Notes is 4 Albany Street, New York, New York 10006. The address of Bankers Trust Luxembourg, S.A., the paying agent in Luxembourg in respect of the Senior Notes, is P.O. Box 807, 14 Boulevard, F.D. Roosevelt, Luxembourg.

  The address of Arthur Andersen, Independent Public Accountants, who have audited the accounts of the Company for the period from the date of its incorporation to March 31, 1996 is Broad Quay House, Broad Quay, Bristol BS1 4DJ, England.

                                                                          ANNEX

                                   GLOSSARY

  6.375% Notes: Direct, unsecured and unsubordinated obligations of the Company due 2001 in the aggregate principal amount of $168,000,000 ranking pari passu with all other unsecured and unsubordinated obligations of the Company.

  6.800% Notes: Direct, unsecured and unsubordinated obligations of the Company due 2006 in the aggregate principal amount of $332,000,000 ranking pari passu with all other unsecured and unsubordinated obligations of the Company.

  Accentacross: Accentacross Limited, a Director of the Company.

  Additional Amounts: Amounts that the Company may be required to pay such that the holder of the Global Note will receive such amounts as would have been received without withholding or deduction for or on account of any present or future taxes, duties, assessments of governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the UK or by or within any political subdivision thereof or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

  Book-Entry Depositary: Bankers Trust Company.

  Book-Entry Interests: Certificateless depositary interests to be issued by the Book-Entry Depositary to DTC.

  CAGR: Compound annual growth rate.

  Calendar Year: A year ended December 31.

  Cedel Bank: Cedel Bank, societe anonyme.

  CFDs: Contracts for differences.

  Code: The US Internal Revenue Code of 1986, as amended.

  Commission: The Securities and Exchange Commission.

  Company: Southern Investments UK plc.

  Comparable Treasury Issue: In the case of the 6.375% Notes and the 6.800% Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

  Comparable Treasury Price: With respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for US Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such redemption date.

  DCR: Duff & Phelps Credit Rating Company.

  Debt: Money borrowed as evidenced by the issuance, assumption or guarantee of any notes, bonds, debentures or other similar evidences of indebtedness.

  Deposit Agreement: The deposit agreement among the Company, the Book-Entry Depositary and the holders and beneficial owners from time to time of interests in the Book-Entry Interests.

  Definitive Registered Notes: Definitive Senior Notes in registered form.

  Distribution Price Control Formula: A formula of P+RPI-Xd where P reflects the previous maximum average price per unit of electricity distributed, RPI reflects the percentage change in the Retail Price Index between the previous year and the current year and the Xd factor is established by the Regulator following review.

  DTC: The Depository Trust Company.

  Electricity Act: The Electricity Act 1989.

  EMFs: Electromagnetic fields.

  Euroclear: The Euroclear System.

  Exchange Act: The US Securities Exchange Act of 1934, as amended.

  Fiscal Year: A year ended March 31.

  Fossil Fuel Levy: A levy system instituted to reimburse the generators and the RECs for the extra costs involved in generating electricity from non-fossil fuel plants as compared to generating electricity from fossil fuel plants.

  Franchise Area: SWEB's service area as determined by its PES license.

  Franchise Supply Customers: Customers with demand of not more than 100kW.

  FSA: The Financial Services Act 1986.

  Georgia Power: Georgia Power Company, a subsidiary of Southern.

  Global Notes: The global Senior Notes representing the Senior Notes.

  Holdings: Southern Investments UK Holdings Limited, the direct parent company of the Company.

  Indenture: The Indenture between the Company and Bankers Trust Company.

  Independent Investment Banker: An independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the Trustee.

  Indirect Participants: Persons that hold interests in the Book-Entry Interest through persons that have accounts with DTC.

  Letter of Representations: The letter of representations from the Company and the Trustee to DTC pursuant to which the Book-Entry Depositary will issue one or more certificateless depositary interests and pursuant to which the DTC will operate a book-entry system for interests in the Book-Entry Interests.

  Lien: Debt secured by a mortgage, lien, pledge, security interest or other encumbrance on any property or assets (other than cash).

  Mighteager: Mighteager Limited, a Director of the Company.

  Mission Energy: Mission Energy Company.

  MMC: The UK Monopolies and Mergers Commission.

  Moody's: Moody's Investors Service, Inc.

  NFFOs: Obligations of RECs to obtain a specified amount of generating capacity from non-fossil fuel sources.

  NGC: The National Grid Company plc, which is wholly-owned by NGG.

  NGG: The National Grid Group plc.

  Non-Franchise Supply Customers: Customers with demand greater than 100kW.

  Own-generation limits: The limit imposed by the PES license on the extent of generation capacity in which a REC may hold an interest.

  Participants: Persons that have accounts with DTC.

  PES license: A Public Electricity Supply license.

  PESs: The public electricity (or first tier) suppliers.

  PMDC: Power Markets Development Company, an indirect shareholder in Holdings and a subsidiary of PP&L Resources.

  PMDC Directors: Accentacross and Mighteager.

  Pool: The wholesale trading market for electricity in England and Wales.

  Pooling and Settlement Agreement: The agreement which governs the constitution and operation of the Pool and the calculation of payments to and from generators and suppliers.

  PP&L Resources: PP&L Resources, Inc., the parent of PMDC.

  Predecessor Company: South Western Electricity plc prior to its acquisition by the Company.

  Primary Treasury Dealer: A primary US Government securities dealer in New York City.

  Pro Forma Fiscal Year 1996: Unaudited pro forma information for the fiscal year ended March 31, 1996.

  PSB: NGG's pumped storage electricity generation business.

  RECs: The 12 regional electricity companies in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity.

  Reference Treasury Dealer: A primary US Government securities dealer in New York City appointed by the Company and reasonably acceptable to the Trustee.

  Reference Treasury Dealer Quotation: With respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue expressed in each case as a percentage of its principal amount and quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  Regulator: The Director General of Electricity Supply in Great Britain.

  Relevant Date: Whichever is the later of (i) the date on which a payment on the Senior Notes first becomes due and (ii) if the full amount payable has not been received in The City of New York by the Book-Entry Depositary or the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Holders in accordance with the Indenture.

  Sale and Lease-Back: The leasing by the Company or a Significant Subsidiary of any assets from a person which have been or are to be sold or transferred by the Company to such person.

  Securities Act: The US Securities Act of 1933, as amended.

  Secretary of State: The UK Secretary of State for Trade and Industry.

  Senior Notes: The 6.375% Notes and the 6.800% Notes.

  SFAS: US GAAP Statement of Financial Accounting Standards.

  Significant Subsidiary: Any subsidiary of the Company whose gross assets or gross revenues (having regard to the Company's direct and/or indirect beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of the consolidated gross assets or gross revenues of the Company and all of its subsidiaries taken together.

  Southern: The Southern Company, the ultimate parent company of the Company.

  Southern Company system: Southern and its subsidiaries.

  Southern Energy: Southern Energy, Inc., an affiliate of the Company and a wholly-owned subsidiary of Southern.

  S&P: Standard & Poors.

  Successor Company: Southern Investments UK plc and its subsidiaries.

  Supply Price Control Formula: P+RPI-Xs+Y where P reflects the maximum average price per unit of electricity supplied, RPI reflects the percentage change in the Retail Price Index between the previous year and the current year, the Xs factor is established by the Regulator following review and the Y term is a pass through of certain costs.

  SWEB: South Western Electricity plc, a subsidiary of the Company.

  Treasury Yield: With respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  Trustee: Bankers Trust Company.

  UK: The United Kingdom.

  UK GAAP: Accounting principles generally accepted in the United Kingdom.

  UK Taxes: Any taxes, duties, assessments or any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the UK or by or within any political subdivision thereof or any authority therein or thereof having power to tax.

  US: The United States of America.

  US GAAP: Accounting principles generally accepted in the United States of America.

  US Holders: US citizens or residents, corporations, partnerships or other entities created or organized in or under the laws of the US or any state thereof, or an estate or trust, the income of which is subject to US federal income taxation regardless of its source, and who are residents in the US and not resident in the UK for purposes of the current double taxation convention between the US and the UK and who hold their beneficial interests in the Senior Notes as capital assets.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES (SUCCESSOR COMPANY)
Report of Independent Public Accountants..................................  F-2
Financial Statements......................................................  F-3
  Consolidated Balance Sheet as of March 31, 1996.........................  F-3
  Consolidated Statement of Income for the Period From Inception (June 23,
   1995) to March 31, 1996................................................  F-4
  Consolidated Statement of Changes in Stockholder's Equity for the Period
   From Inception (June 23, 1995) to March 31, 1996.......................  F-5
  Consolidated Statement of Cash Flows for the Period From Inception (June
   23, 1995) to March 31, 1996............................................  F-6
Notes to the Consolidated Financial Statements............................  F-7
SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES (PREDECESSOR COMPANY)
Report of Independent Auditors............................................ F-20
Report of Independent Public Accountants.................................. F-21
Financial Statements
  Consolidated Balance Sheet as of March 31, 1995......................... F-22
  Consolidated Statements of Income for the Years Ended March 31, 1994 and
   1995 and for the Period From April 1, 1995 to September 17, 1995....... F-23
  Consolidated Statements of Changes in Stockholders' Equity for the Years
   Ended March 31, 1994 and March 31, 1995 and for the Period From April
   1, 1995 to September 17, 1995.......................................... F-24
  Consolidated Statements of Cash Flows for the Years Ended March 31, 1994
   and 1995 and the Period From April 1, 1995 to September 17, 1995....... F-25
Notes to the Consolidated Financial Statements............................ F-26
SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES (SUCCESSOR COMPANY)
 AND SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES (PREDECESSOR COMPANY)
Financial Statements
  Unaudited Condensed Consolidated Balance Sheet as of September 30,
   1996................................................................... F-36
  Unaudited Condensed Consolidated Statements of Income for the Six Months
   Ended September 30, 1995 and 1996...................................... F-37
  Unaudited Condensed Consolidated Statement of Cash Flows for the Six
   Months Ended
   September 30, 1996..................................................... F-38
  Unaudited Condensed Consolidated Statement of Cash Flows for the Period
   from Inception (June 23, 1995) to September 30, 1995................... F-39
Notes to the Unaudited Condensed Consolidated Financial Statements........ F-40
Unaudited Pro Forma Consolidated Financial Information.................... F-42
Unaudited Pro Forma Consolidated Statement of Income for the Year Ended
 March 31, 1996........................................................... F-43
Unaudited Pro Forma Consolidated Statement of Income for the Six Months
 Ended September 30, 1995................................................. F-44

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Southern Investments UK plc:

  We have audited the accompanying consolidated balance sheet of SOUTHERN INVESTMENTS UK plc AND SUBSIDIARIES (Successor Company) as of March 31, 1996 and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the period from inception (June 23, 1995) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Investments UK plc and subsidiaries as of March 31, 1996 and the results of their operations and their cash flows for the period from inception (June 23, 1995) to March 31, 1996 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN

Bristol, England July 25, 1996

                          SOUTHERN INVESTMENTS UK PLC

                                AND SUBSIDIARIES

                              (SUCCESSOR COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1996

                                 (IN MILLIONS)

                                                            MARCH 31, MARCH 31,
                          ASSETS                              1996      1996
                          ------                            --------- ---------
                                                            (Pounds)   U.S. $
PROPERTY, PLANT, AND EQUIPMENT (Note 9)....................   1,227     1,920
 Less accumulated depreciation.............................      20        31
                                                              -----     -----
   Property, plant, and equipment, net.....................   1,207     1,889
                                                              -----     -----
OTHER ASSETS:
 Investments (Note 11).....................................      22        34
 Prepaid pension cost (Note 2).............................      95       149
 Goodwill, net of accumulated amortization of (Pounds)2
  ($3).....................................................     173       271
                                                              -----     -----
   Total other assets......................................     290       454
                                                              -----     -----
CURRENT ASSETS:
 Cash and cash equivalents.................................      20        31
 Investments (Note 11).....................................      26        41
 Receivables:
  Customer accounts, less provision for uncollectibles of
   (Pounds)17 ($26)........................................      95       149
  Other....................................................      20        31
                                                              -----     -----
 Receivables, net..........................................     115       180
 Materials and supplies....................................       3         5
 Prepaid expenses..........................................      25        39
                                                              -----     -----
   Total current assets....................................     189       296
                                                              -----     -----
   Total assets............................................   1,686     2,639
                                                              =====     =====
           STOCKHOLDER'S EQUITY AND LIABILITIES
           ------------------------------------
                                                            (Pounds)   U.S. $
STOCKHOLDER'S EQUITY (Note 12):
 Share capital, (Pounds)1 par value; 500,400,587 shares
  authorized, issued, and outstanding......................     500       783
 Retained earnings/(deficit)...............................    (132)     (207)
                                                              -----     -----
   Total stockholder's equity..............................     368       576
                                                              -----     -----
OTHER NON-CURRENT LIABILITIES
 Deferred income taxes (Note 6)............................     352       551
 Provision for loss contracts (Note 4).....................      62        97
 Other.....................................................      66       103
                                                              -----     -----
   Total other non-current liabilities.....................     480       751
                                                              -----     -----
CURRENT LIABILITIES:
 Short-term debt (Note 10).................................     650     1,018
 Accounts payable..........................................      45        70
 Accrued income taxes......................................      19        30
 Unearned revenue..........................................      10        16
 Other.....................................................     114       178
                                                              -----     -----
   Total current liabilities...............................     838     1,312
                                                              -----     -----
COMMITMENTS AND CONTINGENT MATTERS (Notes 2, 4 and 10)
   Total stockholder's equity and liabilities..............   1,686     2,639
                                                              =====     =====

The accompanying notes are an integral part of this consolidated balance sheet.

                          SOUTHERN INVESTMENTS UK PLC

                                AND SUBSIDIARIES

                              (SUCCESSOR COMPANY)

                        CONSOLIDATED STATEMENT OF INCOME

        FOR THE PERIOD FROM INCEPTION (JUNE 23, 1995) TO MARCH 31, 1996

                                 (IN MILLIONS)

                                                                (Pounds) U.S. $
                                                                -------- ------
OPERATING REVENUES............................................    481     753
COST OF SALES.................................................    318     498
                                                                  ---     ---
GROSS MARGIN..................................................    163     255
                                                                  ---     ---
OPERATING EXPENSES:
 Maintenance..................................................     21      33
 Depreciation and amortization................................     22      34
 Selling, general, and administrative.........................     34      53
                                                                  ---     ---
   Total operating expenses...................................     77     120
                                                                  ---     ---
   Operating income...........................................     86     135
                                                                  ---     ---
OTHER INCOME (EXPENSE):
 Interest income..............................................      7      11
 Interest expense.............................................    (28)    (44)
 Gain on sale of investments (Note 11)........................     14      22
 Other, net...................................................      2       3
                                                                  ---     ---
   Total other expense........................................     (5)     (8)
                                                                  ---     ---
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.........     81     127
PROVISION FOR INCOME TAXES....................................     28      44
                                                                  ---     ---
INCOME FROM CONTINUING OPERATIONS.............................     53      83
EXTRAORDINARY GAIN ON EARLY EXTINGUISHMENT OF DEBT, net of in-
 come tax effect of (Pounds)3 ($5) (Note 10)..................      6       9
                                                                  ---     ---
NET INCOME....................................................     59      92
                                                                  ===     ===


   The accompanying notes are an integral part of this consolidated financial statement.

                          SOUTHERN INVESTMENTS UK PLC

                                AND SUBSIDIARIES

                              (SUCCESSOR COMPANY)

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

        FOR THE PERIOD FROM INCEPTION (JUNE 23, 1995) TO MARCH 31, 1996

                                 (IN MILLIONS)

                                                      RETAINED
                                              SHARE   EARNINGS/
                                             CAPITAL  (DEFICIT)  TOTAL   TOTAL
                                             (Pounds) (Pounds)  (Pounds) U.S. $
                                             -------- --------- -------- ------
BALANCE, June 23, 1995......................     0         0         0       0
 Net income.................................     0        59        59      92
 Proceeds from sale of National Grid Hold-
  ings reflected as dividends
  (Note 12).................................     0      (191)     (191)   (299)
 Conversion of advances to equity (Note
  12).......................................   315         0       315     493
 Equity contribution (Note 12)..............   185         0       185     290
                                               ---      ----      ----    ----
BALANCE, March 31, 1996.....................   500      (132)      368     576
                                               ===      ====      ====    ====




   The accompanying notes are an integral part of this consolidated financial statement.

                  SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
        FOR THE PERIOD FROM INCEPTION (JUNE 23, 1995) TO MARCH 31, 1996
                                 (IN MILLIONS)

                                                              (Pounds)  U.S.$
                                                              -------- -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................................      59       92
                                                               ------  -------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ............................................      20       31
    Amortization of goodwill.................................       2        3
    Gain on sales of investments.............................     (14)     (22)
    Gain on early extinguishment of debt.....................      (9)     (14)
    Changes in assets and liabilities:
      Receivables, net.......................................       6        9
      Accounts payable.......................................     (39)     (60)
      Accrued income taxes...................................       5        8
  Other, net.................................................      (5)      (8)
                                                               ------  -------
        Total adjustments....................................     (34)     (53)
                                                               ------  -------
        Net cash provided by operating activities............      25       39
                                                               ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Consideration for purchase of SWEB paid to former share-
   holders...................................................  (1,023)  (1,601)
  Capital expenditures.......................................     (37)     (58)
  Proceeds received from the disposal of investments.........     270      422
                                                               ------  -------
        Net cash used in investing activities................    (790) (1,237)
                                                               ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from advances from Parent (Note 12)...............     315      493
  Capital contribution received (Note 12)....................     185      290
  Payments of dividends (Note 12)............................    (191)    (299)
  Payment of preacquisition dividends........................     (75)    (117)
  Proceeds from issuance of notes............................     650    1,017
  Proceeds from issuance of bonds............................     597      934
  Repayment of bonds.........................................    (696)  (1,089)
                                                               ------  -------
        Net cash provided by financing activities............     785    1,229
                                                               ------  -------
NET INCREASE IN CASH AND CASH EQUIVALENTS....................      20       31
CASH AND CASH EQUIVALENTS, beginning of period...............       0        0
                                                               ------  -------
CASH AND CASH EQUIVALENTS, end of period.....................      20       31
                                                               ======  =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest.....................................      21       33
                                                               ======  =======
  Cash paid for income taxes.................................      26       41
                                                               ======  =======
  Business acquisitions:
    Fair value of assets acquired............................   1,940    3,037
      Less equity contribution to purchase common stock......    (500)    (783)
      Less bonds issued to purchase common stock.............    (523)    (818)
      Less noncash consideration issued in exchange for com-
       mon stock.............................................     (40)     (63)
                                                               ------  -------
    Liabilities assumed......................................     877    1,373
                                                               ======  =======
  Non-cash conversion of advances from Parent to equity (Note
   12).......................................................     315      493
                                                               ======  =======

   The accompanying notes are an integral part of this consolidated financial statement.

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  The Company is a wholly-owned subsidiary of Southern Investments UK Holdings Limited ("Holdings"), which is wholly-owned indirectly by The Southern Company ("Southern") (see Note 13). The Company was incorporated as a public limited company under the laws of England and Wales on June 23, 1995 as a vehicle for the acquisition of South Western Electricity plc (together with its subsidiaries "SWEB"), one of the 12 regional electricity companies ("RECs") in England and Wales licensed to distribute, supply, and, to a limited extent, generate electricity. On September 18, 1995, the Company gained effective control of SWEB, having acquired approximately 84% of its shares (the "Acquisition"). Accordingly, the Company has designated September 18, 1995 as the effective date of the Acquisition (the "Acquisition Date"). Given that SWEB represents substantially all of the current operations of the Company, SWEB is considered the Predecessor Company (the "Predecessor Company"). All references in the financial statements to the Successor Company represent the Company and to the Predecessor Company represent South Western Electricity plc and its subsidiaries. See Note 7 for a further discussion of the Acquisition.

  SWEB is one of the twelve RECs in England and Wales licensed to distribute, supply, and, to a limited extent, generate electricity. The RECs were created as a result of the privatization of the UK electricity industry in 1990 after the state owned low voltage distribution networks were allocated to the then existing twelve regional boards. SWEB's main business, the distribution and supply of electricity to customers in the southwest of England, is regulated under the terms of SWEB's Public Electricity Supply license by the Office of Electricity Regulation ("OFFER").

  SWEB's operates primarily in its franchise area in southwest England. SWEB's franchise area covers approximately 5,560 square miles running from Bristol and Bath in the northeast, 188 miles southwest along the peninsula to Land's End and 28 miles beyond to the Isles of Scilly, and has a resident population of approximately 2.8 million.

 Basis of Presentation

  The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States. The accompanying financial statements have not been prepared in accordance with the policies of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). This pronouncement, under which most U.S. electric utilities report financial statements, applies to entities which are subject to cost-based rate regulation. By contrast, SWEB is not subject to rate regulation, but, rather, is subject to price cap regulation (Note 3) and therefore the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities, but which would have been included in the income statement of enterprises in general under U.S. GAAP. The accompanying financial statements of the Company do not contain such deferrals.

  The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries and have been prepared from records maintained by SWEB in the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company's ownership interests range from 20% to 50% and the Company exercises

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

significant influence over operating and financial policies are accounted for using the equity method. Other investments are accounted for using the cost method (Note 11).


  These financial statements are presented in pounds sterling ((Pounds)) and in U.S. dollars ($ or U.S. $), solely for the convenience of the reader, at the exchange rate of (Pounds)1 = U.S. $1.5653, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 1996. No representation is made that the pounds sterling amounts have been, could have been, or could be converted into U.S. dollars at that or any other rate of exchange.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  SWEB records revenue net of value added tax and accrues revenues for services provided but unbilled at the end of each reporting period. SWEB purchases power primarily from a market for the bulk trading of electricity (the "Pool").

  The Company has a diversified base of customers. No single customer or industry comprises 10% or more of revenues.

 Cash and Cash Equivalents

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

 Property, Plant, and Equipment

  Property, plant, and equipment are recorded at fair market value as adjusted at the acquisition date (Note 7) in accordance with Accounting Principles Board Opinion ("APB") No. 16, "Accounting for Business Combinations." Items capitalized subsequent to the Acquisition are recorded at original cost, which includes materials, labor, appropriate administrative and general costs, and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense.

  Depreciation of the recorded cost of depreciable property, plant, and equipment is provided by using primarily composite straight-line rates (Note
9), which approximate 3.1% per year (2.5% per year for depreciable utility plant in service).

 Information Technology Consultancy and Development Costs

  Significant information technology ("IT") consultancy and development costs are capitalized when they become technologically feasible and are amortized over their estimated useful economic life from the date of first use. Other IT consultancy and development costs are charged to income in the period in which they are

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

incurred. This policy has been adopted effective October 1, 1995 as the Company has embarked on a significant program of investment and will be incurring significant development costs which are fundamental to the future performance of the business and which will benefit the business for a number of years. The Directors are of the opinion that in relation to the planned development costs to be incurred in the future, the policy followed by the Predecessor Company of writing off such costs to the Statement of Income does not give a fair reflection of the period over which the benefits will accrue. Prior to this change in accounting policy the Company expensed all IT consultancy and development costs as incurred. The effect of adopting this policy has resulted in the capitalization of (Pounds)5.2m of costs in the year ended March 31, 1996. If the policy had been adopted at September 30, 1995, the amount that would have been capitalized would have been zero, as no tangible benefits were believed to have accrued from current development work at that date and any costs relating to earlier development work had been fully amortized.

 Goodwill

  The Company amortizes costs in excess of fair value of net assets of the business acquired using the straight-line method over a period of 40 years. Recoverability (performed on the basis of undiscounted operating cash flow analysis) is reviewed annually or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value, in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Goodwill shown in the accompanying consolidated financial statements relates to the acquisition of SWEB (Note 7).

 Investments

  The Company accounts for its current investments in accordance with SFAS No. 115, "Accounting for Investments for Certain Debt and Equity Securities." These investments represent investments in debt securities, which management classifies as available-for-sale securities in accordance with SFAS No. 115. The Company's long-term investments consist of investments accounted for using the cost method (See Note 11).

 Income Taxes

  SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences.

 Unearned Revenue

  Unearned revenue primarily represents the liability for payments received from customers in connection with the assessment of a value added tax ("VAT") on electricity sales, which was imposed by the UK government effective April 1, 1994 to include electricity sales to residential customers. As part of the adoption of the tax, customers were allowed to prepay their bills and avoid the VAT on the element of the future electricity consumption which was prepaid. Revenues are recognized as electricity is supplied to these customers.

  The Regulator permits the Company to bill for all estimated allowed revenue, while actual allowed revenue is not known until after the end of the fiscal year. When billings exceed the actual allowed revenue, revenues are deferred on the excess amounts. The deferred amount is deducted from revenues and included in current liabilities. When billings are less than the allowed revenue, no anticipation of any potential future recovery is made.

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Financial Instruments

  The Company uses financial instruments primarily to mitigate the risk of exposure to volatility in electricity prices and fluctuations in interest rates. Such instruments are accounted for as hedges, and accordingly, gains and losses are deferred and recognized over the same period as the item hedged (Note 8).

  The Company's carrying amount of financial instruments at March 31, 1996 was zero (Note 8).

 New Accounting Standards

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, which provides guidance on when to assess and how to measure impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain intangibles to be disposed of. The Company adopted SFAS No. 121 on January 1, 1996, with no material effect on its financial position or results of operations.

2. RETIREMENT BENEFITS

 Pension Plans

  SWEB has two pension plans, a defined benefit plan and a defined contribution plan.

 Defined Contribution Plan

  The defined contribution plan was established in the year ended March 31, 1994. The assets of the defined contribution plan are held and administered by an independent trustee. Contributions to the plan by SWEB on behalf of its employees were (Pounds)0.1 million ($0.2 million) for the period from inception (June 23, 1995) through March 31, 1996.

 Defined Benefit Plan

  SWEB participates in the Electricity Supply Pension Scheme, which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the Electricity Supply Industry in the United Kingdom. Contributions to the plan by SWEB on behalf of its employees were (Pounds)4.8 million ($7.5 million) for the period from inception (June 23, 1995) through March 31, 1996.


  In accordance with SFAS No. 87, as of the date of the Acquisition, the assignment of the purchase price to individual assets acquired and liabilities assumed includes the plan assets in excess of the projected benefit obligation. SWEB uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes. Amounts funded to the pension trust(s) are primarily invested in equity and fixed-income securities. SFAS No. 87 requires use of the "projected unit credit" actuarial method for financial reporting purposes.

  The following table shows the actuarial results and assumptions for pension benefits as computed under SFAS No. 87 (in millions):

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                            MARCH 31, MARCH 31,
                                                              1996      1996
                                                            --------- ---------
                                                            (Pounds)      $
      Actuarial present value of benefit obligation:
        Vested benefits...................................    (488)      (764)
        Nonvested benefits................................       0          0
                                                              ----      -----
      Accumulated benefit obligation......................    (488)      (764)
      Effect of future increases in compensation..........     (37)       (58)
                                                              ----      -----
      Projected benefit obligation........................    (525)      (822)
        Less:
          Fair value of plan assets.......................     642      1,005
          Unrecognized net gain...........................     (22)       (34)
                                                              ----      -----
      Prepaid asset recognized in the consolidated balance
       sheets.............................................      95        149
                                                              ====      =====

  The weighted average rates assumed in the actuarial calculations were as follows at March 31, 1996:

      Discount rate....................................................... 8.75%
      Annual salary rate increase......................................... 6.00
      Long term rate of return on plan assets............................. 9.50

  The components of the plan's net pension income during the period from inception (June 23, 1995) to March 31, 1996 are shown below (in millions):

                                                                   (Pounds)  $
                                                                   -------- ---
      Benefits earned during the period...........................     2      3
      Interest cost on projected benefit obligation...............    22     34
      Actual return on plan assets................................   (50)   (77)
      Net amortization and deferral...............................    22     34
                                                                     ---    ---
      Net pension income..........................................    (4)    (6)
                                                                     ===    ===

3. REGULATORY MATTERS

  OFFER controls the revenues generated by SWEB in its distribution and supply businesses by applying a price control formula, P + RPI - X (where X is currently 3% for distribution and 2% for supply), where P is the price level at the beginning of each new regulatory period, RPI is the change in the Retail Price Index and X is an adjustment factor determined by OFFER.

  In the distribution business, the Distribution Price Control Formula ("DPCR") is usually set for a five-year period, subject to more frequent adjustments as determined necessary by the Director General of Electricity Supply (the "Regulator"). At each review, the Regulator can require a one-time price reduction. An initial review by the Regulator of allowable income in the distribution business led to a reduction of the price level by 14% for SWEB starting April 1, 1995, followed by efficiency factors of X = 2% for each year until March 2000. On July 6, 1995, the Regulator announced the result of a further distribution price review which was precipitated by certain market events in the UK electric utility industry. For SWEB, such announcement meant a further real reduction of 11% in allowable distribution income for the twelve months from April 1, 1996, followed by an efficiency factor of X = 3% for each year until March 31, 2000, before an allowed increase for inflation.

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In the supply business, which is progressively being opened to competition, price regulation still applies to the market for customers with a demand of not more than 100kW. The calculation of the maximum supply charge is based on a Supply Price Control Formula, similar to the DPCR and is set for a four-year period. In 1993, OFFER announced the supply franchise market (i.e., with demand of not more than 100kW) income entitlement for the four-year period ending March 1998. A relatively small efficiency factor of X = 2% was applied to SWEB and is being offset by an allowance for both unit and customer growth. The nonfranchise markets (above 1MW) were opened to full competition during privatization in 1990; the nonfranchise markets above 100 kW were opened to full competition starting in April 1994.

4. COMMITMENTS AND CONTINGENT MATTERS

 Power Purchase Agreements

  SWEB has entered into a contract relating to the purchase of 200 megawatts of capacity from a 7.69% owned related party, Teesside Power Limited ("Teesside"), for a period of 15 years beginning April 1, 1993. The contract sets escalating electricity purchase prices at predetermined levels. The Company has recognized an accrual at the acquisition date for the excess of these Teesside power purchase costs in each year over an estimate of the equivalent pool costs in that respective year. These costs have been discounted at an appropriate rate to today's present value of (Pounds)60 million ($94 million).

  The Company has additional contracts with unaffiliated parties relating to the purchase of electricity, which expire by March 31, 1998, and contracts relating to the purchase of gas which expire by September 30, 1998, the terms of which are immaterial with respect to quantity and price, both annually and in the aggregate.

 Operating Leases

  SWEB has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled (Pounds)3 million ($5 million) for the period from inception (June 23, 1995) to March 31, 1996. At March 31, 1996, estimated minimum rental commitments for noncancelable operating leases were as follows:

                                                                    AMOUNT
                                                               ----------------
                                                               ((Pounds)M) ($M)
      Fiscal year:
        1997..................................................       2       3
        1998..................................................       2       3
        1999..................................................       2       3
        2000..................................................       1       2
        2001..................................................       1       2
        Thereafter............................................      10      15
                                                                   ---     ---
          Total minimum payments..............................      18      28
                                                                   ===     ===

 Labor Subject to Collective Bargaining Agreements

  Substantially all of SWEB's employees are subject to one of five collective bargaining agreements. Such agreements are ongoing in nature, and SWEB's employee participation level is consistent with that of the electric utility industry in Great Britain.

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. SEGMENT REPORTING

  The Company is primarily engaged in two electric industry segments: distribution, which involves the transmission of electricity across its network and its transfer and delivery to its customers, and supply, which involves bulk purchase of electricity from the Pool and arranging for its sale and transfer to its customers. Intersegment sales primarily represent sales from distribution to supply for the use of the distribution network. Information about the Company's operations in these individual segments during the period from inception (June 23, 1995) through March 31, 1996 and as of March 31, 1996 is detailed below (in millions):

                           DISTRIBUTION     SUPPLY       OTHER     ELIMINATIONS    CONSOLIDATED
                          -------------- ------------ ------------ -------------  --------------
                          (Pounds)   $   (Pounds)  $  (Pounds)  $  (Pounds)  $    (Pounds)   $
Operating revenues......     147     230   450    704    33     52   (149)  (233)    481     753
Operating income........      72     113    13     20     1      2      0      0      86     135
Depreciation and amorti-
 zation.................      16      24     1      2     5      8      0      0      22      34
Total assets employed at
 period-end.............   1,422   2,226   102    160   162    253      0      0   1,686   2,639
Capital expenditures....      32      50     1      2     4      6      0      0      37      58

  Included in "Other" above are insignificant operating subsidiaries of SWEB, as well as corporate activities and assets not allocated to specific segments (i.e., dividends, taxes, investments, and financing), with the exception of total assets employed, the values above exclude discontinued operations. The eliminations above primarily relate to internal sales from the distribution business to the supply business for use of the network. Such sales are priced at rates applicable to SWEB and other suppliers operating in the SWEB franchise area.

6. INCOME TAXES

  Details of the income tax provision for the period from inception (June 23, 1995) to March 31, 1996 (including the amount related to the extraordinary gain in the accompanying consolidated statement of operations) are as follows (in millions):

                                                                     (Pounds)  $
                                                                     -------- ---
      Provision for income taxes:
        Currently payable...........................................    12    19
        Deferred....................................................    19     30
                                                                       ---    ---
          Total provision...........................................    31     49
                                                                       ===    ===

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows (in millions):

                                                                       MARCH 31,
                                                                          1996
                                                                      ------------
                                                                      (Pounds)  $
                                                                      -------- ---
      Deferred tax liabilities:
        Property, plant, and equipment basis differences.............   341    534
        Pensions.....................................................    32     50
                                                                        ---    ---
          Total......................................................   373    584
                                                                        ---    ---
      Deferred tax assets:
        Acquisition related accruals.................................    21     33
        Other........................................................     0      0
                                                                        ---    ---
          Total......................................................    21     33
                                                                        ---    ---
      Net deferred tax liabilities...................................      352 551
                                                                             0   0
      Portion included in current liabilities, net................... -------- ---
      Accumulated deferred income taxes in the consolidated balance        352 551
       sheets........................................................ ======== ===

  A reconciliation of the UK statutory rate to the effective income tax rate for the period from inception (June23, 1995) to March 31, 1996 is as follows:

      UK statutory rate..................................................... 33%
      Nondeductible amortization of goodwill................................   1
                                                                             ---
      Effective income tax rate.............................................  34%
                                                                             ===

7. ACQUISITION

  The Acquisition of SWEB in the amount of (Pounds)1.063 ($1.664) billion was accomplished through the purchase of shares via both cash and non-cash consideration (see accompanying consolidated statement of cash flows) between July and November 1995. The Company purchased 14% of SWEB through open market purchases during July and August 1995. On August 25, 1995, the Company acquired an additional 16% of SWEB through open market purchases. On August 31, 1995, the Company's offer to purchase all shares of SWEB was endorsed by its Directors. By September 18, 1995, the Company had gained effective control of approximately 84% of its shares, and, therefore, effective control of SWEB. The Company acquired the remaining shares by November 27, 1995, the date on which the notice for compulsory acquisition from non-assenting shareholders expired. The Company's equity in the earnings of SWEB prior to September 18, 1995 and the minority interest in the earnings of SWEB subsequent to the Acquisition Date were each immaterial and, accordingly, are not separately presented in the accompanying consolidated statement of income.

  The Acquisition was accounted for using the purchase method of accounting in accordance with APB No. 16, "Accounting for Business Combinations" ("APB No. 16"). The purchase price of SWEB has been allocated to the underlying assets and liabilities based on estimated fair values at the acquisition date. The acquisition cost exceeded the fair market value of net assets acquired, including (Pounds)28 million ($44 million) of acquisition related costs, by (Pounds)175 million ($274 million) and is considered goodwill. The operating results of SWEB have been included in the Company's financial statements from the effective date of the Acquisition. The revisions to the estimate of fair values on the Acquisition Date were not material; the final valuations are shown in the "Notes to the Unaudited Condensed Consolidated Financial Statements" for the six months ended September 30, 1996.

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The net purchase price of (Pounds)1.063 billion was allocated as follows (in millions):

                                                                (Pounds)   $
                                                                -------- ------
      Property, plant, and equipment...........................  1,190    1,863
      Current assets...........................................     317     496
      Investments..............................................     258     404
      Goodwill.................................................     175     274
      Current liabilities......................................    (244)   (382)
      Other liabilities........................................    (633)   (991)
                                                                 ------  ------
      Purchase price...........................................   1,063   1,664
                                                                 ======  ======

  The Company recognized certain liabilities in connection with the Acquisition, including a plan to increase the ongoing severance program and costs to exit its electrical contracting and servicing business lines. A program of staff reductions is being effected which, when completed by the end of calendar 1997, is expected to reduce the number of staff in the main electricity business by 21% compared to that at the date of acquisition by the Company. The Company recorded this provision related to exiting these businesses in accordance with EITF Consensus No. 95-3, "Recognition of Liabilities in Connection With a Purchase Business Combination." During the period, the Company sold South Western Electricity (Connect) Limited to its existing management and SWEB Servicing Limited to an unaffiliated party. The activity in these categories is as follows (in millions):

                                                                       BUSINESS
                                                        SEVERANCE     DISPOSALS
                                                       ------------  ------------
                                                       (Pounds)  $   (Pounds)  $
      Balance at Acquisition .........................    26     41     11     17
       Utilized.......................................    (2)    (3)    (5)    (8)
                                                         ---    ---    ---    ---
      Balance at March 31, 1996.......................    24     38      6      9
                                                         ===    ===    ===    ===

  Liabilities existing at March 31, 1996 in respect of business disposals represent outstanding contractual commitments to the respective purchasers, which will be resolved by March, 1999.

  The following pro forma information has been prepared assuming that the Acquisition had occurred at the beginning of the respective periods. This pro forma information includes adjustments for depreciation expense resulting from the fair valuation of the assets upon acquisition, amortization of goodwill resulting from the excess of the fair values of the assets minus liabilities over the purchase price, incremental interest expense resulting from the fair valuation of debt obligations upon acquisition, interest expense that would have been incurred to finance the acquisition as if they were incurred at the beginning of the period, and the exclusion of the Company's gain on sale of its investment in NGG and its acquisition bid defense costs. The pro forma information is presented for informational purposes only and may not be indicative of the results of operations as they would have been had the Acquisition occurred at the beginning of the respective periods, nor is the information necessarily indicative of the results of operations which may occur in the future.

                                                    FISCAL YEAR ENDED MARCH 31
                                                   -----------------------------
                                                        1996           1995
                                                   -------------- --------------
                                                   (Pounds)   $   (Pounds)   $
      Operating Revenues (in millions) ...........   780    1,221   776    1,215
      Net income (in millions)....................    54       85    47       74

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. FINANCIAL INSTRUMENTS

  SWEB utilizes contracts for differences ("CFDs") to mitigate its exposure to volatility in the prices of electricity purchased through the Pool. Such contracts allow the Company to effectively convert the majority of its anticipated Pool purchases from market prices to fixed prices. CFDs are in place to hedge a portion of electricity purchases on approximately 33,000 GWh through the year 2008. Accordingly, the gains and losses on such contracts are deferred and recognized as electricity purchased. It is not possible to estimate the fair value of these contracts at present as the contract prices are based on future events, the effects of which currently are not estimable. Current CFD's have been entered into with UK Power Generators.

  Interest rate swaps are used by the Company to hedge its exposure to fluctuations in interest rates by allowing the Company to effectively convert its outstanding variable-rate debt into fixed rates. At March 31, 1996, sterling interest rate swaps expiring February 8, 2006 with notional amounts totaling (Pounds)250 million ($391 million), resulted in an unrealized gain of (Pounds)11 million ($17 million).

  The fair value of the swaps is estimated using pricing models which provide the present value of the difference between the contracted swap rates and market interest rates over the remaining life of the swaps and represent the amounts the bank would pay to terminate the swaps at March 31, 1996. Should the Company terminate the swaps, the gain or loss on termination would be deferred and amortized to interest expense over the period of the related debt.

  The Company is exposed to losses in the event of nonperformance by counterparties to both its CFDs and interest rate swaps. To manage this credit risk, the Company selects counterparties based on their credit ratings, limits its exposure to any one counterparty under defined guidelines, and monitors the market position of the programs and its relative market position with each counterparty.

9. PROPERTY, PLANT, AND EQUIPMENT

  The Company records book depreciation expense on a straight-line basis, using the following estimated useful lives:

                                                                          YEARS
                                                                         -------
      Distribution network assets.......................................      40
      Generation assets.................................................      15
      Buildings.........................................................      40
      Fixtures and equipment............................................ 3 to 20
      Vehicles and mobile plant......................................... 4 to 10

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Property, plant, and equipment consisted of the following (in millions):

                                                             MARCH 31, MARCH 31,
                                                               1996      1996
                                                             --------- ---------
                                                             (Pounds)      $
      Generation............................................      2          3
      Distribution..........................................  1,123      1,758
      Non-network land and buildings........................     41         64
      Fixtures and equipment................................     48         75
      Vehicles and mobile plant.............................     13         20
                                                              ------     -----
                                                              1,227      1,920
      Accumulated depreciation..............................    (20)       (31)
                                                              ------     -----
      Property, plant, and equipment, net...................  1,207      1,889
                                                              ======     =====

  At March 31, 1996, nonnetwork land and buildings include approximately (Pounds)2 million ($3 million) of property and equipment held for sale. Management believes that the carrying amount of these assets approximates their net realizable value. There is an arrangement in place whereby HM Government is entitled to a share in the profits realized by the Company on certain property disposals made up to March 2000. Full provision for such clawback liabilities is made as soon as the sale is recognized.


10. DEBT

  Short-term debt at March 31, 1996 consists of the following (in millions):

                                                                  (Pounds)   $
                                                                  -------- -----
      Borrowings under term loan facility........................   325      509
      Borrowings under revolving credit facility.................   160      250
      Short term notes--banks....................................   138      216
      Loan notes to former shareholders..........................    27       42
                                                                    ---    -----
                                                                    650    1,017
                                                                    ===    =====

  The weighted average balance of debt outstanding during the period was (Pounds)605 million ($947 million) at a weighted average interest rate of 8.7%.

  At March 31, 1996, the Company had in place a (Pounds)325 million ($509 million) term loan facility with certain banks. Interest is payable monthly based on an interest rate of LIBOR plus 0.23%, which was 6.355% at March 31, 1996. Outstanding borrowings are due February 5, 1997.

  SWEB has in place a (Pounds)275 million ($430 million) revolving credit facility with certain banks, under which (Pounds)160 million ($250 million) had been drawn at March 31, 1996 at an interest rate of 6.46% (LIBOR plus 0.58%). Each revolving advance may have a term of up to six months, and this facility expires February 6, 1999.

  Short-term notes represent borrowings by SWEB from banks which have maturities of 90 days or less from March 31, 1996. Amounts outstanding include (Pounds)120 million from committed loan facilities and (Pounds)12 million from uncommitted loan facilities. Interest rates on outstanding borrowings were between 6.06% and 6.19% at March 31, 1996.

  In lieu of cash payments to former shareholders of SWEB for their shares, the Company offered loan notes at the time of acquisition; the notes are redeemable at the option of the note holders between June 30, 1996 and

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

December 31, 2002. Accordingly, these notes are classified as current liabilities in the accompanying balance sheet. Also, on October 6, 1995 and on November 24, 1995, the Company issued a total of (Pounds)597 million ($934 million) of Secured Floating Rate Bonds to finance the acquisition of SWEB which were redeemed on February 8, 1996.

  During the period, SWEB purchased from, and extinguished certain debt held by, the UK government. Shortly after the Acquisition Date, management had all the facts necessary to complete a calculation of the fair value of such debt. The principal and interest amounts to be paid and relevant current market interest rates were known, permitting a fair calculation based on the present value of the amounts to be paid discounted at an appropriate market interest rate, in accordance with APB No. 16. The terms of such debt gave SWEB no redemption right (except at a redemption premium considered by SWEB to be not economically feasible), unless the UK government were to offer the debt for public sale.

  On November 21, 1995, the Company learned of the UK government's intent to conduct a public auction of a portion of the UK RECs' debt and subsequently submitted a bid to the UK government to redeem such debt for (Pounds)98 million ($153 million), together with accrued interest. The offer made was below the fair value of the debt at the Acquisition Date as a result of two changes in circumstances which were not anticipated by SWEB. First, the UK government elected to hold the debt auction. Because the premium on redemption in excess of the par value of the debt is not deductible by SWEB, the UK government agreed to apply a premium in SWEB's bid reflecting the present value of the income tax related to the deduction for interest expense which SWEB would no longer be able to deduct once the debt was extinguished. Second, the market's perception of SWEB's credit risk changed due to the acquisitions of several other RECs which occurred in late 1995 and uncertainty in the market with respect to the future debt levels of SWEB following the Acquisition.

  Consequently, the market rate of interest on similar debt had increased from the time of the Acquisition to the auction date. The premium applied by the UK government and the higher market interest rate allowed SWEB to offer a price for the redemption of the debt which was lower than such debt's fair value upon Acquisition. The UK government accepted SWEB's offer on February 1, 1996. Accordingly, the Company recorded an extraordinary gain on the early extinguishment of this debt in the amount of (Pounds)6 million ($9 million), net of taxes of (Pounds)3 million ($5 million). This gain is nonrecurring in nature as it is the result of changes in circumstances after the fair valuation of such debt resulting from the application of APB No. 16, which valuation was finalized shortly after the Acquisition Date.

11. SALE OF INVESTMENTS

  The Company's long-term investments accounted for under the cost method consist of its 7.69% ownership of Teesside (Note 4), the fair value of which is not readily determinable. The Company's short-term investments are classified as available-for-sale under SFAS No. 115, the fair value of which approximated cost at March 31, 1996.

  During the period, SWEB sold its share of The National Grid Holding plc ("NGH") into the market, following the listing of the NGH shares on the London Stock Exchange on December 11, 1995. At the Acquisition Date, the eventual listing of shares in NGH was not certain as it required numerous actions by the 12 RECs, NGH and the UK government followed by the consent of the shareholders given at meetings of each of the 12 RECs on the terms of a listing. Regardless of the outcome of the above uncertainties, the Company intended to retain its investment even if such listing did ultimately occur. Accordingly, management determined that it had all the facts necessary to complete a calculation of the fair value of its long term investment in NGH, and it utilized a discounted cash flow methodology to determine the asset's fair value shortly after the Acquisition Date in accordance with APB No. 16. The Company's valuation of (Pounds)199 million ($312 million) was within the range of independent appraisals of NGH performed during the same period.

  Subsequent to the Acquisition Date, certain facts and circumstances changed which increased the value of the Company's investment in NGH. First, the listing of shares was structured in a manner found acceptable by

                 SOUTHERN INVESTMENTS UK PLC AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the shareholders of each of the RECs, thereby transforming the Company's illiquid investment into a liquid investment. Additionally, while the Company viewed its investment in NGH as long-term in nature at the Acquisition Date, the acquisition of SWEB and the acquisition of several RECs subsequent to the Acquisition Date caused the UK government to be concerned that the listing of NGH would not result in NGH being broadly held by the public and that the NGH would be controlled by the holding companies that had acquired, or announced plans to acquire, RECs. As such, at the insistence of the UK government, each REC, including SWEB, agreed to dispose of its investment in NGH within one year of the listing and that such shares could not be retained by a REC's parent holding company, such as the Company.

  SWEB disposed of its shares over a period of approximately two months through a series of market transactions. The net proceeds of such sales were (Pounds)201 million ($315 million) resulting in a pretax gain of (Pounds)14 million ($22 million). (Further proceeds of (Pounds)12 million were received from the sale of shares transferred to SWEB's former shareholders and bring the total proceeds received to (Pounds)213 million.) This gain is nonrecurring in nature as it is the result of changes in circumstances after the fair valuation of the investment in NGH resulting from the application of APB No. 16 which valuation was finalized shortly after the Acquisition Date.

  The offering of NGH was conditional on the prior demerger of NGH's Pumped Storage Business ("PSB") which was completed in November 1995. The Company's estimated share of the proceeds from the sale of the PSB on December 21, 1995 was (Pounds)39 million ($61 million). No gain or loss was recognized on this sale.

12. STOCKHOLDER'S EQUITY

  As discussed in Note 7, the Company obtained effective control of SWEB on September 18, 1995. During October 1995, (Pounds)315 million ($493 million) of advances from the parent of the Company were converted to share capital, an equity contribution of (Pounds)185 million ($290 million) was received from the parent of the Company, and a combination of short-term and long-term debt financing was obtained to facilitate the payment of the former shareholders. These transactions are reflected in the accompanying consolidated statements of changes in stockholder's equity and cash flows.

  Dividends in the amount of (Pounds)191 million ($299 million) were declared and paid by the Company during the period ending March 31, 1996 as proceeds from the sale of the Company's shares in NGH (Note 11) provided cash in addition to that provided from operations during the period.

13. SUBSEQUENT EVENT

  On July 1, 1996, PP&L Resources, Inc. indirectly purchased a 25% share of the Company's parent, Southern Investments UK Holdings Limited, for (Pounds)121.5 million ($190 million).

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
South Western Electricity plc:

  We have audited the accompanying consolidated balance sheet of SOUTH WESTERN ELECTRICITY plc AND SUBSIDIARIES (Predecessor Company) as of March 31, 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from those generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of South Western Electricity plc and subsidiaries as of March 31, 1995 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG
Chartered Accountants

Bristol, England
August 27, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
South Western Electricity plc:

  We have audited the accompanying consolidated statement of income, statement of changes in stockholders' equity and statement of cash flows for the period from April 1, 1995 to September 17, 1995 of SOUTH WESTERN ELECTRICITY plc AND SUBSIDIARIES (Predecessor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of South Western Electricity plc and subsidiaries for the period from April 1, 1995 to September 17, 1995 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN

Bristol, England
August 27, 1996

                 SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1995
                                 (IN MILLIONS)

                                                                      MARCH 31,
                                                                        1995
                                                                      ---------
                                                                      (Pounds)
                               ASSETS
PROPERTY, PLANT, AND EQUIPMENT (Note 9)..............................    830
  Less accumulated depreciation......................................    289
                                                                         ---
      Property, plant, and equipment, net............................    541
                                                                         ---
OTHER ASSETS:
  Investments........................................................     25
  Prepaid pension cost (Note 2)......................................     52
  Other..............................................................     17
                                                                         ---
      Total other assets.............................................     94
                                                                         ---
CURRENT ASSETS:
  Cash and cash equivalents..........................................     27
  Investments........................................................     21
  Receivables:
    Customer accounts, less provision for uncollectibles of
     (Pounds)12......................................................    113
    Other............................................................     15
                                                                         ---
    Receivables, net.................................................    128
  Materials and supplies.............................................     18
  Prepaid taxes......................................................     33
  Prepaid expenses...................................................      7
                                                                         ---
      Total current assets...........................................    234
                                                                         ---
      Total assets...................................................    869
                                                                         ===

                      STOCKHOLDERS' EQUITY AND LIABILITIES

STOCKHOLDERS' EQUITY (Note 11):
  Share capital, 50p par value common shares; 200 million shares au-
   thorized, 111.1 million issued, and outstanding...................     56
  Capital redemption reserve.........................................      6
  Retained earnings..................................................    312
                                                                         ---
      Total stockholders' equity.....................................    374
                                                                         ---
Long-term debt (Note 10).............................................     95
OTHER NON-CURRENT LIABILITIES:
  Deferred income taxes (Note 7).....................................    154
  Other..............................................................     26
                                                                         ---
      Total other non-current liabilities............................    180
                                                                         ---
CURRENT LIABILITIES:
  Accounts payable...................................................     50
  Electricity purchases payable......................................     36
  Accrued income taxes...............................................     43
  Unearned revenue...................................................     34
  Regulatory overrecovery............................................      6
  Bank loans.........................................................     24
  Other..............................................................     27
                                                                         ---
      Total current liabilities......................................    220
                                                                         ---
COMMITMENTS AND CONTINGENT MATTERS (Notes 2, 5 and 10)
      Total stockholders' equity and liabilities.....................    869
                                                                         ===

The accompanying notes are an integral part of this consolidated balance sheet.

                 SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                       CONSOLIDATED STATEMENTS OF INCOME

                    FOR YEARS ENDED MARCH 31, 1994 AND 1995
          AND FOR THE PERIOD FROM APRIL 1, 1995 TO SEPTEMBER 17, 1995
                                 (IN MILLIONS)

                                                YEAR ENDED       PERIOD FROM
                                                 MARCH 31,     APRIL 1, 1995 TO
                                             -----------------  SEPTEMBER 17,
                                               1994     1995         1995
                                             -------- -------- ----------------
                                             (Pounds) (Pounds)     (Pounds)
OPERATING REVENUES.........................    808      776          299
COST OF SALES..............................    511      480          186
                                               ---      ---          ---
GROSS MARGIN...............................    297      296          113
                                               ---      ---          ---
OPERATING EXPENSES:
  Maintenance..............................     42       45           18
  Depreciation.............................     28       31           15
  Selling, general, and administrative.....    105       81           40
                                               ---      ---          ---
      Total operating expenses.............    175      157           73
                                               ---      ---          ---
      Operating income.....................    122      139           40
                                               ---      ---          ---
OTHER INCOME (EXPENSE):
  Interest income..........................      4        7            2
  Interest expense.........................    (11)     (11)          (5)
  Investment income........................     15       14            1
  Other, net...............................      1        2            0
                                               ---      ---          ---
      Total other income (expense).........      9       12           (2)
                                               ---      ---          ---
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME
 TAXES.....................................    131      151           38
PROVISION FOR INCOME TAXES.................     43       50           13
                                               ---      ---          ---
INCOME FROM CONTINUING OPERATIONS..........     88      101           25
INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
 net of income tax effect of (Pounds)0 for
 all periods (Note 12).....................      0        1           (1)
LOSS ON DISPOSAL OF DISCONTINUED OPERA-
 TIONS, net of income tax effect of
 (Pounds)4.................................      0       (8)           0
                                               ---      ---          ---
NET INCOME.................................     88       94           24
                                               ===      ===          ===

  The accompanying notes are an integral part of these consolidated financial statements.

                 SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    FOR YEARS ENDED MARCH 31, 1994 AND 1995
          AND FOR THE PERIOD FROM APRIL 1, 1995 TO SEPTEMBER 17, 1995
                                 (IN MILLIONS)

                         NUMBER OF ORDINARY   SHARE    CAPITAL                TOTAL
                         ORDINARY  SHARES OF PREMIUM  REDEMPTION RETAINED STOCKHOLDERS'
                          SHARES   50P EACH  ACCOUNT   RESERVE   EARNINGS    EQUITY
                         --------- --------- -------- ---------- -------- -------------
                                   (Pounds)  (Pounds)  (Pounds)  (Pounds)   (Pounds)
APRIL 1, 1993...........    123        62        0         0        289        351
  Issue of share capi-
   tal..................      0         0        0         0          0          0
  Dividends (21p per
   share)...............      0         0        0         0        (26)       (26)
  Net income............      0         0        0         0         88         88
                            ---       ---      ---       ---       ----       ----
MARCH 31, 1994..........    123        62        0         0        351        413
  Repurchase of own
   shares (Note 11).....    (12)       (6)       0         6       (103)      (103)
  Issue of share capi-
   tal..................      0         0        0         0          0          0
  Dividends (25p per
   share)...............      0         0        0         0        (30)       (30)
  Net income............      0         0        0         0         94         94
                            ---       ---      ---       ---       ----       ----
MARCH 31, 1995..........    111        56        0         6        312        374
  Issue of share capi-
   tal..................      1        --        2         0          0          2
  Dividends:
    20p per share for
     111 million
     shares.............      0         0        0         0        (23)       (23)
    65p per share for 81
     million shares.....      0         0        0         0        (52)       (52)
  Net income............      0         0        0         0         24         24
                            ---       ---      ---       ---       ----       ----
SEPTEMBER 17, 1995......    112        56        2         6        261        325
                            ===       ===      ===       ===       ====       ====


  The accompanying notes are an integral part of these consolidated financial statements.

                 SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    FOR YEARS ENDED MARCH 31, 1994 AND 1995
          AND FOR THE PERIOD FROM APRIL 1, 1995 TO SEPTEMBER 17, 1995
                                 (IN MILLIONS)

                                                YEAR ENDED       PERIOD FROM
                                           ------------------- APRIL 1, 1995 TO
                                           MARCH 31, MARCH 31,  SEPTEMBER 17,
                                             1994      1995          1995
                                           --------- --------- ----------------
                                           (Pounds)  (Pounds)      (Pounds)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..............................      88        94           24
                                              ---      ----          ---
 Adjustments to reconcile net income to
  net cash provided by operating activi-
  ties:
   Depreciation..........................      28        31           15
   Changes in assets and liabilities:
     Prepaid pension cost................     (15)      (24)          (8)
     Receivables, net....................      28        (5)          32
     Credit sales, noncurrent............      (1)       (6)          16
     Materials and supplies..............      (1)       (1)          12
     Prepaid expenses....................      (8)       (2)          (3)
     Accounts payable....................      12         1           (7)
     Accrued income taxes................      (8)       (5)          (3)
     Unearned revenue....................      61       (30)          (9)
     Other liabilities...................       3        24           (9)
     Deferred taxes......................      33        13            4
     Other, net..........................      16        10            5
                                              ---      ----          ---
      Total adjustments..................     148         6           45
                                              ---      ----          ---
      Net cash provided by operating ac-
       tivities..........................     236       100           69
                                              ---      ----          ---
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures....................     (61)      (68)         (22)
 Loans to related parties................       0         0           (3)
 Proceeds from property, plant, and
  equipment sales........................       1         1            5
 Purchases of investments................     (53)      (66)         (28)
 Proceeds from sales of investments......      38        66           26
                                              ---      ----          ---
      Net cash used in investing activi-
       ties..............................     (75)      (67)         (22)
                                              ---      ----          ---
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issue of share capital..................       0         0            2
 Common shares purchased.................       0      (103)           0
 Payments of dividends...................     (26)      (30)           0
 Change in short term borrowings.........     (37)       24          (23)
                                              ---      ----          ---
      Net cash used in financing activi-
       ties..............................     (63)     (109)         (21)
                                              ---      ----          ---
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.............................      98       (76)          26
CASH AND CASH EQUIVALENTS, beginning of
 period..................................       5       103           27
                                              ---      ----          ---
CASH AND CASH EQUIVALENTS, end of peri-
 od......................................     103        27           53
                                              ===      ====          ===
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Cash paid for interest..................      10        11            5
                                              ===      ====          ===
 Cash paid for income taxes..............      11        33            6
                                              ===      ====          ===

  The accompanying notes are an integral part of these consolidated financial statements.

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  South Western Electricity plc ("SWEB") is one of the twelve regional electricity companies ("RECs") in England and Wales licensed to supply, distribute, and, to a limited extent, generate electricity. The RECs were created as a result of the privatization of the UK electricity industry in 1990 after the state owned low voltage distribution networks were allocated to the then existing twelve regional boards. SWEB's main business, the distribution and supply of electricity to customers in the southwest of England, is regulated under the terms of SWEB's Public Electricity Supply license by the Office of Electricity Regulation ("OFFER").

  SWEB operates primarily in its Franchise Area in southwest England. SWEB's Franchise Area covers approximately 5,560 square miles running from Bristol and Bath in the northeast, 188 miles southwest along the peninsular to Land's End and 28 miles beyond to the Isles of Scilly, and has a resident population of approximately 2.8 million.

 Basis of Presentation

  The financial statements of the Company are presented in pounds sterling ((Pounds)) and in conformity with accounting principles generally accepted in the United States. The accompanying financial statements have not been prepared in accordance with the policies of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). This pronouncement, under which most U.S. electric utilities report financial statements, applies to entities which are subject to cost-based rate regulation. By contrast, SWEB is not subject to rate regulation, but, rather, is subject to price cap regulation (Note 4) and therefore the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities, but which would have been included in the income statement of enterprises in general under U.S. GAAP. The accompanying financial statements of the Company do not contain such deferrals.

  The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries and have been prepared from records maintained by SWEB in the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company's ownership interests range from 20% to 50% and the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Other investments are accounted for using the cost method. Dividends received from investments accounted for under the cost method were (Pounds)9 million for the year ended 1994, (Pounds)12 million for the year ended 1995, and nil for the period from April 1, 1995 to September 17, 1995.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Revenue Recognition

  SWEB records revenue net of value added tax ("VAT") and accrues revenues for services provided but unbilled at the end of each reporting period. SWEB purchases power primarily from a market for the bulk trading of electricity (the "Pool").

  The Company has a diversified base of customers. No single customer or industry comprises 10% or more of revenues.

 Cash and Cash Equivalents

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

 Property, Plant, and Equipment

  Property, plant, and equipment are recorded at original cost which includes materials, labor, appropriate administrative and general costs, and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense.

  Depreciation of the recorded cost of depreciable property, plant, and equipment is provided by using composite straight-line rates, except for distribution network assets which are charged at 3% for 20 years and 2% for the remaining 20 years (Note 9), which are approximately 4.2% per year (2.8% per year for depreciable utility plant in service).

 Information Technology Consultancy and Development Costs

  Information technology consultancy and development costs are expensed when incurred.

 Investments

  The Company accounts for its current investments in accordance with Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Investments for Certain Debt and Equity Securities." These investments represent investments in debt securities, which management classifies as available-for-sale securities in accordance with SFAS No. 115, the fair value of which approximates cost. The Company's long-term investments are accounted for using the cost-method and consist of its 7.69% ownership of Teesside (Note
5) the fair value of which is not readily determinable.

 Income Taxes

  SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences.

 Unearned Revenue

  Unearned revenue primarily represents the liability for payments received from customers in connection with the assessment of a VAT on electricity sales, which was imposed by the UK government effective April 1, 1994 to include electricity sales to residential customers. As part of the adoption of the tax, customers were

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

allowed to prepay their electricity bills and avoid the VAT on the element of the future electricity consumption which was prepaid. Revenues are recognized as electricity is supplied to these customers.

  Price regulation permits the Company to bill for all estimated allowed revenue, while actual allowed revenue is not known until after the end of the fiscal year. When billings exceed the actual allowed revenue, revenues are deferred on the excess amounts. The deferred amount is deducted from revenues and included in current liabilities. When billings are less than the allowed revenue, no anticipation of any potential future recovery is made.

 Financial Instruments

  The Company uses financial instruments primarily to mitigate the risk of exposure to volatility in electricity prices. Such instruments are accounted for as hedges, and accordingly, gains and losses are deferred and recognized over the same period as the item hedged (Note 8).

  The Company's carrying amount of financial instruments at March 31, 1995 was zero (Note 8).

2. RETIREMENT BENEFITS

 Pension Plans

  The Company operates two schemes, one based on defined contributions and a second based on defined benefits.

 Defined Contribution

  The defined contribution plan was established in the year ended March 31, 1994. The assets of the defined contribution plan are held and administered by an independent trustee. Contributions to the defined plan were not material for any period presented.

 Defined Benefit

  SWEB participates in the Electricity Supply Pension Scheme, which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the Electricity Supply Industry in the United Kingdom. Contributions to the plan by SWEB on behalf of its employees were (Pounds)9.6 million for the period ended March 31, 1994, (Pounds)9.8 million for March 31, 1995, and (Pounds)3.7 million for the period from April 1, 1995 to September 17, 1995.

  SWEB uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes. Amounts funded to the pension are primarily invested in equity and fixed income securities.

  It was not feasible to adopt SFAS No. 87 on the effective date of the standard. Accordingly, the unrecognized net transition asset at the date of initial application of SFAS No. 87, April 1, 1993, is being amortized over 15 years, beginning April 1, 1989, in accordance with the interpretations of the staff of the Securities and Exchange Commission. The amount of the unrecognized net transition asset credited to equity on April 1, 1993 was (Pounds)12.9 million.

  The following table shows the actuarial results and assumptions for pension benefits in respect of SWEB's share of the scheme, as computed under SFAS No. 87 (in millions):

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                       MARCH 31,
                                                                         1995
                                                                       ---------
                                                                       (Pounds)
      Actuarial present value of benefit obligation:
        Vested benefits...............................................   (443)
        Nonvested benefits............................................      0
                                                                         ----
      Accumulated benefit obligation..................................   (443)
      Effect of future increase in compensation.......................    (33)
                                                                         ----
      Projected benefit obligation....................................   (476)
                                                                         ----
        Less:
          Fair value of plan assets...................................    547
          Unrecognized net transition asset...........................    (29)
          Unrecognized net loss.......................................     10
                                                                         ----
                                                                          528
                                                                         ----
      Prepaid pension asset...........................................     52
                                                                         ====

  The weighted average rates assumed in the actuarial calculations as of the following dates were:

                                                   MARCH 31, MARCH 31, MARCH 31,
                                                     1993      1994      1995
                                                   --------- --------- ---------
Discount rate.....................................   8.75%     8.25%     8.75%
Annual salary rate increase.......................    6.0       5.5       6.0
Long-term rate of return on plan assets...........    9.5       9.5       9.5

  The components of the plan's net pension income during the periods are shown below (in millions):

                                              YEARS ENDED       PERIOD FROM
                                          ------------------- APRIL 1, 1995 TO
                                          MARCH 31, MARCH 31,  SEPTEMBER 17,
                                            1994      1995          1995
                                          --------- --------- ----------------
                                          (Pounds)  (Pounds)      (Pounds)
Benefits earned during the period........      6         5            3
Interest cost on projected benefit obli-
 gation..................................     37        37           20
Actual return on plan assets.............    (89)        0          (69)
Net amortization and deferral............     40       (56)          42
                                             ---       ---          ---
Net pension income.......................     (6)      (14)          (4)
                                             ===       ===          ===

3. EMPLOYEE INCENTIVE PLANS

  South Western Electricity plc had established incentive compensation plans under which it was authorized to grant incentive stock options in its common shares. There were two plans in operation.

  The Sharesave Plan, which qualifies as a noncompensatory plan under APB Opinion No. 25, was open to all eligible employees at the date of grant on December 11, 1990 at a price of (Pounds)1.75. The options were exercisable in 1996 or at an earlier date if the employee retired or if the Company was subject to acquisition (see Note 13). The activity in this plan was:

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                      NUMBER OF
                                                                       OPTIONS
                                                                      ---------
      March 31, 1993 outstanding and exercisable..................... 3,958,004
      1994 activity:
        Exercised....................................................  (192,924)
                                                                      ---------
        March 31, 1994 outstanding and exercisable................... 3,765,080
      1995 activity:
        Exercised....................................................  (279,801)
                                                                      ---------
        March 31, 1995 outstanding and exercisable................... 3,485,279
      Activity to September 17, 1995:
        Exercised....................................................   (81,122)
                                                                      ---------
        September 17, 1995 outstanding and exercisable............... 3,404,157
                                                                      =========

  The Executive Share Option Plan was open to Executive Directors and Senior Employees. Options were granted at a price equal to the market value of the stock at the date of grant and generally became exercisable over three to ten years following the grant. The activity in this plan was:

                                                                       AVERAGE
                                                            NUMBER OF   OPTION
                                                             OPTIONS    PRICE
                                                            ---------  --------
                                                                       (Pounds)
      March 31, 1993 outstanding........................... 1,356,447    2.96
      1994 activity:
        Granted............................................    73,202    6.90
        Exercised..........................................  (692,902)   2.64
        Lapsed.............................................   (15,822)   3.16
                                                            ---------
      March 31, 1994 outstanding...........................   720,925
      1995 activity:
        Granted............................................   429,295    7.57
        Exercised..........................................  (563,388)   3.17
                                                            ---------
      March 31, 1995 and September 17, 1995 outstanding....   586,832    7.00
                                                            =========

4. REGULATORY MATTERS

  OFFER controls the revenues generated by SWEB in its distribution and supply businesses by applying a price control formula, P + RPI - X, where P is the price level at the beginning of each new regulatory period, RPI is the change in the Retail Price Index (inflation) and X is an adjustment factor determined by OFFER. For the year ended March 31, 1994, X was -2.25% for distribution and 0.0% for supply. For the year ended March 31, 1995, X was -2.25% for distribution and 2.0% for supply, and for the period April 1, 1995 to September 17, 1995, X was 3.0% for distribution and 2.0% for supply.

  In the distribution business, the Distribution Price Control Formula ("DPCR") is usually set for a five-year period, subject to more frequent adjustments as determined necessary by the Director General of Electricity Supply (the "Regulator"). At each review, the Regulator can require a one-time price reduction. An initial review by the Regulator of allowable income in the distribution business led to a reduction of the price level by 14% for SWEB for the twelve months starting April 1, 1995, followed by efficiency factors of X= 2.0% for each year until March 2000. On July 6, 1995, the Regulator announced the result of a further distribution price review which was precipitated by certain market events in the UK electric utility industry. For SWEB, such

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

announcement meant a further real reduction of 11% in allowable distribution income for the 12 months starting from April 1, 1996 followed by an efficiency factor of X= 3.0% for each year until March 31, 2000.

  In the supply business, which is progressively being opened to competition, price regulation still applies to the market for customers with a demand of up to 100kW. The calculation of the maximum supply charge is based on a Supply Price Control Formula, similar to the DPCR and is set for a four-year period. In 1993, OFFER announced the supply franchise market (customers with demand of not more than 100 kW) income entitlement for the four-year period ending March 1998. A relatively small efficiency factor of X= 2.0% was applied to SWEB and is being offset by an allowance for both unit and customer growth. The nonfranchise markets above 1MW were opened to full competition during privatization in 1990; the nonfranchise markets above 100kW were opened to full competition starting in April 1994.

5. COMMITMENTS AND CONTINGENT MATTERS

 Power Purchase Agreements

  SWEB has entered into a contract relating to the purchase of 200 megawatts of capacity from a 7.69%-owned related party, Teesside Power Limited ("Teesside"), for a period of 15 years beginning April 1, 1993.

  The Company has additional contracts with unaffiliated parties relating to the purchase of electricity, which expire by March 31, 1998, and contracts relating to the purchase of gas which expire by September 30, 1998, the terms of which are immaterial with respect to quantity and price, both annually and in the aggregate.

 Operating Leases

  SWEB has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled (Pounds)5.7 million, (Pounds)6.1 million, and (Pounds)2.6 million, for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 to September 17, 1995, respectively. At March 31, 1995, estimated minimum rental commitments for noncancelable operating leases were as follows (in millions):

                                                                        AMOUNT
                                                                       --------
                                                                       (Pounds)
      Fiscal year:
        1996..........................................................     5
        1997..........................................................     4
        1998..........................................................     3
        1999..........................................................     3
        2000..........................................................     3
        Thereafter....................................................    34
                                                                         ---
          Total minimum payments......................................    52
                                                                         ===

 Labor Subject to Collective Bargaining Agreements

  Substantially all of SWEB's employees are subject to one of five collective bargaining agreements. Such agreements are ongoing in nature, and SWEB's employee participation level is consistent with that of the electric utility industry in the Great Britain.

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. SEGMENT REPORTING

  The Company is primarily engaged in two electric industry segments: distribution, which involves the transmission of electricity across its network and its transfer and delivery to its customers, and supply, which involves bulk purchase of electricity from the Pool and arranging for its sale and transfer to its customers. Intersegment sales primarily represent sales from distribution to supply for the use of the distribution networks. Information about the Company's operations in these individual segments during the years ended March 31, 1994 and 1995, and for the period from April 1, 1995 through September 17, 1995 and as of those respective period ends is detailed below (in millions):

                                               MARCH 31, 1994
                          --------------------------------------------------------
                          DISTRIBUTION  SUPPLY   OTHER   ELIMINATIONS CONSOLIDATED
                          ------------ -------- -------- ------------ ------------
                            (Pounds)   (Pounds) (Pounds)   (Pounds)     (Pounds)
Operating revenues......      250        772       54        (268)        808
Operating income........       84         27       11           0         122
Depreciation............       21          0        7           0          28
Total assets employed at
 period end.............      483         92      324         (50)        849
Capital expenditures....       53          1       10           0          64

                                               MARCH 31, 1995
                          --------------------------------------------------------
                          DISTRIBUTION  SUPPLY   OTHER   ELIMINATIONS CONSOLIDATED
                          ------------ -------- -------- ------------ ------------
                            (Pounds)   (Pounds) (Pounds)   (Pounds)     (Pounds)
Operating revenues......      274        725       57        (280)        776
Operating income........      112         18       10          (1)        139
Depreciation............       24          0        7           0          31
Total assets employed at
 period end.............      531         93      294         (49)        869
Capital expenditures....       54          0       13           0          67

                              PERIOD FROM APRIL 1, 1995 TO SEPTEMBER 17, 1995
                          --------------------------------------------------------
                          DISTRIBUTION  SUPPLY   OTHER   ELIMINATIONS CONSOLIDATED
                          ------------ -------- -------- ------------ ------------
                            (Pounds)   (Pounds) (Pounds)   (Pounds)     (Pounds)
Operating revenues......      105        276       23        (105)        299
Operating income........       42          2       (4)          0          40
Depreciation............       12          0        3           0          15
Total assets employed at
 period end.............      537         54      289         (45)        835
Capital expenditures....       19          0        2           0          21

  Included in "Other" above are insignificant operating subsidiaries of SWEB (as well as corporate activities), and with the exception of total assets employed, the values above exclude discontinued operations.

7. INCOME TAXES

  Details of the income tax provision for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 to September 17, 1995 are as follows (in millions):

                                                YEARS ENDED      PERIOD FROM
                                                 MARCH 31      APRIL 1, 1995 TO
                                             -----------------  SEPTEMBER 17,
                                               1994     1995         1995
                                             -------- -------- ----------------
                                             (Pounds) (Pounds)     (Pounds)
      Provision for income taxes:
        Currently payable...................    10       33           10
        Deferred............................    33       13            3
                                               ---      ---          ---
          Total provision...................    43       46           13
                                               ===      ===          ===

                 SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows (in millions):

                                                                     MARCH 31,
                                                                       1995
                                                                     ---------
                                                                     (Pounds)
      Deferred tax liabilities:
        Property, plant, and equipment basis differences............    147
        Pensions....................................................     17
                                                                        ---
            Total...................................................    164
      Deferred tax assets...........................................     10
                                                                        ---
      Accumulated deferred income taxes in the consolidated balance
       sheet........................................................    154
                                                                        ===

  Reconciliations of the UK statutory rate to the effective income tax rate for the year ended March 31, 1994, March 31, 1995, and for the period from April 1, 1995 to September 17, 1995, are as follows:

                                                YEAR ENDED        PERIOD FROM
                                                 MARCH 31       APRIL 1, 1995 TO
                                                -------------    SEPTEMBER 17,
                                                1994    1995          1995
                                                -----   -----   ----------------
      UK statutory rate........................    33%     33%         33%
      Permanent differences....................    (0)     (0)          2
                                                -----      --          --
      Effective income tax rate................    33%     33%         35%
                                                =====      ==          ==

8. FINANCIAL INSTRUMENTS

  SWEB utilizes contracts for differences ("CFDs") to mitigate its exposure to volatility in the prices of electricity purchased through the Pool. Such contracts allow the Company to effectively convert the majority of its anticipated Pool purchases from market prices to fixed prices. CFDs are in place to hedge a portion of electricity purchases on approximately 39,100 GWh through the year 2008. Accordingly, the gains and losses on such contracts are deferred and recognized as electricity is purchased. It is not possible to estimate the fair value of these contracts at present as the contract prices are based on future events, the effects of which currently are not estimable. CFDs have been entered into with UK Power Generators.

  The Company is exposed to losses in the event of nonperformance by counterparties to its CFDs. To manage this credit risk, the Company selects counterparties based on their credit ratings, limits its exposure to any one counterparty under defined guidelines, and monitors the market position of the programs and its relative market position with each counterparty.

9. PROPERTY, PLANT, AND EQUIPMENT

  The Company records book depreciation expense on a straight-line basis, except for distribution network assets which are charged at 3% for 20 years and 2% for the remaining 20 years. Assets are depreciated using the following estimated useful lives:

                                                                         YEARS
                                                                        --------
      Distribution network assets......................................       40
      Generation assets................................................ 15 to 40
      Buildings........................................................ Up to 60
      Fixtures and equipment...........................................  3 to 20
      Vehicles and mobile plant........................................  4 to 10

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Leasehold improvements are depreciated over the shorter of their useful lives or related lease terms.

  Property, plant, and equipment consisted of the following (in millions):

                                                                       MARCH 31,
                                                                         1995
                                                                       ---------
                                                                       (Pounds)
      Generation......................................................      2
      Distribution....................................................    804
      Nonnetwork land and buildings...................................     46
      Fixtures and equipment..........................................    101
      Vehicles and mobile plant.......................................     24
      Consumers' contributions........................................   (147)
                                                                         ----
                                                                          830
      Accumulated depreciation........................................   (289)
                                                                         ----
      Property, plant, and equipment, net.............................    541
                                                                         ====

  There is an arrangement in place, known as "clawback," whereby HM Government is entitled to a share in the profits realized by the Company on certain property disposals made up to March 2000. Full provision for such clawback liabilities is made as soon as the sale is recognized.

10. DEBT

  Long-term debt at March 31, 1995 consisted of the following (in millions):

                                                                        (Pounds)
                                                                        --------
      HM Government bonds..............................................    80
      Consortium tax creditor..........................................    10
      Long term loan...................................................     5
                                                                          ---
        Total..........................................................    95
                                                                          ===

  On October 22, 1990, the Predecessor Company issued (Pounds)80 million 12.365% bonds to HM Government which were due for repayment at par in 2008. Based on market rates, the HM Government bonds had a fair value of (Pounds)100 million at March 31, 1995.

  Consortium tax creditor represents the benefit of losses surrendered from consortia in which the Company has invested, which are required to be repaid at a later date depending on when such consortia have UK taxable income.

  The carrying value of the remaining debt instruments approximate fair value. No interest is payable on debts other than the (Pounds)80 million HM Government bonds.

11. STOCKHOLDERS' EQUITY

  Under the authority of a special resolution passed at the 1994 Annual General Meeting, the Company purchased 12.3 million of its own shares during the year ended March 31, 1995, which were subsequently canceled. The total consideration was (Pounds)103.1 million. The excess of cost over par value ((Pounds)96.9 million) was charged to retained earnings.

                SOUTH WESTERN ELECTRICITY PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



  176,526 ordinary shares were issued during the year ended March 31, 1995 under South Western Electricity's Sharesave Scheme (Note 3) to employees who had left the Company. The shares were fully paid up by the former employees at an exercise price of (Pounds)1.75 per ordinary share. The average market price of SWEB's shares during the year ended March 31, 1995 was (Pounds)7.14.

  One special rights redeemable preference share, held by the Secretary of State, was redeemed at par on March 30, 1995 in accordance with the Company's Articles of Association.

  The share premium account and the capital redemption reserve are not distributable.

12. DISCONTINUED OPERATIONS

  On June 5, 1995, the Company sold its electrical retailing business for (Pounds)4.3 million plus payment for materials and supplies, which resulted in a loss on disposal of (Pounds)8.1 million, net of income tax effect of (Pounds)4 million. A (Pounds)7.9 million charge for write-down of electrical retailing assets is included in income from discontinued operations. These losses and charges were included in net income for year ended March 31, 1995. Subsequent revenues in the period April 1, 1995 to June 5, 1995 were (Pounds)9 million and (Pounds)77 million for the year ended March 31, 1995.

  In connection with the acquisition of SWEB, the Company announced its plans to dispose of the appliance servicing business on December 13, 1995 and its electrical installation and contracting business on January 25, 1996. The sales were completed in February 1996 and March 1996, respectively. All of these losses and charges were provided on acquisition at September 18, 1995.

13. SUBSEQUENT EVENTS

  On September 18, 1995, Southern Investments UK plc's ("SIUK") agreed bid for SWEB was declared wholly unconditional, and as a result, SWEB's parent Company is SIUK. SIUK is a wholly owned subsidiary of Southern Investments UK Holdings Limited ("Holdings"), which was itself wholly owned indirectly by The Southern Company.

  On July 1, 1996, PP&L Resources, Inc. indirectly purchased a 25% share of Holdings for (Pounds)121.5 million.

                          SOUTHERN INVESTMENTS UK PLC
                              (SUCCESSOR COMPANY)

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                            SEPTEMBER 30, 1996
                                 (IN MILLIONS)

                                                                (Pounds) U.S. $
                                                                -------- ------
                            ASSETS
PROPERTY, PLANT, AND EQUIPMENT.................................  1,274   1,994
 Less accumulated depreciation.................................     39      61
                                                                 -----   -----
     Property, plant, and equipment, net.......................  1,235   1,933
                                                                 -----   -----
OTHER ASSETS:
 Investments...................................................     22      34
 Prepaid pension cost..........................................     99     155
 Goodwill, net of accumulated amortization of (Pounds)5($8)....    178     279
                                                                 -----   -----
     Total other assets........................................    299     468
                                                                 -----   -----
CURRENT ASSETS:
 Cash and cash equivalents.....................................      3       5
 Investments...................................................     25      39
 Receivables:
   Customer accounts, less provision for uncollectibles of
    (Pounds)14 ($22)...........................................     73     114
   Other.......................................................     13      21
                                                                 -----   -----
     Receivables, net..........................................     86     135
 Materials and supplies........................................      4       6
 Prepaid expenses..............................................     11      17
                                                                 -----   -----
     Total current assets......................................    129     202
                                                                 -----   -----
     Total assets..............................................  1,663   2,603
                                                                 =====   =====
             STOCKHOLDER'S EQUITY AND LIABILITIES
STOCKHOLDER'S EQUITY:
 Share capital, (Pounds)1 par value, 500,400,587 shares autho-
  rized, issued, and outstanding...............................    500     783
 Accumulated deficit (Note 1)..................................   (124)   (194)
                                                                 -----   -----
      Total stockholder's equity...............................    376     589
                                                                 -----   -----
OTHER NON-CURRENT LIABILITIES:
 Deferred income taxes.........................................    387     606
 Provision for loss contracts..................................     68     107
 Other.........................................................     73     114
                                                                 -----   -----
     Total other non-current liabilities.......................    528     827
                                                                 -----   -----
CURRENT LIABILITIES:
 Debt..........................................................    609     953
 Accounts payable..............................................     36      56
 Accrued income taxes..........................................     23      36
 Unearned revenue..............................................      7      11
 Other.........................................................     84     131
                                                                 -----   -----
     Total current liabilities.................................    759   1,187
                                                                 -----   -----
COMMITMENTS AND CONTINGENT MATTERS (Note 3)
     Total stockholder's equity and liabilities................  1,663   2,603
                                                                 =====   =====

       The accompanying notes are an integral part of this balance sheet.

                          SOUTHERN INVESTMENTS UK PLC
                              (SUCCESSOR COMPANY)

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

             FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 (IN MILLIONS)

                                                                                                           SUCCESSOR SUCCESSOR
                                                                                                 PRO FORMA  COMPANY   COMPANY
                                                                                                  1995(1)    1996      1996
                                                                                                 --------- --------- ---------
                                                                                                 (Pounds)  (Pounds)    U.S.$
OPERATING REVENUES..............................................................................    322       360       563
COST OF SALES...................................................................................    200       244       382
                                                                                                    ---       ---       ---
GROSS MARGIN....................................................................................    122       116       181
                                                                                                    ===       ===       ===
OPERATING EXPENSES:
 Maintenance....................................................................................     20        18        28
 Depreciation and amortization..................................................................     20        22        34
 Selling, general, and administrative...........................................................     39        25        39
                                                                                                    ---       ---       ---
     Total operating expenses...................................................................     79        65       101
                                                                                                    ---       ---       ---
     Operating income...........................................................................     43        51        80
                                                                                                    ---       ---       ---
OTHER INCOME (EXPENSE):
 Interest income................................................................................      2         1         2
 Interest expense...............................................................................    (39)      (26)      (41)
 Other, net.....................................................................................      2         4         6
                                                                                                    ---       ---       ---
     Total other expense........................................................................    (35)      (21)      (33)
                                                                                                    ===       ===       ===
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES...........................................      8        30        47
PROVISION FOR INCOME TAXES......................................................................     (3)      (11)      (17)
                                                                                                    ---       ---       ---
NET INCOME......................................................................................      5        19        30
--------------------------------------------------
                                                                                                    ===       ===       ===

--------
(1) Pro forma financial information gives effect to the acquisition of the Predecessor Company by the Successor Company as if it had occurred on April 1, 1995. See page F-44.


 The accompanying notes are an integral part of these consolidated statements.

                          SOUTHERN INVESTMENTS UK PLC
                              (SUCCESSOR COMPANY)

            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN MILLIONS)

                                                             SUCCESSOR SUCCESSOR
                                                              COMPANY   COMPANY
                                                               1996      1996
                                                             --------- ---------
                                                             (Pounds)    U.S.$
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES.............     63        99
                                                                ---       ---
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (30)      (46)
  Loans to related parties..................................     (2)       (4)
  Proceeds from property sales..............................      5         7
  Purchases of investments, net.............................      1         2
                                                                ---       ---
      Net cash used in investing activities.................    (26)      (41)
                                                                ---       ---
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of dividends.....................................    (12)      (19)
  Change in short term borrowings...........................    (42)      (65)
                                                                ---       ---
      Net cash used in financing activities.................    (54)      (84)
                                                                ---       ---
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (17)      (26)
CASH AND CASH EQUIVALENTS, beginning of period..............     20        31
                                                                ---       ---
CASH AND CASH EQUIVALENTS, end of period....................      3         5
                                                                ===       ===
SUPPLEMENTAL CASH FLOW DISCLOSURES:
      Cash paid for interest................................    (27)      (43)
                                                                ===       ===
      Cash received for income tax refunds..................     16        25
                                                                ===       ===


  The accompanying notes are an integral part of this consolidated statement.

                          SOUTHERN INVESTMENTS UK PLC
                              (SUCCESSOR COMPANY)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

      FOR THE PERIOD FROM INCEPTION (JUNE 23, 1995) TO SEPTEMBER 30, 1995
                                 (IN MILLIONS)

                            (Pounds)  $
                            -------- ----
NET CASH PROVIDED BY OPER-
 ATING ACTIVITIES.........      10     16
                              ----   ----
CASH FLOWS FORM INVESTING
 ACTIVITIES:
 Consideration for pur-
  chase of SWEB paid to
  former shareholders.....    (259)  (406)
 Capital expenditures.....      (2)    (3)
                              ----   ----
  Net cash used in invest-
   ing activities.........    (261)  (409)
                              ----   ----
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from advances
  from Parent.............     315    493
                              ----   ----
  Net cash provided by fi-
   nancing activities.....     315    493
                              ----   ----
INCREASE IN CASH AND CASH
 EQUIVALENTS..............      64    100
CASH AND CASH EQUIVALENTS,
 beginning of period......       0      0
                              ----   ----
CASH AND CASH EQUIVALENTS,
 end of period............      64    100
                              ====   ====
 Interest Paid............       0      0
 Income taxes paid........       0      0

The Predecessor Company audited consolidated statement of cash flows for the period from April 1, 1995 to September 17, 1995 is included on page F-23.




  The accompanying notes are an integral part of this consolidated statement.

                            NOTES TO THE UNAUDITED

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying condensed consolidated financial statements are unaudited and have been prepared by the management of Southern Investments UK plc (the "Company") in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures usually found in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of the management of the Company, all adjustments (consisting of only normal recurring adjustments) considered necessary for fair presentation of the condensed consolidated financial statements have been included, and the accompanying condensed consolidated financial statements present fairly the financial position and the results of operations for the interim periods presented. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus.

  The Predecessor Company audited consolidated statement of cash flows for the period from April 1, 1995 to September 17, 1995 is included on page F-25.

  As shown within the Consolidated Statement of Changes in Stockholder's Equity on page F-5, the accumulated deficit at September 30, 1995 is due to the proceeds from the sale of the Company's investment in NGH being reflected as dividends.

  The financial statements as of September 30, 1996 are presented in pounds sterling ("(Pounds)") and in U.S. dollars ("$ or U.S. $"), solely for the convenience of the reader, at the exchange rate of (Pounds)1 = U.S. $1.5653, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 1996. No representation is made that the pounds sterling amounts have been, could have been, or could be converted into U.S. dollars at that or any other rate of exchange.

2. COMPARABILITY OF PERIODS

  The condensed financial information included herein shows the results of the Successor Company for the six months ended September 30, 1996 and those of the Predecessor Company for the six months ended September 30, 1995. The results for both periods have been prepared under US GAAP.

  As a result of the acquisition, the basis of accounting for the Successor Company differs from that for the Predecessor Company. The condensed consolidated financial statements of the Predecessor Company are presented on a historical cost basis while the consolidated financial statements of the Successor Company reflect the acquisition under the purchase method of accounting. Under the purchase method of accounting, fair value was assigned to the assets and liabilities of SWEB at the date the Company acquired effective control of SWEB. Goodwill was created to the extent the purchase price exceeded the difference between the fair value of SWEB's assets and the fair value of its liabilities.

  The Unaudited Condensed Consolidated Statements of Income show a pro forma statement of income for the six months to September 30, 1995. This pro forma statement comprises the consolidated statement of income for the period from inception (June 23, 1995) to September 30, 1995 of the Successor Company and the consolidated statement of income for the Predecessor Company for the period from April 1, 1995 to September 17, 1995, adjusted for the effects of the acquisition as though it had taken place on April 1, 1995. See page F-44.

                            NOTES TO THE UNAUDITED

  During the six months ended September 30, 1996, as required by APB No. 16 the Company completed its assessment of the fair values of assets and liabilities acquired at the date of Acquisition Date. As a result, goodwill increased from (Pounds)175 million to (Pounds)183 million. The recorded assets and liabilities of SWEB immediately prior to the time the Company gained effective control of SWEB were (Pounds)855 million ($1.338 billion) and (Pounds)515 million ($806 million), respectively. As a result of applying the purchase method of accounting, the amount of SWEB's assets recorded on the books of the Company was increased by (Pounds)927 million ($1.482 billion) to their fair value of (Pounds)1.782 billion ($2.789 billion), and the amount of SWEB's liabilities recorded on the books of the Company was increased by (Pounds)385 million ($603 million) to their fair value of (Pounds)900 million ($1.409 billion). The increase in liabilities included the establishment of reserves totaling (Pounds)44 million ($69 million) related to staff reductions and the disposition of ancillary businesses. The resulting difference between the purchase price of (Pounds)1.065 billion ($1.667 billion) and the difference between the fair value of the assets acquired and the fair value of the liabilities assumed as well as the reserves established resulted in goodwill of (Pounds)183 million ($286 million).

3. COMMITMENTS AND CONTINGENT MATTERS

 Power Purchase Agreements

  SWEB has entered into a contract relating to the purchase of 200 megawatts of capacity from a 7.69%-owned related party, Teesside Power Limited ("Teesside"), for a period of 15 years beginning April 1, 1993. The contract with Teesside involves purchases which were above market rates at the acquisition date. Accordingly, the Company recognized a (Pounds)60 million ($94 million) accrual at the acquisition date for the cost of this contract.

  The Company has additional contracts with unaffiliated parties relating to the purchase of electricity, which expire by March 31, 1998, and contracts relating to the purchase of gas which expire by September 30, 1998, the terms of which are immaterial with respect to quantity and price, both annually and in the aggregate.

 Operating Leases

  SWEB has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled (Pounds)3 million ($5 million) for the period from September 18, 1995 to March 31, 1996. At March 31, 1996, estimated minimum rental commitments for noncancelable operating leases were as follows (in millions):

                                                                      AMOUNT
                                                                   ------------
                                                                   (Pounds)  $
      Fiscal year:
        1997......................................................     2      3
        1998......................................................     2      3
        1999......................................................     2      3
        2000......................................................     1      2
        2001......................................................     1      2
        Thereafter................................................    10     15
                                                                     ---    ---
          Total minimum payments..................................    18     28
                                                                     ===    ===

 Labor Subject to Collective Bargaining Agreements

  Substantially all of SWEB's employees are subject to one of five collective bargaining agreements. Such agreements are ongoing in nature, and SWEB's employee participation level is consistent with that of the electric utility industry in Great Britain.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The unaudited pro forma consolidated statement of income for the year ended March 31, 1996 reflects the historical results of Southern Investments UK plc for the period from inception (June 23, 1995) to March 31, 1996 and of South Western Electricity plc for the period from April 1, 1995 to September 17, 1995, adjusted to show the results for the year ended March 31, 1996 as if the purchase business combination had occurred on April 1, 1995. The unaudited pro forma consolidated statement of income for the six months ended September 30, 1995 reflects the historical results of Southern Investments UK plc for the period from inception (June 23, 1995) to September 30, 1995 and of South Western Electricity plc for the period from April 1, 1995 to September 17, 1995, adjusted for the effects of the acquisition as though it had taken place on April 1, 1995. The pro forma adjustments relate to the allocation of fair values of assets acquired and liabilities assumed, as well as the reversal of certain non-recurring items.

  This information is prepared for illustrative purposes only and, because of its nature, cannot give a complete picture of the Company's results of operations had the transactions been consummated on the date assumed and does not project the Company's financial position or results of operations for any future date or period. The unaudited pro forma consolidated statement of income should be read in conjunction with the consolidated financial statements of Southern Investments UK plc and the related notes thereto.

  Unaudited amounts have been prepared based upon the consolidated financial statements of the Company, which have been prepared in accordance with US GAAP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED MARCH 31, 1996

  The following unaudited pro forma statement of income is based upon the consolidated statement of income for the period from inception (June 23, 1995) to March 31, 1996 of the Successor Company and the consolidated statement of income of the Predecessor Company for the period from April 1, 1995 to September 17, 1995, adjusted to reflect the items described in notes (1) to
(5) below as if the purchase business combination had occurred at the beginning of the period.

                                                           IN MILLIONS
                         -------------------------------------------------------------------------------------
                             SUCCESSOR PERIOD      PREDECESSOR PERIOD                           PRO FORMA FOR
                         INCEPTION (JUNE 23, 1995)  APRIL 1, 1995 TO                           THE YEAR ENDED
                             TO MARCH 31, 1996     SEPTEMBER 17, 1995                          MARCH 31, 1996
                                 U.S. GAAP             U.S. GAAP          ADJUSTMENTS             U.S. GAAP
                         ------------------------- ------------------ -----------------------  --------------
                                 (Pounds)               (Pounds)       1    2    3    4    5   (Pounds) U.S. $
Operating revenues......            481                   299         --   --   --   --   --     780    1,221
Cost of sales...........            318                   186         --   --   --   --   --     504      789
                                    ---                   ---         ---  ---  ---  ---  ---    ---    -----
Gross margin............            163                   113         --   --   --   --   --     276      432
                                    ---                   ---         ---  ---  ---  ---  ---    ---    -----
Operating expenses:
  Maintenance...........             21                    18         --   --   --   --   --      39       61
  Depreciation and amor-
   tization.............             22                    14           3    2  --   --   --      41       64
  Selling, general, and
   administrative.......             34                    41         --   --   --   --    (8)    67      105
                                    ---                   ---         ---  ---  ---  ---  ---    ---    -----
    Total operating
     expenses...........             77                    73           3    2  --   --   --     147      230
                                    ---                   ---         ---  ---  ---  ---  ---    ---    -----
    Operating income....             86                    40          (3)  (2) --   --   --     129      202
                                    ---                   ---         ---  ---  ---  ---  ---    ---    -----
Other income (expense):
  Interest income.......              7                     2         --   --   --   --   --       9       14
  Interest expense......            (28)                   (5)        --   --    (1) (32) --     (66)    (103)
  Gain on sale of in-
   vestment.............             14                   --          --   --   --   --   (14)   --       --
  Other, net............              2                     1         --   --   --   --   --       3        5
                                    ---                   ---         ---  ---  ---  ---  ---    ---    -----
    Total other ex-
     pense..............             (5)                   (2)        --   --    (1) (32)  (6)   (54)     (84)
                                    ---                   ---         ---  ---  ---  ---  ---    ---    -----
Income from continuing
 operations before
 income taxes...........             81                    38          (3)  (2)  (1) (32)  (6)    75      118
Provision for income
 taxes..................             28                    13          (1)  (1) --   (11)  (2)    26       41
                                    ---                   ---         ---  ---  ---  ---  ---    ---    -----
Income from continuing
 operations.............             53                    25          (2)  (1)  (1) (21)  (4)    49       77
                                    ===                   ===         ===  ===  ===  ===  ===    ===    =====

--------
(1) Depreciation expense which would have been recorded based on the valuation of property, plant, and equipment recorded in connection with the purchase business combination, as if such combination had occurred on April 1, 1995. It has been provided using composite straight line rates which approximate 3.1% on an asset value of (Pounds)1,190 million for 170 days, less depreciation already charged to the Predecessor Company's consolidated statement of income.
(2) Amortization of goodwill recorded in connection with the purchase business combination as if the combination had occurred on April 1, 1995.
(3) Reflect the fair value of long-term debt obligations and associated interest expense recorded in connection with the purchase business combination as if the combination had occurred on April 1, 1995. The charge relates to notional interest ((Pounds)2 million) on the discounted provision in respect of Teesside, partly offset by a reduction in interest to market rates on the HM debt ((Pounds)1 million).
(4) Reflect the interest expense recorded in connection with the purchase business combination as if the combination had occurred on April 1, 1995 and had been 100% financed with short-term borrowings at an interest rate of 6% per year. The impact of a 1/8% change in the assumed interest rate would change income from continuing operations by (Pounds)0.4 million.
(5) Remove gain on the sale of investment in NGG and costs incurred by the Predecessor Company relating to bid defense associated with the Acquisition.

  The unaudited pro forma consolidated statement of income information above does not give effect to the bonds issued in the Offering. Interest expense for the pro forma fiscal year would have increased by (Pounds)3 million assuming the bonds from the Offering were outstanding as of April 1, 1995. Refer to "Use of Proceeds" and "Capitalization" on page 19 of this Registration Statement for further information regarding the impact of the Offering on the debt of the Company.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995

  The following unaudited pro forma statement of income is based upon the consolidated statement of income for the period from inception (June 23, 1995) to September 30, 1995 of the Successor Company and the consolidated statement of income of the Predecessor Company for the period from April 1, 1995 to September 17, 1995, adjusted to reflect the items described in notes (1) to
(5) below as if the purchase business combination had occurred at the beginning of the period.

                                                           IN MILLIONS
                         -------------------------------------------------------------------------------------
                                                                                                  PRO FORMA
                                                                                                   FOR THE
                                                                                                 SIX MONTHS
                             SUCCESSOR PERIOD      PREDECESSOR PERIOD                               ENDED
                         INCEPTION (JUNE 23, 1995)  APRIL 1, 1995 TO                            SEPTEMBER 30,
                           TO SEPTEMBER 30, 1995   SEPTEMBER 17, 1995                               1995
                                 U.S. GAAP             U.S. GAAP          ADJUSTMENTS             U.S. GAAP
                         ------------------------- ------------------ -----------------------   -------------
                                 (Pounds)               (Pounds)       1    2    3    4    5   (Pounds) U.S. $
Operating revenues......             23                   299          --   --   --   --   --    322     504
Cost of sales...........             14                   186          --   --   --   --   --    200     313
                                    ---                   ---         ---  ---  ---  ---  ---    ---     ---
Gross margin............              9                   113          --   --   --   --   --    122     191
                                    ---                   ---         ---  ---  ---  ---  ---    ---     ---
Operating expenses:
  Maintenance...........              2                    18          --   --   --   --   --     20      31
  Depreciation and amor-
   tization.............              1                    14           3    2   --   --   --     20      31
  Selling, general, and
   administrative.......              6                    41          --   --   --   --   (8)    39      61
                                    ---                   ---         ---  ---  ---  ---  ---    ---     ---
    Total operating
     expenses...........              9                    73           3    2   --   --   (8)    79     123
                                    ---                   ---         ---  ---  ---  ---  ---    ---     ---
    Operating income....             --                    40          (3)  (2)  --   --    8     43      68
                                    ---                   ---         ---  ---  ---  ---  ---    ---     ---
Other income (expense):
  Interest income.......             (1)                    2          --   --   --   --   --      2       3
  Interest expense......              1                    (5)         --   --   (1) (32)  --    (39)    (61)
  Other, net............             --                     1          --   --   --   --   --      2       3
                                    ---                   ---         ---  ---  ---  ---  ---    ---     ---
    Total other ex-
     pense..............             --                    (2)         --   --   (1) (32)  --    (35)    (55)
                                    ---                   ---         ---  ---  ---  ---  ---    ---     ---
Income from continuing
 operations before
 income taxes...........             --                    38          (3)  (2)  (1) (32)   8      8      13
Provision for income
 taxes..................             --                    13          (1)  (1)  --  (11)   3      3       5
                                    ---                   ---         ---  ---  ---  ---  ---    ---     ---
Income from continuing
 operations.............             --                    25          (2)  (1)  (1) (21)   5      5       8
                                    ===                   ===         ===  ===  ===  ===  ===    ===     ===

--------
(1) Depreciation expense which would have been recorded based on the valuation of property, plant, and equipment recorded in connection with the purchase business combination, as if such combination had occurred on April 1, 1995. It has been provided using composite straight line rates which approximate 3.1% on an asset value of (Pounds)1,190 million for 170 days, less depreciation already charged to the Predecessor Company's consolidated statement of income.
(2) Amortization of goodwill recorded in connection with the purchase business combination as if the combination had occurred on April 1, 1995.
(3) Reflect the fair value of long-term debt obligations and associated interest expense recorded in connection with the purchase business combination as if the combination had occurred on April 1, 1995. The charge relates to notional interest ((Pounds)2 million) on the discounted provision in respect of Teesside, partly offset by a reduction in interest to market rates on the HM debt ((Pounds)1 million).
(4) Reflect the interest expense recorded in connection with the purchase business combination as if the combination had occurred on April 1, 1995 and had been 100% financed with short-term borrowings at an interest rate of 6% per year. The impact of a 1/8% change in the assumed interest rate would change income from continuing operations by (Pounds)0.4 million.
(5) Remove the costs incurred by the Predecessor Company relating to bid defense associated with the Acquisition.

================================================================================

 NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPEC-TUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SENIOR NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UN-LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................  14
The Company..............................................................  16
Use of Proceeds..........................................................  19
Capitalization...........................................................  19
Exchange Rates...........................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  36
The Electric Utility Industry in Great Britain...........................  44
Management...............................................................  51
Certain Relationships and Related Transactions...........................  52
Security Ownership.......................................................  53
Description of the Senior Notes..........................................  54
Certain Income Tax Considerations........................................  71
Underwriting.............................................................  74
Legal Matters............................................................  75
Experts..................................................................  75
Available Information....................................................  76
Luxembourg Stock Exchange and Other Information..........................  76
Glossary................................................................. A-1
Index to Financial Statements............................................ F-1

                              ------------------

 UNTIL FEBRUARY 19, 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SENIOR NOTES, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================

                                 $500,000,000

                          SOUTHERN INVESTMENTS UK PLC

                   $168,000,000 6.375% SENIOR NOTES DUE 2001

                   $332,000,000 6.800% SENIOR NOTES DUE 2006


                              ------------------

                                  PROSPECTUS
                               November 18, 1996

                              ------------------


                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

                               J.P.MORGAN & CO.

================================================================================